Filed Pursuant to Rule 424(b)(5)
Registration No. 333-176944

PROSPECTUS SUPPLEMENT

(To prospectus dated June 7, 2012)

2,000,000 Depositary Shares

Each Representing 1/100th of a Share of

7.375% Series A Cumulative Redeemable Preferred Stock

(Liquidation Preference $25.00 per Depositary Share)

We are offering 2,000,000 depositary shares, each representing 1/100th of a share of our 7.375% Series A cumulative redeemable preferred stock, $0.001 par value per share (the “Series A Preferred Stock”).

We will pay cumulative dividends on the shares of our Series A Preferred Stock underlying the depositary shares offered hereby in the amount of $1.84375 per depositary share for each full year, which is equivalent to 7.375% of the $25.00 liquidation preference per depositary share. Dividends will be payable quarterly in arrears on or about the last day of February, May, August and November of each year, when, as and if declared by our board of directors. The first dividend on the shares of our Series A Preferred Stock underlying the depositary shares offered hereby will be payable on June 1, 2015 (as May 31, 2015 is not a business day), and such dividend will be in the amount of $0.635069444 per depositary share.

We have the option to redeem all or a portion of the depositary shares offered hereby at any time on or after January 27, 2020, at $25.00 per depositary share, plus all accrued and unpaid dividends to, but not including, the date of redemption. We also will have the option to redeem all or a portion of the depositary shares at any time under circumstances intended to preserve our status as a real estate investment trust for U.S. federal and/or state income tax purposes. In addition, upon the occurrence of a Change of Control (as defined on page S-22 of this prospectus supplement), we may, at our option, redeem all or a portion of the depositary shares, within 120 days after the first date on which such Change of Control occurred, at $25.00 per depositary share plus all accrued and unpaid dividends to, but not including, the date of redemption.

Upon the occurrence of a Change of Control, each holder of depositary shares will have the right (unless, prior to the Change of Control Conversion Date (as defined on page S-24 of this prospectus supplement), we have provided notice of our election to redeem the depositary shares) to direct the depositary, on such holder’s behalf, to convert some or all of the shares of Series A Preferred Stock underlying the depositary shares held by such holder on the Change of Control Conversion Date into a number of shares of our common stock per depositary share to be converted equal to the lesser of:

•

the quotient obtained by dividing (i) the sum of the $25.00 per depositary share liquidation preference plus the amount of any accrued and unpaid dividends to, but not including, the Change of Control Conversion Date (unless the Change of Control Conversion Date is after a record date for a dividend payment on the Series A Preferred Stock underlying the depositary shares and on or prior to the corresponding dividend payment date on the Series A Preferred Stock underlying the depositary shares, in which case no additional amount for such accrued and unpaid dividends will be included in this sum) by (ii) the Common Stock Price (as defined on page S-24 of this prospectus supplement); and

•	7.6923 (i.e., the Share Cap), subject to certain adjustments.

The depositary shares have no stated maturity, are not subject to any sinking fund, are not convertible into or exchangeable for any other securities (other than under certain circumstances upon the occurrence of a Change of Control) and will remain outstanding indefinitely unless we decide to redeem them or they are converted in connection with a Change of Control, as described herein.

Holders of depositary shares will generally have no voting rights, except for limited voting rights if we do not pay dividends for six or more quarterly periods (whether or not consecutive) and in certain other circumstances.

At the closing of this offering, we will deposit 20,000 shares of Series A Preferred Stock underlying the depositary shares offered hereby with Computershare Trust Company, N.A. and Computershare Inc., jointly as depositary.

The depositary shares are subject to certain restrictions on ownership and transfer designed to preserve our qualification as a real estate investment trust for U.S. federal income tax purposes. See “Description of Series A Preferred Stock and Depositary Shares — Ownership Limits and Restrictions on Transfer” beginning on page S-26 of this prospectus supplement for more information about these restrictions.

There is currently no public market for the depositary shares. We intend to file an application to list the depositary shares on the New York Stock Exchange (“NYSE”) under the symbol “CORRPrA.” If the application is approved, we expect trading in the depository shares on the NYSE to begin within 30 days from the original issue date of the depositary shares.

Investing in the depositary shares involves risks that are described in the “Risk Factors” section beginning on page S-10 of this prospectus supplement and on page 11 of the accompanying prospectus.

	Per Depositary Share	Total
Public offering price	$25.0000	$50,000,000
Underwriting discount(1)	$0.7875	$1,575,000
Proceeds, before expenses, to us	$24.2125	$48,425,000

(1)	See “Underwriting”.

The underwriters may also exercise their option to purchase up to an additional 300,000 shares from us, solely to cover overallotments, at the public offering price, less the underwriting discount, for 30 days after the date of this prospectus supplement.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the shares in book-entry only form through The Depository Trust Company (“DTC”) on or about January 27, 2015.

Book-Running Managers

Wells Fargo Securities	BofA Merrill Lynch	Stifel

The date of this prospectus supplement is January 22, 2015.

ABOUT THIS PROSPECTUS SUPPLEMENT

We are providing information to you about this offering of the depositary shares in two parts. The first part is this prospectus supplement, which provides the specific details regarding this offering and updates information contained in the accompanying prospectus and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus. The second part is the accompanying prospectus, which provides general information, including information about the depositary shares and information that may not apply to this offering.

This prospectus supplement may add, update or change information contained in or incorporated by reference in the accompanying prospectus. If the information in this prospectus supplement is inconsistent with any information contained in or incorporated by reference in the accompanying prospectus, the information in this prospectus supplement will apply and will supersede the inconsistent information contained in or incorporated by reference in the accompanying prospectus. It is important for you to read and consider all of the information contained in this prospectus supplement and the accompanying prospectus before making your investment decision. You should also read and consider the additional information incorporated by reference in this prospectus supplement and the accompanying prospectus before making your investment decision. See “Where You Can Find More Information” and “Incorporation of Certain Information by Reference” in this prospectus supplement and the accompanying prospectus.

Ultra Petroleum leases a substantial portion of our net leased property, which is a significant source of revenues and operating income, and under the requirements of the Exchange Act, we include Summary Consolidated Balance Sheets and Consolidated Statements of Operations for Ultra Petroleum in our periodic reports and incorporate them by reference in this prospectus supplement. Ultra Petroleum is currently subject to the reporting requirements of the Exchange Act and is required to file with the SEC annual reports containing audited financial statements and quarterly reports containing unaudited financial statements. The audited financial statements and unaudited financial statements of Ultra Petroleum can be found on the SEC’s website at www.sec.gov. We have not prepared the financial statements of Ultra Petroleum from which the summary information incorporated by reference in this prospectus supplement from our periodic reports is derived and, although we have no reason to believe they are not accurate in all material respects, we are not able to confirm the accuracy of the Ultra Petroleum financial statements. We cannot assure you that there have not been any material adverse changes since the date of the information incorporated by reference in this prospectus supplement.

We have not, and the underwriters have not, authorized any other person to provide you with information or to make any representation other than those contained or incorporated by reference in this prospectus supplement, the accompanying prospectus or in any free writing prospectus that we have prepared. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein is accurate only as of the specified dates. Our business, financial condition, liquidity, results of operations and prospects may have changed since those dates. We will advise investors of any material changes to the extent required by applicable law.

S-ii

FORWARD LOOKING STATEMENTS

Certain statements included in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein may be deemed “forward looking statements” within the meaning of the federal securities laws. In many cases, these forward looking statements may be identified by the use of words such as “will,” “may,” “should,” “could,” “believes,” “expects,” “anticipates,” “estimates,” “intends,” “projects,” “goals,” “objectives,” “targets,” “predicts,” “plans,” “seeks,” or similar expressions. Any forward looking statement speaks only as of the date on which it is made and is qualified in its entirety by reference to the factors discussed throughout this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein.

Although we believe the expectations reflected in any forward looking statements are based on reasonable assumptions, forward looking statements are not guarantees of future performance or results and we can give no assurance that these expectations will be attained. Our actual results may differ materially from those indicated by these forward looking statements due to a variety of known and unknown risks and uncertainties. In addition to the risk factors discussed in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein, such known risk and uncertainties include, without limitation:

•

the ability of our tenants and borrowers to make payments under their respective leases and mortgage loans, our reliance on certain major tenants and our ability to re-lease properties that become vacant;

•	our ability to obtain suitable tenants for our properties;

•

changes in economic and business conditions, including the financial condition of our tenants and general economic conditions in the energy industry, and in the particular sectors of that industry served by each of our infrastructure assets;

•

the inherent risks associated with owning real estate, including prevailing real estate market conditions, governing laws and regulations, including potential liabilities relating to environmental matters, and illiquidity of real estate investments;

•

the impact of laws and governmental regulations applicable to certain of our infrastructure assets, including additional costs imposed on our business or other adverse impacts as a result of any unfavorable changes in such laws or regulations;

•	our ability to sell properties at an attractive price;

•	our ability to repay debt financing obligations;

•	our ability to refinance amounts outstanding under our credit facility at maturity on terms favorable to us;

•	the loss of any member of our management team;

•	our ability to comply with certain debt covenants;

•	our ability to integrate acquired properties and operations into existing operations;

•	our continued ability to access the debt or equity markets;

•	the availability of other debt and equity financing alternatives;

•	market conditions affecting our debt and equity securities;

•	changes in interest rates under our current credit facility and under any additional variable rate debt arrangements that we may enter into in the future;

•	our ability to successfully implement our selective acquisition strategy;

S-iii

•

our ability to maintain internal controls and processes to ensure all transactions are accounted for properly, all relevant disclosures and filings are timely made in accordance with all rules and regulations, and any potential fraud or embezzlement is thwarted or detected;

•	changes in U.S. federal or state tax rules or regulations that could have adverse tax consequences;

•	declines in the market value of our investment securities; and

•

changes in U.S. federal income tax regulations (and applicable interpretations thereof), or in the composition or performance of our assets that could impact our ability to continue to qualify as a real estate investment trust for U.S. federal income tax purposes.

This list of risks and uncertainties is only a summary and is not intended to be exhaustive. For a discussion of these and other factors that could cause actual results to differ from those contemplated in the forward looking statements, please see the “Risk Factors” section of this prospectus supplement beginning on page S-10, the “Risk Factors” section of the accompanying prospectus beginning on page 11 thereof, and the “Risk Factors” section of our Annual Report on Form 10-K for the year ended December 31, 2013, as amended and in any subsequent Quarterly Reports on Form 10-Q or Current Reports on Form 8-K incorporated by reference in this prospectus supplement and the accompanying prospectus. We disclaim any obligation to update or revise any forward looking statements to reflect actual results or changes in the factors affecting the forward looking information.

S-iv

PROSPECTUS SUPPLEMENT SUMMARY

This summary contains basic information about us and the offering but does not contain all of the information that is important to your investment decision. You should read this summary together with the more detailed information contained elsewhere in this prospectus supplement and the accompanying prospectus, and the documents incorporated herein and therein by reference, especially the information set forth in the “Risk Factors” section of this prospectus supplement beginning on page S-10 and the “Risk Factors” section of the accompanying prospectus beginning on page 11 thereof, as well as other information contained in our publicly available filings with the Securities and Exchange Commission. When used in this prospectus supplement, the terms “we,” “us,” “our” and “CorEnergy” refer to CorEnergy Infrastructure Trust, Inc. and its subsidiaries unless specified otherwise.

The Company

We are primarily focused on acquiring and financing midstream and downstream real estate assets within the U.S. energy infrastructure sector and concurrently entering into long-term triple net participating leases with energy companies. We also may provide other types of capital, including loans secured by energy infrastructure assets. Targeted assets include pipelines, terminals, storage tanks, transmission lines and gathering systems, among others. These sale-leaseback or real property mortgage transactions provide the energy company with a source of capital that is an alternative to sources such as corporate borrowing, bond offerings or equity offerings. We expect to receive participation features in the financial performance or value of the underlying infrastructure real property asset. The triple net lease structure requires that the tenant pay all operating expenses of the business conducted by the tenant, including real estate taxes, insurance, utilities, and expenses of maintaining the asset in good working order.

We intend to acquire assets that are accretive to our stockholders and support our growth as a diversified energy infrastructure real estate investment trust (“REIT”). As we grow by acquisitions, we expect to incur debt financings and target a debt-to-asset ratio of between 25 and 50 percent. Our principal objective is to provide stockholders with an attractive risk-adjusted total return, with an emphasis on distributions and long-term distribution growth.

Current Asset Portfolio

Currently, our most significant asset is the Pinedale LGS, which represents $212 million of our $472 million in pro forma consolidated assets as of September 30, 2014.

Pinedale LGS

In December 2012, our subsidiary, Pinedale Corridor, LP (“Pinedale LP”), acquired from an indirectly wholly-owned subsidiary of Ultra Petroleum Corp. (“Ultra Petroleum”) a system of gathering, storage, and pipeline facilities (the “Liquids Gathering System” or “Pinedale LGS”), with associated real property rights in the Pinedale Anticline in Wyoming. The Pinedale LGS consists of more than 150 miles of pipelines with 107 receipt points and four above-ground central gathering facilities. We then entered into a triple-net lease agreement for these assets with another subsidiary of Ultra Petroleum. The system is used by Ultra Petroleum as a method of separating water, condensate and associated flash gas from a unified stream and subsequently selling or treating and disposing of the separated products. A subsidiary of Prudential Financial, Inc. owns an 18.95 percent economic interest in Pinedale LP.

In addition to the Pinedale LGS, we currently own seven other principal assets, as described below.

MoGas Pipeline

In November 2014, we completed a follow-on equity offering of 14,950,000 shares of common stock, raising approximately $101.7 million in gross proceeds at $6.80 per share (net proceeds of approximately

$96.3 million after underwriters’ discount). Using the proceeds from the common stock offering, together with borrowings under our revolving line of credit, our wholly-owned taxable REIT subsidiary, Corridor MoGas, Inc., acquired all of the membership interests of two entities that own and operate an approximately 263 mile interstate natural gas pipeline system in and around St. Louis and extending into central Missouri (the “MoGas Pipeline System”) and certain related real and personal property. The MoGas Pipeline System, which is regulated by the Federal Energy Regulatory Commission, delivers natural gas to both investor-owned and municipal local distribution systems and has eight firm transportation customers. The MoGas Pipeline System receives natural gas at three receipt points and delivers that natural gas at 22 delivery points.

Portland Terminal Facility

In January 2014, our subsidiary, LCP Oregon Holdings, LLC (“LCP Oregon”), closed on a purchase and sale agreement. LCP Oregon acquired a petroleum products terminal facility located in Portland, Oregon (the “Portland Terminal Facility”), with certain associated real property rights for $40 million in cash. LCP Oregon entered into a long-term triple net lease agreement on January 21, 2014, relating to the use of the Portland Terminal Facility with Arc Terminals Holdings LLC, an indirect wholly-owned subsidiary of Arc Logistics.

The Portland Terminal Facility is a rail and marine facility adjacent to the Willamette River in Portland, Oregon. The 42-acre site has 84 tanks with a total storage capacity of approximately 1,500,000 barrels. The Portland Terminal Facility is capable of receiving, storing and delivering crude oil and refined petroleum products. Products are received and delivered via railroad or marine facilities (up to Panamax size vessels). The marine facilities are accessed through a neighboring terminal facility via an owned pipeline. The Portland Terminal Facility offers heating systems, emulsions and an on-site product testing laboratory as ancillary services.

Black Bison Financing Note Receivable

In March 2014, our subsidiary Corridor Bison, LLC (“Corridor Bison”) entered into a Loan Agreement with Black Bison Water Services, LLC (“Black Bison WS”), pursuant to which Corridor Bison agreed to loan Black Bison WS up to $11.5 million. Corridor Bison increased the loan to $12 million on July 24, 2014. On July 24, 2014, our taxable REIT subsidiary, CorEnergy BBWS, Inc. entered into a TRS Loan Agreement, pursuant to which CorEnergy BBWS, Inc. agreed to loan Black Bison WS up to $3.3 million. The proceeds of the loan and the TRS loan are to be used by Black Bison WS and its affiliates to finance the acquisition and development of real property that will provide water sourcing, water disposal, or water treating and recycling services for the oil and natural gas industry. Borrowings under the Financing Note Receivable total $15.3 million.

Four Wood Financing Note Receivable

On December 31, 2014, our subsidiary Four Wood Corridor, LLC (“Four Wood Corridor”) entered into a REIT Loan Agreement with SWD Enterprises, LLC (“SWD Enterprises”), pursuant to which Four Wood Corridor made a loan to SWD Enterprises for $4 million, and our taxable REIT subsidiary Corridor Private Holdings, Inc. (“Corridor Private”) entered into a TRS Loan Agreement with SWD Enterprises, pursuant to which Corridor Private made a loan to SWD Enterprises for $1 million. The proceeds of the REIT loan and the TRS loan were used by SWD Enterprises and its affiliates to finance the acquisition of real property that provides saltwater disposal services for the oil and natural gas industry, and to pay related expenses.

Eastern Interconnect Project (EIP)

We own a 40 percent undivided interest in the EIP transmission assets, which move electricity across New Mexico between Albuquerque and Clovis. The physical assets include 216 miles of 345 kilovolts transmission lines, towers, easement rights, converters and other grid support components. These assets are leased on a triple net basis through April 1, 2015 to Public Service Company of New Mexico (“PNM”), an independent electric utility company serving approximately 500 thousand customers in New Mexico. PNM is a subsidiary of PNM Resources Inc. (NYSE: PNM). On November 1, 2012, we entered into a purchase agreement with PNM to sell our interest in the EIP upon lease termination on April 1, 2015 for $7.7 million. PNM also accelerated its remaining lease payments to us. Both lease payments due in 2013 were paid upon execution of that purchase agreement on November 1, 2012. The three remaining lease payments due April 1, 2014, October 1, 2014 and April 1, 2015, were paid in full on January 2, 2014.

Mowood, LLC

Mowood Corridor, Inc. is a wholly-owned taxable REIT subsidiary of the Company. Mowood, LLC (“Mowood”) is the holding company of Omega Pipeline, LLC (“Omega”). Omega is a natural gas local distribution company located on the Fort Leonard Wood military installation in south-central Missouri. Omega has a long-term contract with the Department of Defense, which is currently subject to renewal in 2015, to provide natural gas and gas distribution assets to Fort Leonard Wood through Omega’s approximately 70 mile pipeline distribution system on the post. In addition, Omega provides natural gas marketing services to several customers in the surrounding area. We own indirectly 100 percent of the equity interests in Mowood.

Lightfoot Capital Partners, LP and Lightfoot Capital Partners GP LLC

We hold a direct investment in Lightfoot Capital Partners, LP (6.7 percent) and Lightfoot Capital Partners GP LLC (1.5 percent) (collectively “Lightfoot”). Lightfoot’s assets include an ownership interest in Gulf LNG, a 1.5 billion cubic feet per day (“bcf/d”) receiving, storage, and regasification terminal in Pascagoula, Mississippi, and common units and subordinated units representing an approximately 40 percent aggregate limited partner interest, and a noneconomic general partner interest, in Arc Logistics Partners LP (NYSE: ARCX) (“Arc Logistics”), a fee-based, growth-oriented Delaware limited partnership formed by Lightfoot to own, operate, develop and acquire a diversified portfolio of complementary energy logistics assets that is principally engaged in the terminaling, storage, throughput and transloading of crude oil and petroleum products. In November 2013, Arc Logistics completed its initial public offering of common units. We hold observation rights on Lightfoot’s Board of Directors.

VantaCore Partners LP

As of September 30, 2014, we held an approximately 11 percent direct investment in VantaCore Partners LP (“VantaCore”), a private company. Effective as of October 1, 2014, Natural Resource Partners L.P. completed its acquisition of VantaCore. Our portion of the sale proceeds was approximately $13.6 million, of which $2.9 million will be held in escrow pending certain post-closing obligations or the expiration of certain time periods.

Principal Executive Offices

Our principal executive offices are located at 1100 Walnut Street, Suite 3350, Kansas City, MO 64106. Our telephone number is (816) 875-3705, or toll-free (877) 699-2677. Our website can be found at http://corenergy.corridortrust.com. The information contained on or connected to our website is not, and you must not consider the information to be, a part of this prospectus supplement or the accompanying prospectus.

Recent Developments

Dividend

On October 29, 2014, the Company’s Board of Directors declared the third quarter 2014 distribution of $0.13 per share on its common stock. The distribution was payable on November 28, 2014 to shareholders of record on November 14, 2014. Based on the Company’s acquisition of the MoGas Pipeline System, which closed on November 24, 2014, we expect the Board of Directors to declare a fourth quarter 2014 distribution of $0.135 per share on its common stock.

Ongoing Consideration of Potentially Significant Acquisitions

As a part of our continuing investment strategy, the Company regularly reviews attractive acquisition opportunities, signs letters of intent, performs due diligence, and bids on certain of such acquisition or financing opportunities. In the last several months, the Company has considered purchasing a variety of assets that range from pipelines to power lines. The Company is currently considering acquisition opportunities of varying sizes, including the potential acquisition of assets having a purchase price greater than the purchase price of any asset currently owned by the Company. Any acquisition by the Company of an asset or assets of that magnitude would likely be paid for by a combination of available working capital, borrowing against available amounts on the Company’s line of credit, and one or more additional debt financing sources for which the asset or assets acquired would be pledged as collateral. This could significantly increase our overall debt, and could increase our leverage ratio. Any such additional debt would rank senior to the Series A Preferred Stock with respect to the payment of distributions and the distribution of assets of the Company in the event of our liquidation, dissolution or winding up.

THE OFFERING

The following is a brief summary of certain terms of this offering. For a more complete description of the terms of the depositary shares, see “Description of Series A Preferred Stock and Depositary Shares” in this prospectus supplement and “Description of Securities” and “— Depositary Shares” in the accompanying prospectus.

Issuer	CorEnergy Infrastructure Trust, Inc.

Securities Offered	2,000,000 depositary shares, each representing 1/100th of a share of our 7.375% Series A cumulative redeemable preferred stock, $0.001 par value per share (the “Series A Preferred Stock”) (or 2,300,000 depositary shares if the underwriters’ option to purchase additional depositary shares is exercised in full).

Dividends	We will pay cumulative dividends on the shares of our Series A Preferred Stock underlying the depositary shares offered hereby in the amount of $1.84375 per depositary share for each full year, which is equivalent to 7.375% of the $25.00 liquidation preference per depositary share. Dividends will be payable quarterly in arrears on or about the last day of February, May, August and November of each year, as, when and if declared by our board of directors. The first dividend on the shares of our Series A Preferred Stock underlying the depositary shares offered hereby will be payable on June 1, 2015 (as May 31, 2015 is not a business day), and such dividend will be in the amount of $0.635069444 per depositary share. Any dividend payable on the shares of Series A Preferred Stock underlying the depositary shares for any partial dividend period shall be computed on the basis of a 360-day year consisting of twelve 30-day months. Dividends on shares of our Series A Preferred Stock underlying the depositary shares will continue to accrue even if we do not have earnings or funds legally available to pay such dividends or we do not declare the payment of dividends.

Liquidation Preference	$25.00 per depositary share ($2,500.00 per underlying share of Series A Preferred Stock), plus an amount equal to accrued and unpaid dividends, whether or not declared.

No Maturity

The depositary shares have no stated maturity, are not subject to any sinking fund, are not convertible into or exchangeable for any other securities (other than under certain circumstances upon the occurrence of a Change of Control) and will remain outstanding indefinitely unless we decide to redeem them or they are converted in connection with a Change of Control, as described herein. However, in order to ensure that we remain qualified as a REIT for U.S. federal income tax purposes, depositary shares owned by a stockholder in excess of the ownership limit will be designated as shares-in-trust and will automatically be transferred to a trust for the exclusive benefit of a charitable beneficiary which we will designate, and we may purchase the excess shares after that transfer in accordance with the terms of our certificate of incorporation. See “Description of the Series A Preferred Stock and Depositary Shares — Ownership Limits and Restrictions on Transfer,” in this prospectus supplement.

Optional Redemption	We may not redeem the depositary shares prior to January 27, 2020, except as described below under “Special Optional Redemption” and in limited circumstances relating to our continuing qualification as a REIT. On and after January 27, 2020, we may, at our option, redeem the depositary shares, in whole or from time to time in part, by paying $25.00 per depositary share ($2,500.00 per underlying share of Series A Preferred Stock), plus all accrued and unpaid dividends to, but not including, the date of redemption.

Special Optional Redemption	Upon the occurrence of a Change of Control, we may, at our option, redeem the depositary shares, in whole or in part, within 120 days after the first date on which such Change of Control occurred, by paying $25.00 per depositary share, plus all accrued and unpaid dividends to, but not including, the date of redemption. If, prior to the Change of Control Conversion Date, we have provided notice of exercise of our redemption rights relating to the depositary shares (whether our optional redemption right or our special optional redemption right), the depositary shares that are the subject of such notice of exercise will not have the conversion right described below.

A “Change of Control” is when, after the original issuance of the depositary shares, the following have occurred and are continuing:

•

the acquisition by any person, including any syndicate or group deemed to be a “person” under Section 13(d)(3) of the Exchange Act, of beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction or series of purchases, mergers or other acquisition transactions of shares of the Company entitling that person to exercise more than 50% of the total voting power of all shares of the Company entitled to vote generally in elections of directors (except that such person will be deemed to have beneficial ownership of all securities that such person has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition); and

•

following the closing of any transaction referred to in the bullet point above, neither we nor the acquiring or surviving entity has a class of common securities (or American depositary receipts (or “ADRs”) representing such securities) listed on the NYSE, the NYSE MKT or NASDAQ or listed on an exchange that is a successor to the NYSE, the NYSE MKT or NASDAQ.

Conversion Rights	Upon the occurrence of a Change of Control, each holder of depositary shares will have the right (unless, prior to the Change of Control Conversion Date, we have provided notice of our election to redeem the depositary shares) to direct the depositary, on such holder’s behalf, to convert some or all of the shares of Series A Preferred Stock underlying the depositary shares held by such holder on the Change of Control Conversion Date into a number of shares of our common stock per depositary share to be converted equal to the lesser of:

•

the quotient obtained by dividing (i) the sum of the $25.00 per depositary share liquidation preference plus the amount of any accrued and unpaid dividends to, but not including, the Change of Control Conversion Date (unless the Change of Control Conversion Date is after a record date for a dividend payment on the Series A Preferred Stock underlying the depositary shares and on or prior to the corresponding dividend payment date on the Series A Preferred Stock underlying the depositary shares, in which case no additional amount for such accrued and unpaid dividends will be included in this sum) by (ii) the Common Stock Price; and

•	7.6923 (i.e., the Share Cap), subject to certain adjustments;

and subject, in each case, to an aggregate cap on the total number of shares of common stock (or Alternative Conversion Consideration, as applicable) issuable upon exercise of the Change of Control conversion right of 15,384,600 shares (17,692,290 shares if the underwriters exercise their option to purchase additional depositary shares in full) (or equivalent Alternative Conversion Consideration, as applicable), and subject, in each case, to provisions for the receipt of Alternative Conversion Consideration as described in this prospectus supplement.

If we have provided a redemption notice, whether pursuant to our special optional redemption right in connection with a Change of Control or our optional redemption right, holders of depositary shares will not have any right to convert the depositary shares that are the subject of such redemption notice in connection with the Change of Control conversion right and any depositary shares subsequently selected for redemption that have been tendered for conversion will be redeemed on the related date of redemption instead of converted on the Change of Control Conversion Date.

For definitions of “Alternative Conversion Consideration,” “Change of Control Conversion Date” and “Common Share Price” and for a description of the adjustments, limitations and provisions for the receipt of Alternative Conversion Consideration that may be applicable to the Change of Control conversion right, see “Description of the Series A Preferred Stock and Depositary Shares — Conversion.”

Except as provided above in connection with a Change of Control, the depositary shares are not convertible into or exchangeable for other securities or property.

Ranking	The Series A Preferred Stock underlying the depositary shares will rank senior to our common stock and any other equity securities that we may later issue that by their terms are junior to the Series A Preferred Stock; on a parity with other series of Parity Preferred Stock (as defined on page S-16 of this prospectus supplement) or any other of our equity securities that we may later issue and that by their terms are on a parity with the Series A Preferred Stock; and junior to any equity securities that we may later issue and that by their terms rank senior to the Series A Preferred Stock. Such ranking applies to the payment of distributions and amounts upon liquidation, dissolution or winding up.

Voting Rights	Holders of the depositary shares representing interests in the Series A Preferred Stock will generally have no voting rights. However, if we do not pay dividends on any outstanding Series A Preferred Stock for six or more quarterly periods, whether or not declared or consecutive, holders of depositary shares representing interests in the Series A Preferred Stock, voting separately as a class with all other series of preferred stock upon which like voting rights have been conferred and are exercisable, will be entitled to vote for the election of two additional directors to serve on our board of directors to serve until we pay, or declare and set aside for payment, all dividends which we owe on the depositary shares representing interests in the Series A Preferred Stock. In addition, the affirmative vote of the holders of at least 66 2/3% of the outstanding shares of Series A Preferred Stock and any shares of outstanding Parity Preferred Stock upon which like voting rights have been conferred is required for us to authorize, create or increase shares ranking senior to the Series A Preferred Stock or to effect certain amendments to our Charter that would materially and adversely affect the terms of the Series A Preferred Stock. Among other things, we may, without any vote of the holders of the depositary shares representing interests in the Series A Preferred Stock, authorize and issue additional shares of Series A Preferred Stock and Parity Preferred Stock. See “Description of Series A Preferred Stock and Depositary Shares — Voting Rights” in this prospectus supplement.

In any matter in which the Series A Preferred Stock may vote, each depositary share will be entitled to 1/100th of a vote.

REIT Status and Transfer Restrictions	We have qualified as a REIT for U.S. federal income tax purposes.

To assist us in maintaining our qualification as a REIT, among other purposes, our Charter includes various restrictions on the ownership and transfer of our stock, including among others, a restriction that, subject to certain exceptions, prohibits any person from owning more than 9.8% (in value or in number, whichever is more restrictive) of our outstanding shares of common stock or 9.8% in value of our outstanding shares of capital stock. See “Description of Series A Preferred Stock — Ownership Limits and Restrictions on Transfer” in this prospectus supplement.

Listing	We intend to file an application to list the depositary shares on the NYSE under the symbol “CORRPrA.” If the application is approved, we expect trading in the depositary shares on the NYSE to begin within 30 days from the original issue date of the depositary shares.

Form	The depositary shares will be issued and maintained in book-entry only form registered in the name of the nominee of The Depository Trust Company.

Use of Proceeds	We estimate that our net proceeds from this offering, after deducting underwriting discounts and estimated offering expenses, will be approximately $48.2 million (or $55.4 million if the underwriters exercise their option to purchase 300,000 additional depositary shares from us). We intend to use the net proceeds from this offering to repay indebtedness under our revolving line of credit and general corporate purposes. See “Use of Proceeds” in this prospectus supplement.

Risk Factors	See the “Risk Factors” section of this prospectus supplement beginning on page S-10, the “Risk Factors” section of the accompanying prospectus beginning on page 11 thereof, and the risk factors described in “Item 1A. Risk Factors” in our most recent Annual Report on Form 10-K, as amended, filed with the SEC, which is incorporated by reference herein, and the risk factors described in Amendment No. 2 to our Current Report on Form 8-K, filed with the SEC on December 17, 2014, which is incorporated herein by reference, for a discussion of factors you should carefully consider before deciding to invest the depositary shares and the Series A Preferred Stock.

Tax Consequences	Material U.S. federal income tax consequences of purchasing, owning and disposing of the depositary shares are summarized in “Material U.S. Federal Income Tax Considerations” in this prospectus supplement, which supplements the discussion under the heading “U.S. Federal Income Tax Considerations” in the accompanying prospectus.

RISK FACTORS

You should carefully consider the risks described below, in the “Risk Factors” section of the accompanying prospectus beginning on page 11 thereof and in the “Risk Factors” section of our Annual Report on Form 10-K for the year ended December 31, 2013, as amended, and the risk factors described in Amendment No. 2 to our Current Report on Form 8-K, filed with the SEC on December 17, 2014, together with all other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus, before you decide to invest in the depositary shares representing interests in the Series A Preferred Stock.

The depositary shares are a new issue of securities and do not have an established trading market, which may negatively affect their market value and your ability to transfer or sell your depositary shares.

The depositary shares, each of which represents 1/100th of a share of our Series A Preferred Stock, are a new issue of securities with no established trading market. We intend to file an application to list the depositary shares on the NYSE. Even if our application is approved, we do not expect trading in the depositary shares on the NYSE to begin on the original issue date of such shares. Furthermore, an active trading market on the NYSE for the depositary shares may not develop or, if one develops, it may not be maintained. As a result, the ability to transfer or sell the depositary shares and any trading price of the depositary shares could be adversely affected. We have been advised by the underwriters that they intend to make a market in the depositary shares upon completion of this offering, but they are not obligated to do so and may discontinue market-making any time without notice.

The market price of the depositary shares representing interests in our Series A Preferred Stock may be adversely affected by the future incurrence of debt or issuance of preferred stock by the Company.

In the future, we may increase our capital resources by making offerings of debt securities and preferred stock of the Company and other borrowings by the Company. The debt securities, preferred stock (if senior to our Series A Preferred Stock) and borrowings of the Company are senior in right of payment to our Series A Preferred Stock, and all payments (including dividends, principal and interest) and liquidating distributions on such securities and borrowings could limit our ability to pay dividends or make other distributions to the holders of depositary shares representing interests in our Series A Preferred Stock. Because our decision to issue securities and make borrowings in the future will depend on market conditions and other factors, some of which may be beyond our control, we cannot predict or estimate the amount, timing or nature of our future offerings or borrowings. Thus, holders of the depositary shares representing interests in Series A Preferred Stock bear the risk of our future offerings or borrowings reducing the market price of the depositary shares representing interests in our Series A Preferred Stock.

As a holder of depositary shares representing interests in the Series A Preferred Stock, you have extremely limited voting rights.

Your voting rights as a holder of depositary shares will be limited. Our common stock is the only class of our securities that carries full voting rights. Voting rights for holders of depositary shares will exist primarily with respect to the ability to elect (together with the holders of Parity Preferred Stock) two additional directors to our board of directors in the event that six quarterly dividends (whether or not declared or consecutive) payable on the Series A Preferred Stock are in arrears, and with respect to voting on amendments to our Charter, including the articles supplementary creating our Series A Preferred Stock (in some cases voting together with the holders of Parity Preferred Stock as a single class) that materially and adversely affect the rights of the holders of depositary shares representing interests in the Series A Preferred Stock (and applicable Parity Preferred Stock) or create additional classes or series of our stock that are senior to the Series A Preferred Stock, provided that in any event adequate provision for redemption has not been made. Other than the limited circumstances described in this prospectus supplement, holders of depositary shares will not have any voting rights. See “Description of Series A Preferred Stock and Depositary Shares — Voting Rights.”

Our ability to pay dividends is limited by the requirements of Maryland law.

Our ability to pay dividends on the Series A Preferred Stock is limited by the laws of Maryland. Under Maryland General Corporation Law, a Maryland corporation may not make a distribution if, after giving effect to the distribution, the corporation would not be able to pay its debts as the debts become due in the usual course of business, or the corporation’s total assets would be less than the sum of its total liabilities plus, unless the corporation’s charter provides otherwise, the amount that would be needed, if the corporation were dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of stockholders whose preferential rights are superior to those receiving the distribution. Accordingly, we may not make a distribution on the Series A Preferred Stock if, after giving effect to the distribution, we would not be able to pay our debts as they become due in the usual course of business or our total assets would be less than the sum of our total liabilities plus, unless the terms of such class or series provide otherwise, the amount that would be needed to satisfy the preferential rights upon dissolution of the holders of any shares of any class or series of preferred stock then outstanding, if any, with preferences senior to those of the Series A Preferred Stock.

We cannot assure you that we will be able to pay dividends regularly.

Our ability to pay dividends in the future is dependent on our ability to operate profitably and to generate cash from our operations and the operations of our subsidiaries. We cannot guarantee that we will be able to pay dividends on a regular quarterly basis in the future. Furthermore, any new shares of common stock issued will substantially increase the cash required to continue to pay cash dividends at current levels. Any common stock or preferred stock that may in the future be issued to finance acquisitions, upon exercise of stock options or otherwise, would have a similar effect.

The Change of Control conversion feature may not adequately compensate you, and the Change of Control conversion and redemption features of the shares of Series A Preferred Stock underlying the depositary shares may make it more difficult for a party to take over the Company or discourage a party from taking over the Company.

Upon the occurrence of a Change of Control, holders of the depositary shares representing interests in our Series A Preferred Stock will have the right (unless, prior to the Change of Control Conversion Date, we have provided notice of our election to redeem the depositary shares either pursuant to our optional redemption right or our special optional redemption right) to convert some or all of their depositary shares into shares of our common stock (or equivalent value of Alternative Conversion Consideration). See “Description of Series A Preferred Stock and Depositary Shares — Conversion Rights” and “— Special Optional Redemption.” Upon such a conversion, the maximum number of shares of common stock that holders of depositary shares will receive for each depositary share converted will be limited to the Share Cap. If the Common Stock Price is less than $3.25 (which is 50% of the per share closing sale price of our common stock on January 21, 2015), subject to adjustment, the holders will receive a maximum of              shares of our common stock per depositary share, which may result in a holder receiving value that is less than the liquidation preference of the depositary shares. In addition, there is an aggregate cap of 15,384,600 shares (17,692,290 shares if the underwriters exercise their option to purchase additional depositary shares in full) of common stock issuable upon exercise of the Change of Control conversion right. These features of the Series A Preferred Stock may have the effect of inhibiting a third party from making an acquisition proposal for the Company or of delaying, deferring or preventing a Change of Control of the Company under circumstances that otherwise could provide the holders of our common stock and Series A Preferred Stock with the opportunity to realize a premium over the then-current market price or that stockholders may otherwise believe is in their best interests.

The market price of the depositary shares could be substantially affected by various factors.

The market price of the depositary shares will depend on many factors, which may change from time to time, including:

•	Prevailing interest rates, increases in which may have an adverse effect on the market price of the depositary shares representing interests in our Series A Preferred Stock;

•	The market for similar securities issued by other REITs;

•	General economic and financial market conditions;

•	The financial condition, performance and prospects of us, our tenants and our competitors;

•	Any rating assigned by a rating agency to the depositary shares;

•	Changes in financial estimates or recommendations by securities analysts with respect to us, our competitors or our industry; and

•	Actual or anticipated variations in our quarterly operating results and those of our competitors.

In addition, over the last several years, prices of equity securities in the U.S. trading markets have been experiencing extreme price fluctuations. As a result of these and other factors, investors who purchase the depositary shares in this offering may experience a decrease, which could be substantial and rapid, in the market price of the depositary shares, including decreases unrelated to our financial condition, performance or prospects. Likewise, in the event that the depositary shares become convertible and are converted into shares of our common stock, holders of our common stock issued upon such conversion may experience a similar decrease, which also could be substantial and rapid, in the market price of our common stock.

If our depositary shares, the Series A Preferred Stock and any common stock received upon your surrender or conversion of the depositary shares constitute “U.S. real property interests,” or USRPIs, we would be required to withhold from payments to non-U.S. holders under the Foreign Investment in Real Property Tax Act, or FIRPTA.

Depending on the facts in existence at the time of any sale, repurchase, conversion, or retirement of the depositary shares, Series A Preferred Stock or our common stock, it is possible that the depositary shares, the Series A Preferred Stock and our common stock could constitute USRPIs. If so, non-U.S. holders of depositary shares, Series A Preferred Stock or our common stock may be subject to withholding on payments in connection with such a sale, repurchase, conversion, or retirement regardless of whether such non-U.S. holders provide certification documenting their non-U.S. status. As described in the accompanying prospectus, a non-U.S. holder generally will not incur tax under FIRPTA on a disposition of stock if: (i) such non-U.S. holder owned, actually or constructively, at all times during a specified testing period, 5% or less of the total fair market value of a class of our stock that is “regularly traded” on an established securities market; (ii) such non-U.S. holder owned shares of a class of stock that is not publicly traded on an established securities market if the fair market value of the shares acquired by such non-U.S. holder on the date of acquisition did not exceed 5% of the regularly traded class of stock with the lowest fair market value; or (iii) such non-U.S. holder owned shares of a class of stock that is convertible into a class of stock that is regularly traded if the fair market value of the shares acquired by such non-U.S. holder on the date of acquisition did not exceed 5% of the total fair market value of the regularly traded class of stock that such shares are convertible into. For further discussion of the consequences of FIRPTA, see “U.S. Federal Income Tax Considerations — Federal Income Taxation of Non-U.S. Holders of Common and Preferred Stock” in the accompanying prospectus.

Our future acquisitions may cause us to incur significant leverage and may not yield the returns we expect.

We intend to acquire properties selectively and, over the last several months, we have considered purchasing a variety of assets that range from pipelines to power lines. We are currently considering opportunities of varying sizes, including the potential acquisition of assets having a purchase price greater than the purchase price of any asset currently owned by the Company. Any acquisition of an asset or assets of that magnitude would likely be paid for by a combination of available working capital, borrowing against available amounts on the Company’s line of credit, and one or more additional debt financing sources for which the asset or assets acquired would be pledged as collateral. This could significantly increase our overall debt, and could increase our leverage ratio. Any such additional debt would rank senior to the depositary shares with respect to the payment of distributions and the distribution of assets of the Company in the event of our liquidation, dissolution or winding up. These obligations could limit our ability to make distributions on the depositary shares, to obtain financing for working capital, capital expenditures, refinancing or other purposes and may also increase our vulnerability to adverse economic, market and industry conditions.

In addition, any acquisition of properties we acquire may fail to perform in accordance with expectations. We may acquire properties that are not accretive to our results upon acquisition, and we may not successfully manage and lease those properties to meet our expectations. While we regularly review prospective acquisition opportunities, sign letters of intent, perform due diligence, and bid on certain of acquisition or financing opportunities, we do not deem any of these potential acquisition prospects probable as of the date of this prospectus. We can provide no assurances as to whether or when any such acquisition will occur and, if an acquisition is completed, the terms may differ materially, including in a manner adverse to us, from those initially contemplated by us. If we cannot operate acquired properties to meet our financial expectations, our financial condition, results of operations, cash flow and the per share trading price of our securities could be adversely affected.

USE OF PROCEEDS

We estimate that we will receive net proceeds from this offering of approximately $48.2 million after deducting the underwriting discount and our estimated offering expenses, or $55.4 million if the underwriters exercise their option to purchase 300,000 additional depositary shares from us. We intend to use the net proceeds of this offering to repay indebtedness under our revolving line of credit and general corporate purposes.

Borrowings outstanding under our revolving line of credit were $32 million as of January 21, 2015, and currently accrue interest at a rate of 3.76%. The credit facility matures on November 24, 2018. In November 2014, we increased the size of the revolving credit facility to $90 million and simultaneously drew an amount equal to $32 million, of which approximately $2.6 million was utilized for payment of fees and costs associated with the amendment and the remainder was utilized to fund a portion of the purchase price under the Limited Liability Company Interests Purchase Agreement for the acquisition of the MoGas Pipeline System. The remaining portion of the credit facility is used to fund general working capital needs and if necessary, to provide short-term financing for the acquisition of additional real property assets.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our consolidated ratio of earnings to fixed charges and combined fixed charges and preferred stock dividends for each of the last five fiscal years.

	For the Nine-Month Period Ended September 30, 2014	For the Years Ended					For the One-Month Transition Period Ended December 31, 2012
		December 31, 2013	November 30, 2012	November 30, 2011	November 30, 2010	November 30, 2009
Ratio of Earnings to Fixed Charges	4.72	3.71	242.70	103.84	423.61	1.42	(4.87)
Ratio of Earnings to Combined Fixed Charges and Preference Dividends to Earnings	4.72	3.71	242.70	103.84	423.61	1.42	(4.87)
Fixed Charge Deficiency	N/A	N/A	N/A	N/A	N/A	N/A	(2,025,749)

DESCRIPTION OF SERIES A PREFERRED STOCK AND DEPOSITARY SHARES

The following is a summary of the material terms and provisions of the Series A Preferred Stock and depositary shares. The statements below describing our Series A Preferred Stock are in all respects subject to and qualified in their entirety by reference to the applicable provisions of our Charter, including the articles supplementary establishing the Series A Preferred Stock, and our Second Amended and Restated Bylaws, each of which is available from us as described in the “Where You Can Find More Information” section of this prospectus supplement and is incorporated by reference in this prospectus supplement. This description of the particular terms of the Series A Preferred Stock supplements the description of the general terms and provisions of our preferred stock set forth in the accompanying prospectus under “Description of Securities.” The statements below describing our depositary shares are in all respects subject to and qualified in their entirety by reference to the Deposit Agreement, which will be filed with the SEC. This description of the particular terms of the depositary shares supplements the description of the general terms and provisions of depositary shares set forth in the accompanying prospectus under “Description of Securities — Depositary Shares.” In the event of a conflict between this prospectus supplement and the accompanying prospectus, this prospectus supplement will govern.

General

Under our Charter, we are authorized to issue up to 100,000,000 shares of common stock, par value $0.001 per share, and 10,000,000 shares of preferred stock, par value $0.001 per share. As of January 21, 2015, we had approximately 46,609,539 shares of common stock outstanding and no preferred stock outstanding.

Shares of preferred stock may be offered and sold from time to time, in one or more series, as authorized by our board of directors. Our board of directors is authorized under Maryland law and our Charter to set for each series of preferred stock the terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption. The Series A Preferred Stock is being issued pursuant to articles supplementary to our Charter that sets forth the terms of a series of preferred stock consisting of up to 23,000 shares, designated 7.375% Series A Cumulative Redeemable Preferred Stock. Our board of directors may authorize the issuance and sale of additional shares of Series A Preferred Stock from time to time without the consent of existing holders of the depositary shares representing interests in the Series A Preferred Stock.

Each depositary share represents a 1/100th interest in a share of Series A Preferred Stock. The Series A Preferred Stock underlying the depositary shares will be deposited with Computershare Trust Company, N.A. and Computershare Inc., jointly as depositary, under a deposit agreement among us, the depositary and the holders from time to time of the depositary shares. The depositary shares will be evidenced by depositary receipts issued pursuant to the deposit agreement. Subject to the terms of the deposit agreement, each record holder of depositary receipts evidencing depositary shares will be entitled to a proportional fractional interest (i.e., 1/100th) to all the rights and preferences of, and subject to all of the limitations of, the Series A Preferred Stock underlying the depositary shares (including dividend, voting, redemption, conversion and liquidation rights and preferences).

Ranking

The Series A Preferred Stock underlying the depositary shares will, with respect to the payment of dividends and the distribution of assets in the event of our liquidation, dissolution or winding up, rank:

•	senior to our common stock and any other of our equity securities that we may later authorize or issue that by their terms rank junior to the Series A Preferred Stock;

•

on a parity with other series of our preferred stock or any other of our equity securities that we may later authorize or issue and that by their terms are on a parity with the Series A Preferred Stock (collectively, the “Parity Preferred Stock”); and

•	junior to any equity securities that we may later authorize or issue and that by their terms rank senior to the Series A Preferred Stock.

The term “equity securities” does not include convertible debt securities, which will rank senior to the Series A Preferred Stock prior to conversion. In addition, the Series A Preferred Stock will be junior to all of our existing and future indebtedness and all of the existing or future indebtedness of our subsidiaries.

Dividends

Holders of depositary shares representing interests in the Series A Preferred Stock will be entitled to receive, when and as authorized by our board of directors, out of funds legally available for the payment of dividends, cumulative cash dividends at the rate of 7.375% per annum of the $2,500.00 per share (equivalent to $25.00 per depositary share) liquidation preference, equivalent to $184.375 per annum per share (or $1.84375 per annum per depositary share). Dividends on the Series A Preferred Stock will accrue and be cumulative from and including January 27, 2015, the date of original issue by us of the Series A Preferred Stock. Dividends will be payable quarterly in arrears on or about the last day of February, May, August and November of each year (or, if not a business day, the next succeeding business day). We refer to each such date as a “Dividend Payment Date.” The first dividend on the Series A Preferred Stock sold in this offering will be paid on June 1, 2015 (as May 31, 2015 is not a business day), which will be for more than a full quarter, and will be in the amount of $63.5069444 per share (or $0.635069444 per depositary share).

Any dividend, including any dividend payable on the Series A Preferred Stock for any partial dividend period, will be computed on the basis of a 360-day year consisting of twelve 30-day months. Dividends are payable to holders of record of depositary shares as they appear in the depositary’s records at the close of business on the applicable record date, which will be the date that our board of directors designates for the payment of a dividend that is not more than 30 nor less than 10 days prior to the dividend payment date, which date we refer to as a dividend payment record date.

Our board of directors will not authorize, pay or set apart for payment by us any dividend on the Series A Preferred Stock at any time that:

•	the terms and provisions of any of our agreements, including any agreement relating to our indebtedness, prohibits such authorization, payment or setting apart for payment;

•

the terms and provisions of any of our agreements, including any agreement relating to our indebtedness, provides that such authorization, payment or setting apart for payment would constitute a breach of, or a default under, such agreement; or

•	the law restricts or prohibits the authorization or payment.

We may become a party to agreements that restrict or prevent the payment of dividends on, or the purchase or redemption of, our shares. Under certain circumstances, these agreements could restrict or prevent the payment of dividends on or the purchase or redemption of Series A Preferred Stock. These restrictions may be indirect (for example, covenants requiring us to maintain specified levels of net worth or assets) or direct. We do not believe that these restrictions currently have any adverse impact on our ability to pay dividends on the Series A Preferred Stock.

Notwithstanding the foregoing, dividends on the Series A Preferred Stock will accrue whether or not:

•	the terms and provisions of any of our agreements, including any agreement relating to our indebtedness, prohibits such authorization, payment or setting apart for payment;

•	we have earnings;

•	there are funds legally available for the payment of the dividends; or

•	the dividends are authorized.

Accrued but unpaid dividends on the Series A Preferred Stock will not bear additional interest, and the holders of depositary shares representing interests in the Series A Preferred Stock will not be entitled to any dividends in excess of full cumulative dividends as described above.

Any dividend payment made on the Series A Preferred Stock, including any capital gain dividends, will first be credited against the earliest accrued but unpaid dividend due with respect to such shares which remains payable.

If, for any taxable year, we elect to designate as “capital gain dividends” (as defined in Section 857 of the Internal Revenue Code of 1986, as amended (the “Code”)) a portion (the “Capital Gains Amount”) of the dividends, as determined for U.S. federal income tax purposes, that are paid or made available for the year to the holders of all classes of shares (the “Total Dividends”), then the portion of the Capital Gains Amount that will be allocable to the holders of depositary shares will be the Capital Gains Amount multiplied by a fraction, the numerator of which will be the total dividends (within the meaning of the Code) paid or made available to the holders of depositary shares for the year and the denominator of which will be the Total Dividends. Except as provided below, we will not declare or pay any dividends or distributions, or set aside any funds for the payment of dividends or distributions, on our common stock or any other shares that rank junior to the Series A Preferred Stock (other than a dividend paid in shares of common stock or in shares of any other class or series of equity securities ranking junior to the Series A Preferred Stock as to dividends and upon liquidation), if any, or redeem or otherwise acquire our common stock or other junior shares, unless we also have declared and either paid or set aside for payment the full cumulative dividends on the Series A Preferred Stock and all shares that rank senior to or on a parity with the Series A Preferred Stock for all past dividend periods, other than by conversion into or exchange for other shares of any class or shares or series of our stock ranking junior to this Series A Preferred Stock as to dividends and upon liquidation. This restriction will not limit our redemption or other acquisition of shares under incentive, benefit or share purchase plans for officers, directors or employees or others performing or providing similar services or for the purposes of enforcing restrictions upon ownership and transfer of our equity securities contained in our Charter in order to preserve our status as a REIT.

When dividends are not paid in full (or a sum sufficient for such full payment is not so set apart) upon the Series A Preferred Stock and the shares of any Parity Preferred Stock, all dividends declared upon the Series A Preferred Stock and each such Parity Preferred Stock shall be declared pro rata so that the amount of dividends declared per share of Series A Preferred Stock and such other class or series of equity securities shall in all cases bear to each other the same ratio that accrued dividends per share on the Series A Preferred Stock and such other class or series of equity securities (which shall not include any accrual in respect of unpaid dividends on such other class or series of equity securities for prior dividend periods if such other class or series of equity securities does not have a cumulative dividend) bear to each other.

Liquidation Preference

Upon any voluntary or involuntary liquidation, dissolution or winding up of our affairs, the holders of Series A Preferred Stock are entitled to be paid out of our assets legally available for distribution to our stockholders a liquidation preference of $2,500.00 per share (equivalent to $25.00 per depositary share), plus an amount equal to any accrued and unpaid dividends to the date of payment (whether or not declared), before any distribution or payment may be made to holders of shares of common stock or any other class or series of our equity stock ranking, as to liquidation rights, junior to the Series A Preferred Stock. If, upon our voluntary or involuntary liquidation, dissolution or winding up, our available assets are insufficient to pay the full amount of the liquidating distributions on all outstanding Series A Preferred Stock and the corresponding amounts payable on all shares of each other class or series of capital stock ranking, as to liquidation rights, on a parity with the Series A Preferred Stock, then the holders of depositary shares representing interests in the Series A Preferred Stock and each such other class or series of capital stock ranking, as to liquidation rights, on a parity with the Series A Preferred Stock will share ratably in any distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled. Holders of depositary shares representing interests in the Series A Preferred Stock will be entitled to written notice of any liquidation. After payment of the full amount of the liquidating distributions to which they are entitled, the holders of depositary shares representing interests in the Series A Preferred Stock will have no right or claim to any of our remaining assets.

Our consolidation or merger with or into any other entity, a statutory share exchange or the sale, lease, transfer or conveyance of all or substantially all of our property or business will not be deemed to constitute our liquidation, dissolution or winding up. The Series A Preferred Stock will rank senior to the common stock as to priority for receiving liquidating distributions and on a parity with any future equity securities which, by their terms, rank on a parity with the Series A Preferred Stock.

Optional Redemption

We may not redeem the Series A Preferred Stock prior to January 27, 2020, except as described below and under the section “— Special Optional Redemption” and “— Ownership Limits and Restrictions on Transfer.” At any time on and after January 27, 2020, upon no fewer than 30 days’ nor more than 60 days’ written notice, we may, at our option, redeem the Series A Preferred Stock, in whole or in part, from time to time, by paying $2,500.00 per share (equivalent to $25.00 per depositary share), plus any accrued and unpaid dividends (whether or not declared) to, but not including, the date of redemption, upon the giving of notice, as provided below, without interest. Whenever we redeem shares of our Series A Preferred Stock held by the depositary, the depositary will redeem as of the same redemption date a number of depositary shares representing the shares so redeemed and the depositary receipts evidencing such depositary shares.

We will give notice of redemption by mail to each holder of record of Series A Preferred Stock or depositary shares at the address shown on our share transfer books. A failure to give notice of redemption or any defect in the notice or in its mailing will not affect the validity of the redemption of any Series A Preferred Stock except as to the holder to whom notice was defective. In addition to any information required by law or by the applicable rules of any exchange upon which the Series A Preferred Stock may be listed or admitted to trading, each notice will state the following:

•	the redemption date;

•	the redemption price;

•	any conditions of redemption;

•	the number of shares of Series A Preferred Stock and depositary shares to be redeemed;

•	the place(s) where the depositary receipts (or Series A Preferred Stock certificates, if no longer held in depositary form) are to be surrendered for payment;

•	the procedure for surrendering noncertificated shares of Series A Preferred Stock for payment of the redemption price; and

•	that dividends on the depositary shares and the Series A Preferred Stock will cease to accrue on the redemption date.

Notwithstanding the foregoing, if the shares are held in global form, such notice will comply until the applicable procedures of DTC.

If fewer than all of the outstanding Series A Preferred Stock are to be redeemed, the shares to be redeemed will be determined pro rata or by lot. In the event that the redemption is to be by lot, and if as a result of the redemption any holder of Series A Preferred Stock would own, or be deemed by virtue of certain attribution provisions of the Code to own, in excess of 9.8% in value of our issued and outstanding equity securities (which includes the depositary shares and the Series A Preferred Stock), then, except in certain instances, we will redeem the requisite number of shares of Series A Preferred Stock of that stockholder such that the stockholder will not own or be deemed by virtue of certain attribution provisions of the Code to own, subsequent to the redemption, in excess of 9.8% in value of our issued and outstanding equity securities (which includes the depositary shares and the Series A Preferred Stock).

If we redeem fewer than all of the shares of Series A Preferred Stock and depositary shares, the notice of redemption mailed to each holder will also specify the number of shares of Series A Preferred Stock, or depositary shares, that we will redeem from each holder. In this case, we will determine the number of shares of Series A Preferred Stock, or depositary shares, to be redeemed on a pro rata basis or by lot.

On or after the redemption date, each holder of depositary shares to be redeemed must present and surrender the depositary receipts evidencing the depositary shares to the depositary at the place designated in the notice of redemption. If the Series A Preferred Stock is no longer held in depositary form, on or after the redemption date, each holder of Series A Preferred Stock to be redeemed must present and surrender their preferred certificates to us at the place designated in the notice of redemption. The redemption price of the shares will then be paid to or on the order of the person whose name appears on such depositary receipts or preferred certificates as the owner thereof. Each surrendered depositary receipt or certificate will be canceled. In the event that fewer than all the depositary receipts or preferred certificates are to be redeemed, a new depositary receipt will be issued representing the unredeemed depositary shares.

If we have given a notice of redemption and have set aside sufficient funds for the redemption in trust for the benefit of the holders of the depositary shares or the Series A Preferred Stock called for redemption, then from and after the redemption date:

•	all dividends on the depositary shares designated for redemption in the notice will cease to accrue;

•

all rights of the depositary holders of the shares or preferred certificates, except the right to receive the redemption price thereof (including all accrued and unpaid dividends up to, but not including, the redemption date), will cease and terminate;

•	the depositary shares and preferred certificates will not thereafter be transferred (except with our consent) on the depositary’s books or our books; and

•	the depositary shares or Series A Preferred Stock will not be deemed to be outstanding for any purpose whatsoever.

Notwithstanding the foregoing, unless the full cumulative dividends on all outstanding shares of Series A Preferred Stock for all past dividend periods have been paid or set aside, we generally may not redeem any shares of Series A Preferred Stock unless we redeem all of the shares of Series A Preferred Stock. This requirement will not prevent our purchase or acquisition of Series A Preferred Stock pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding Series A Preferred Stock. Unless full cumulative dividends on all outstanding Series A Preferred Stock have been paid or declared and a sum sufficient for the payment of the dividends has been set apart for payment for all past dividend periods and the then-current dividend period, we will not purchase or otherwise acquire directly or indirectly any Series A Preferred Stock (except by exchange for our equity securities ranking junior to the Series A Preferred Stock as to dividend rights and liquidation preference).

Subject to applicable law, we may purchase Series A Preferred Stock in the open market, by tender or by private agreement. We are permitted to return any Series A Preferred Stock that we reacquire to the status of authorized but unissued shares.

Notwithstanding any other provision relating to redemption, including optional redemption or special optional redemption, of the Series A Preferred Stock, we may redeem any or all of the Series A Preferred Stock at any time, whether or not prior to January 27, 2020, if our board of directors determines that the redemption is necessary or advisable to preserve our status as a REIT.

Special Optional Redemption

Upon the occurrence of a Change of Control, we may, at our option, redeem the Series A Preferred Stock, in whole or in part, within 120 days after the first date on which such Change of Control occurred, by paying $2,500.00 per share (equivalent to $25.00 per depositary share), plus any accrued and unpaid dividends to, but not including, the date of redemption. If, prior to the Change of Control Conversion Date, we have provided or provide notice of redemption with respect to the Series A Preferred Stock (whether pursuant to our optional redemption right described above or this special optional redemption right), the holders of depositary shares representing interests in the Series A Preferred Stock will not be permitted to exercise the conversion right described below under “— Conversion Rights” in respect of their shares called for redemption.

We will mail to you, if you are a record holder of the Series A Preferred Stock, a notice of redemption no fewer than 30 days nor more than 60 days before the redemption date. We will send the notice to your address shown on our share transfer books. A failure to give notice of redemption or any defect in the notice or in its mailing will not affect the validity of the redemption of any Series A Preferred Stock except as to the holder to whom notice was defective. In addition to any information required by law or by the applicable rules of any exchange upon which the Series A Preferred Stock may be listed or admitted to trading, each notice will state the following:

•	the redemption date;

•	the redemption price;

•	the conditions of redemption;

•	the number of shares of Series A Preferred Stock and depositary shares to be redeemed;

•	the place(s) where the depositary receipts (or Series A Preferred Stock certificates, if no longer held in depositary form) are to be surrendered for payment;

•	the procedure for surrendering noncertificated shares of Series A Preferred Stock for payment of the redemption price;

•

that the Series A Preferred Stock is being redeemed pursuant to our special optional redemption right in connection with the occurrence of a Change of Control and a brief description of the transaction or transactions constituting such Change of Control;

•

that the holders of depositary shares representing interests in the Series A Preferred Stock to which the notice relates will not be able to tender such shares of Series A Preferred Stock for conversion in connection with the Change of Control and each share of Series A Preferred Stock tendered for conversion that is selected, prior to the Change of Control Conversion Date, for redemption will be redeemed on the related date of redemption instead of converted on the Change of Control Conversion Date; and

•	that dividends on the depositary shares and the Series A Preferred Stock to be redeemed will cease to accrue on the redemption date.

Notwithstanding the foregoing, if the Series A Preferred Stock are held in global form, such notice shall comply with the applicable procedures of DTC.

If fewer than all of the outstanding Series A Preferred Stock are to be redeemed, the shares to be redeemed will be determined pro rata, by lot or in such other manner as prescribed by our board of directors. In the event that the redemption is to be by lot, and if as a result of the redemption any holder of Series A Preferred Stock would own, or be deemed by virtue of certain attribution provisions of the Code to own, in excess of 9.8% in value of our issued and outstanding shares of stock (which includes the depositary shares and the Series A Preferred Stock), then, except in certain instances, we will redeem the requisite number of shares of Series A Preferred Stock of that stockholder such that the stockholder will not own or be deemed by virtue of certain attribution provisions of the Code to own, subsequent to the redemption, in excess of 9.8% in value of our issued and outstanding shares of stock (which includes the depositary shares and the Series A Preferred Stock).

If we redeem fewer than all of the shares of Series A Preferred Stock, the notice of redemption mailed to each stockholder will also specify the number of shares of Series A Preferred Stock that we will redeem from each stockholder. In this case, we will determine the number of shares of Series A Preferred Stock to be redeemed on a pro rata basis or by lot.

If we have given a notice of redemption and have set aside sufficient funds for the redemption in trust for the benefit of the holders of depositary shares representing interests in the Series A Preferred Stock called for redemption, then from and after the redemption date, those shares of Series A Preferred Stock will be treated as no longer being outstanding, no further dividends will accrue and all other rights of the holders of those shares of Series A Preferred Stock will terminate. The holders of those shares of Series A Preferred Stock will retain their right to receive the redemption price for their shares and any accrued and unpaid dividends to but excluding the redemption date.

The holders of depositary shares representing interests in the Series A Preferred Stock at the close of business on a dividend record date will be entitled to receive the dividend payable with respect to the Series A Preferred Stock on the corresponding payment date notwithstanding the redemption of the Series A Preferred Stock between such record date and the corresponding payment date or our default in the payment of the dividend due. Except as provided above, we will make no payment or allowance for unpaid dividends, whether or not in arrears, on Series A Preferred Stock to be redeemed.

A “Change of Control” is when, after the original issuance of the Series A Preferred Stock, the following have occurred and are continuing:

•

the acquisition by any person, including any syndicate or group deemed to be a “person” under Section 13(d)(3) of the Exchange Act of beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction or series of purchases, mergers or other acquisition transactions of shares of our company entitling that person to exercise more than 50% of the total voting power of all shares of our company entitled to vote generally in elections of directors (except that such person will be deemed to have beneficial ownership of all securities that such person has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition); and

•

following the closing of any transaction referred to in the bullet point above, neither we nor the acquiring or surviving entity has a class of common securities (or ADRs representing such securities) listed on the NYSE, the NYSE MKT or NASDAQ, or listed or quoted on an exchange or quotation system that is a successor to the NYSE, the NYSE MKT or NASDAQ.

Conversion

Upon the occurrence of a Change of Control, each holder of depositary shares representing interests in the Series A Preferred Stock will have the right (unless, prior to the Change of Control Conversion Date, we have provided or provide notice of our election to redeem the depositary shares or the Series A Preferred Stock as described above under “— Redemption” or “— Special Optional Redemption”) to direct the depositary, on such holder’s behalf, to convert some or all of the shares of Series A Preferred Stock underlying the depositary shares held by such holder (the “Change of Control Conversion Right”) on the Change of Control Conversion Date into a number of shares of our common stock (or equivalent value of alternative consideration) per share of Series A Preferred Stock, or the Common Stock Conversion Consideration, equal to the lesser of:

•

the quotient obtained by dividing (1) the sum of the $2,500.00 per share (or $25.00 per depositary share) liquidation preference plus the amount of any accrued and unpaid dividends to, but not including, the Change of Control Conversion Date (unless the Change of Control Conversion Date is after a record date for a Series A Preferred Stock dividend payment and prior to the corresponding Series A Preferred Stock dividend payment date, in which case no additional amount for such accrued and then remaining unpaid dividend will be included in this sum) by (2) the Common Stock Price (such quotient, the Conversion Rate); and

•	769.23 (equivalent to 7.6923 per depositary share) (i.e., the Share Cap), subject to certain adjustments.

The Share Cap is subject to pro rata adjustments for any share splits (including those effected pursuant to a distribution of shares of our common stock), subdivisions or combinations (in each case, a “Share Split”) with respect to our common stock as follows: the adjusted Share Cap as the result of a Share Split will be the number of shares of our common stock that is equivalent to the product obtained by multiplying (1) the Share Cap in effect immediately prior to such Share Split by (2) a fraction, the numerator of which is the number of shares of our common stock outstanding after giving effect to such Share Split and the denominator of which is the number of shares of our common stock outstanding immediately prior to such Share Split.

For the avoidance of doubt, subject to the immediately succeeding sentence, the aggregate number of shares of our common stock (or equivalent Alternative Conversion Consideration (as defined below), as applicable) issuable in connection with the exercise of the Change of Control Conversion Right and in respect of the Series A Preferred Stock underlying the depositary shares initially offered hereby will not exceed 15,384,600 shares of common stock (or equivalent Alternative Conversion Consideration, as applicable), subject to increase to the extent the underwriters’ option to purchase additional depositary shares representing interests in the Series A Preferred Stock is exercised, not to exceed 17,692,290 shares of common stock in the aggregate (or equivalent Alternative Conversion Consideration, as applicable) (the “Exchange Cap”). The Exchange Cap is subject to pro rata adjustments for any Share Splits on the same basis as the corresponding adjustment to the Share Cap and is subject to increase in the event that additional shares of Series A Preferred Stock or depositary shares are issued in the future.

In the case of a Change of Control pursuant to which our common stock will be converted into cash, securities or other property or assets (including any combination thereof) (the “Alternative Conversion Consideration”), a holder of depositary shares representing interests in the Series A Preferred Stock will receive upon conversion of such Series A Preferred Stock the kind and amount of Alternative Conversion Consideration which such holder would have owned or been entitled to receive upon the Change of Control had such holder held a number of shares of our common stock equal to the Common Stock Conversion Consideration immediately prior to the effective time of the Change of Control (the “Alternative Conversion Consideration,” and the Common Stock Conversion Consideration or the Alternative Conversion Consideration, as may be applicable to a Change of Control, is referred to as the “Conversion Consideration”).

If the holders of our common stock have the opportunity to elect the form of consideration to be received in the Change of Control, the consideration that the holders of the depositary shares representing interests in the Series A Preferred Stock will receive will be the form and proportion of the aggregate consideration elected by the holders of our common stock who participate in the determination (based on the weighted average of elections) and will be subject to any limitations to which all holders of our common stock are subject, including, without limitation, pro rata reductions applicable to any portion of the consideration payable in the Change of Control.

We will not issue fractional shares of common stock upon the conversion of the Series A Preferred Stock. Instead, we will pay the cash value of such fractional shares in lieu of such fractional shares. Because each depositary share represents a 1/100th interest in a share of the Series A Preferred Stock, the number of shares of common stock ultimately received for each depositary share will be equal to the number of shares of common stock received upon conversion of each share of Series A Preferred Stock divided by 100. In the event that the conversion would result in the issuance of fractional shares of common stock, we will pay the holder of depositary shares the cash value of such fractional shares in lieu of such fractional shares.

Within 15 days following the occurrence of a Change of Control, we will provide to holders of the depositary shares representing interests in the Series A Preferred Stock a notice of occurrence of the Change of Control that describes the resulting Change of Control Conversion Right. This notice will state the following:

•	the events constituting the Change of Control;

•	the date of the Change of Control;

•	the last date on which the holders of the depositary shares representing interests in the Series A Preferred Stock may exercise their Change of Control Conversion Right;

•	the method and period for calculating the Common Stock Price;

•	the Change of Control Conversion Date;

•

that if, prior to the Change of Control Conversion Date, we have provided or provide notice of our election to redeem all or any portion of the Series A Preferred Stock or the depositary shares, holders will not be able to convert the Series A Preferred Stock and such shares will be redeemed on the related redemption date, even if such shares have already been tendered for conversion pursuant to the Change of Control Conversion Right;

•	if applicable, the type and amount of Alternative Conversion Consideration entitled to be received per share of Series A Preferred Stock;

•	the name and address of the paying agent and the conversion agent; and

•	the procedures that the holders of the depositary shares representing interests in the Series A Preferred Stock must follow to exercise the Change of Control Conversion Right.

We will issue a press release for publication on the Dow Jones & Company, Inc., Business Wire, PR Newswire or Bloomberg Business News (or, if these organizations are not in existence at the time of issuance of the press release, such other news or press organization as is reasonably calculated to broadly disseminate the relevant information to the public), or post notice on our website, in any event prior to the opening of business on the first business day following any date on which we provide the notice described above to the holders of the depositary shares representing interests in the Series A Preferred Stock.

To exercise the Change of Control Conversion Right, each holder of depositary shares representing interests in the Series A Preferred Stock will be required to deliver, on or before the close of business on the Change of Control Conversion Date, the depositary receipts or certificates, if any, evidencing the depositary shares or Series A Preferred Stock, respectively, to be converted, duly endorsed for transfer, together with a written conversion notice completed, to the depositary, in the case of the depositary shares, or to our transfer agent, in the case of shares of the Series A Preferred Stock. The conversion notice must state:

•	the relevant Change of Control Conversion Date;

•	the number of depositary shares or shares of Series A Preferred Stock to be converted; and

•	that the depositary shares or the shares of Series A Preferred Stock are to be converted pursuant to the applicable provisions of the Series A Preferred Stock.

The “Change of Control Conversion Date” is the date the Series A Preferred Stock is to be converted, which will be a business day that is no fewer than 20 days nor more than 35 days after the date on which we provide the notice described above to the holders of the depositary shares representing interests in the Series A Preferred Stock.

The “Common Stock Price” will be: (i) if the consideration to be received in the Change of Control by the holders of our common stock is solely cash, the amount of cash consideration per share of our common stock or (ii) if the consideration to be received in the Change of Control by holders of our common stock is other than solely cash (x) the average of the closing sale prices per share of our common stock on the principal U.S. securities exchange on which our common stock is then traded (or, if no closing sale price is reported, the average of the closing bid and ask prices or, if more than one in either case, the average of the average closing bid prices and the average closing ask prices) for the ten consecutive trading days immediately preceding, but not including, the effective date of the Change of Control as reported on the principal U.S. securities exchange on which our common stock is then traded, or (y) the average of the last quoted bid prices for our common stock in the over-the-counter market as reported by Pink Sheets LLC or similar organization for the ten consecutive trading days immediately preceding, but not including, the effective date of the Change of Control, if our common stock is not then listed for trading on a U.S. securities exchange.

Holders of the depositary shares representing interests in the Series A Preferred Stock may withdraw any notice of exercise of a Change of Control Conversion Right (in whole or in part) by a written notice of withdrawal delivered to the depositary, in the case of the depositary shares, or to our transfer agent, in the case of shares of the Series A Preferred Stock, prior to the close of business on the business day prior to the Change of Control Conversion Date. The notice of withdrawal must state:

•	the number of withdrawn depositary shares or shares of Series A Preferred Stock;

•	if certificated depositary shares or shares of Series A Preferred Stock have been issued, the receipt or certificate numbers of the withdrawn shares of Series A Preferred Stock; and

•	the number of depositary shares or shares of Series A Preferred Stock, if any, which remain subject to the conversion notice.

Notwithstanding the foregoing, if the Series A Preferred Stock is held in global form, the conversion notice and/or the notice of withdrawal, as applicable, must comply with applicable procedures of The Depository Trust Company.

Shares of Series A Preferred Stock as to which the Change of Control Conversion Right has been properly exercised and for which the conversion notice has not been properly withdrawn will be converted into the applicable Conversion Consideration in accordance with the Change of Control Conversion Right on the Change of Control Conversion Date, unless prior to the Change of Control Conversion Date we have provided or provide notice of our election to redeem such shares of Series A Preferred Stock, whether pursuant to our optional redemption right or our special optional redemption right. If we elect to redeem shares of Series A Preferred Stock that would otherwise be converted into the applicable Conversion Consideration on a Change of Control Conversion Date, such shares of Series A Preferred Stock will not be so converted and the holders of such shares will be entitled to receive on the applicable redemption date $2,500.00 per share (or $25.00 per depositary share), plus any accrued and unpaid dividends thereon to, but not including, the redemption date. See “— Optional Redemption” and “— Special Optional Redemption.”

We will deliver amounts owing upon conversion no later than the third business day following the Change of Control Conversion Date.

In connection with the exercise of any Change of Control Conversion Right, we will comply with all federal and state securities laws and stock exchange rules in connection with any conversion of Series A Preferred Stock into our common stock. Notwithstanding any other provision of the Series A Preferred Stock, no holder of Series A Preferred Stock or depositary shares will be entitled to convert such shares for our common stock to the extent that receipt of such common stock would cause such holder (or any other person) to exceed the share ownership limits contained in our Charter and the articles supplementary setting forth the terms of the Series A Preferred Stock, unless we provide an exemption from this limitation for such holder. See “— Ownership Limits and Restrictions on Transfer,” below.

Except as otherwise provided above, neither the Series A Preferred Stock nor the depositary shares is convertible into or exchangeable for any other securities or property.

Voting Rights

Except as described below, holders of depositary shares or Series A Preferred Stock will generally have no voting rights. In any matter in which the Series A Preferred Stock may vote (as expressly provided in our Charter or the articles supplementary, or as may be required by law), the Series A Preferred Stock shall be entitled to one vote per $2,500 of liquidation value. As a result, each depositary share will be entitled to 1/100th of a vote.

Whenever dividends on the Series A Preferred Stock are in arrears for six or more quarterly periods, whether or not declared or consecutive (a “Preferred Dividend Default”), the holders of depositary shares representing interests in the Series A Preferred Stock (voting separately as a class with all other Parity Preferred Stock upon which like voting rights have been conferred and are exercisable) will be entitled to vote for the election of a total of two additional directors of the company (“Preferred Stock Directors”), and the number of directors on the board of directors shall increase by two, at a special meeting called by the holders of record of at least 20% of the Series A Preferred Stock or the holders of any other series of Parity Preferred Stock so in arrears (unless such request is received less than 90 days before the date fixed for the next annual or special meeting of stockholders) or at the next annual meeting of stockholders, and at each subsequent annual meeting until all dividends accumulated on such shares of Series A Preferred Stock for the past dividend periods and the dividend for the then-current dividend period shall have been fully paid or declared and a sum sufficient for the payment thereof set aside for payment. The Preferred Stock Directors will be elected by a plurality of the votes cast by the holders of the depository shares representing interests in the Series A Preferred Stock and the outstanding shares of Parity Preferred Stock (voting together as a single class).

If and when all accumulated dividends for all past dividend periods and the then current dividend period on the Series A Preferred Stock shall have been paid in full or declared and a sum sufficient for such payment in full is set aside for payment, the holders of shares of Series A Preferred Stock shall be divested of the voting rights set forth above (subject to re-vesting in the event of each subsequent Preferred Dividend Default) and, if all accumulated dividends for all past dividend period and the then current dividend period have been paid in full on all other Parity Preferred Stock upon which like voting rights have been conferred and are exercisable, the term and office of such Preferred Stock Directors so elected will immediately terminate and the entire board of directors will be reduced accordingly.

Any Preferred Stock Directors elected by holders of shares of Series A Preferred Stock and other holders of Parity Preferred Stock upon which like voting rights have been conferred and are exercisable may be removed at any time with or without cause by the vote of, and may not be removed otherwise than by the vote of, the holders of record of a majority of the outstanding shares of Series A Preferred Stock when they have the voting rights described above (voting separately as a class with all other classes or series of Parity Preferred Stock upon which like voting rights have been conferred and are exercisable). So long as a preferred dividend default continues, any vacancy in the office of a Preferred Stock Directors may be filled by written consent of the Preferred Stock Directors remaining in office, or if none remains in office, by a vote of the holders of record of a majority of the outstanding shares of Series A Preferred Stock when they have the voting rights described above (voting separately as a class with all other classes or series of Parity Preferred Stock upon which like voting rights have been conferred and are exercisable). The Preferred Stock Directors shall each be entitled to cast one vote on any matter before the Board.

Any amendment, alteration, repeal or other change to any provision of our Charter, including the articles supplementary establishing the Series A Preferred Stock, whether by merger, consolidation or otherwise, in any manner that would materially and adversely affect the rights, preferences, powers or privileges of the Series A Preferred Stock cannot be made without the affirmative vote of holders of at least 66 2/3% of the outstanding Series A Preferred Stock, voting separately as a class. In addition, the creation, issuance or increase in the authorized number of shares of any class or series of stock having a preference as to dividends or distributions, whether upon liquidation, dissolution or otherwise, that is senior to the Series A Preferred Stock requires the affirmative vote of holders of at least 66 2/3% of the outstanding Series A Preferred Stock, voting separately as a class.

The following actions are not deemed to materially and adversely affect the rights, preferences, powers or privileges of the Series A Preferred Stock:

•

any increase in the amount of our authorized common stock or preferred stock or the creation or issuance of equity securities of any class or series ranking, as to dividends or liquidation preference, on a parity with, or junior to, the Series A Preferred Stock; or

•

the amendment, alteration or repeal or change of any provision of our Charter, including the articles supplementary establishing the Series A Preferred Stock, as a result of a merger, consolidation, reorganization or other business combination, if (a) the Series A Preferred Stock (or shares into which the Series A Preferred Stock have been converted in any successor entity to us) remain outstanding with the terms thereof unchanged in all material respects (taking into account that the company may not be the surviving entity) or (b) the holders of Series A Preferred Stock receive equity securities with the rights, preferences, privileges and voting powers substantially the same as those of the Series A Preferred Stock.

Maturity

The Series A Preferred Stock has no stated maturity date and will not be subject to any sinking fund or mandatory redemption provisions.

Ownership Limits and Restrictions on Transfer

In order for us to qualify as a REIT under the Code, not more than 50% in value of our outstanding shares may be owned, directly or indirectly, by five or fewer individuals (defined in the Code to include certain entities) during the last half of a taxable year and shares must be beneficially owned by 100 or more persons at least 335 days of a taxable year of twelve months (or during a proportionate part of a shorter taxable year). In addition, certain percentages of our gross income must be from particular activities.

In order to assist our Board of Directors in preserving our status as a REIT by complying with the ownership concentration limits described above, among other purposes, our Charter generally prohibits any person (subject to certain exceptions described below) from actually, beneficially or constructively owning more than:

•	9.8% of our common stock by value or by number of shares, whichever is more restrictive (the “Common Stock Ownership Limit”); or

•	9.8% of our outstanding capital stock (which includes our common stock and preferred stock) by value (the “Aggregate Stock Ownership Limit”).

Our Charter also prohibits any person from:

•	beneficially or constructively owning shares of our capital stock that would result in our being “closely held” under Section 856(h) of the Code or otherwise failing to qualify as a REIT; and

•	making any transfer of shares of our capital stock that, if effective, would result in our being beneficially owned by fewer than 100 persons (as determined under Section 856(a)(5) of the Code).

Any person who acquires or attempts or intends to acquire beneficial or constructive ownership of shares of our capital stock that will or may violate any of the foregoing restrictions on transferability and ownership is required to give written notice immediately to us (or, in the case of a proposed or attempted transaction, to provide us with at least 15 days prior written notice) and, in either case, to provide us with such other information as we may request in order to determine the effect of such transfers or ownership on our status as a REIT.

Our Board of Directors, in its sole discretion, may exempt a person (prospectively or retroactively) from the Common Stock Ownership Limit and the Aggregate Stock Ownership Limit described above, and may establish or increase a different limit (which our Charter defines as the “Excepted Holder Limit”) applicable to such person. However, our Board of Directors may not grant such an exemption and establish an Excepted Holder Limit for any person unless our Board of Directors obtains from any such person certain representations, undertakings and agreements prescribed in our Charter in order to prevent the granting any such exemption from having an adverse effect on our status as a REIT. Further, as a condition of granting of any such exception, our Board of Directors may require a ruling from the IRS or an opinion of counsel, in either case in form and substance satisfactory to our Board of Directors, in its sole discretion, as it may deem advisable in order to determine or ensure our status as a REIT. Notwithstanding the receipt of any such ruling or opinion, our Board of Directors also may impose such additional conditions or restrictions as it deems appropriate in connection with granting any such exception.

In connection with a waiver of the Common Stock Ownership Limit or the Aggregate Stock Ownership Limit or at any other time, our Board of Directors may increase or decrease the Common Stock Ownership Limit or the Aggregate Stock Ownership Limit, except that a decreased ownership limit will not be effective for any person whose ownership of our stock exceeds the decreased ownership limit at the time of the decrease until the person’s ownership of our stock equals or falls below the decreased ownership limit, although any further acquisition of our stock will violate the decreased ownership limit. Our Board of Directors may not increase or decrease the Common Stock Ownership Limit or the Aggregate Stock Ownership Limit if the new ownership limit would allow five or fewer persons to actually or beneficially own more than 49.9% in value of our outstanding stock or could cause us to be “closely held” under Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a taxable year) or otherwise cause us to fail to qualify as a REIT.

Any attempted transfer of our shares of capital stock which, if effective, would result in any person beneficially or constructively owning shares in violation, of the restrictions described above (including any applicable Excepted Holder Limit), then that number of shares of capital stock, the beneficial or constructive ownership of which otherwise would cause such person (referred to in our Charter as a “Prohibited Owner”) to violate the restrictions (rounded up to the nearest whole share), will be automatically transferred to a charitable trust for the exclusive benefit of a charitable beneficiary, and the Prohibited Owner will not acquire any rights in such shares. This automatic transfer will be considered effective as of the close of business on the business day before the violative transfer, subject to the following:

•

if a transfer to a charitable trust, as described above, would be ineffective for any reason to prevent a violation of the restrictions described above, the transfer that would have resulted in such violation will be void ab initio, and the proposed transferee shall acquire no rights in such shares; and

•

any transfer that results in the violation of the restriction relating to our shares of capital stock being beneficially owned by fewer than 100 persons will be void ab initio, and the intended transferee shall acquire no rights in such shares.

Shares held in the charitable trust will continue to constitute issued and outstanding shares of our capital stock. The Prohibited Owner will not benefit economically from ownership of any shares held in the charitable trust, will have no rights to dividends or other distributions and will not possess any rights to vote or other rights attributable to the shares of capital stock held in the charitable trust. The trustee of the charitable trust will be appointed by us and must be unaffiliated with us or any Prohibited Owner and will have all voting rights and rights to dividends or other distributions with respect to shares of capital stock held in the charitable trust, and these rights will be exercised for the exclusive benefit of the trust’s charitable beneficiary. Any dividend or other distribution paid before our discovery that shares of capital stock have been transferred to the trustee are required by our Charter to be paid by the recipient of such dividend or distribution to the trustee upon demand, and any dividend or other distribution authorized but unpaid will be paid when due to the trustee. Any dividend or distribution so paid to the trustee is required to be held in trust for the trust’s charitable beneficiary. Subject to Maryland law, effective as of the date that such shares of stock have been transferred to the trustee, the trustee, in its sole discretion, will have the authority, subject to the Company not having already taken irreversible corporate action on the basis of any such vote, to:

•	rescind as void any vote cast by a Prohibited Owner prior to our discovery that such shares have been transferred to the trustee; and

•	recast such vote in accordance with the desires of the trustee acting for the benefit of the trust’s beneficiary.

Within 20 days of receiving notice from us that shares of capital stock have been transferred to the charitable trust, and unless we buy the shares first as described below, the trustee will sell the shares held in the charitable trust to a person, designated by the trustee, whose ownership of the shares will not violate the ownership limitations in our Charter. Upon the sale, the interest of the charitable beneficiary in the shares sold will terminate and the trustee will distribute the net proceeds of the sale to the Prohibited Owner and to the charitable beneficiary. The Prohibited Owner will receive the lesser of:

•

the price paid by the Prohibited Owner for the shares or, if the Prohibited Owner did not give value for the shares in connection with the event causing the shares to be held in the charitable trust (for example, in the case of a gift or devise), the market price of the shares on the day of the event causing the shares to be held in the charitable trust; and

•	the price per share received by the trustee from the sale or other disposition of the shares held in the charitable trust (less any commission and other expenses of a sale).

The trustee may reduce the amount payable to the Prohibited Owner by the amount of dividends and distributions paid to the Prohibited Owner and owed by the Prohibited Owner to the trustee. Any net sale proceeds in excess of the amount payable to the Prohibited Owner will be paid immediately to the charitable beneficiary. If, before our discovery that shares of stock have been transferred to the charitable trust, such shares are sold by a Prohibited Owner, then:

•	such shares will be deemed to have been sold on behalf of the charitable trust; and

•

to the extent that the Prohibited Owner received an amount for such shares that exceeds the amount that the Prohibited Owner was entitled to receive as described above, the excess must be paid to the trustee upon demand.

In addition, shares of stock held in the charitable trust will be deemed to have been offered for sale to us, or our designee, at a price per share equal to the lesser of:

•	the price per share in the transaction that resulted in such transfer to the charitable trust (or, in the case of a gift or devise, the market price at the time of the gift or devise); and

•	the market price on the date we, or our designee, accept such offer.

We may reduce the amount payable to the Prohibited Owner by the amount of dividends and distributions paid to the Prohibited Owner and owed by the Prohibited Owner to the trustee. We may pay the amount of such reduction to the trustee for the benefit of the charitable beneficiary. We will have the right to accept such deemed offer until the trustee has sold the shares of capital stock held in the charitable trust. Upon such a sale to us, the interest of the charitable beneficiary in the shares sold will terminate and the trustee will distribute the net proceeds of the sale to the Prohibited Owner.

All certificated shares of our capital stock will bear a legend referring to the restrictions described above.

Every owner of more than 5% (or such lower percentage as required by the Code or the regulations promulgated thereunder) of all classes or series of our capital stock, within 30 days after the end of each taxable year, is required to give us written notice, stating such person’s name and address, the number of shares of each class and series of our capital stock beneficially owned by such owner and a description of the manner in which the shares are held. Each such owner must also provide us with such additional information as we may request in order to determine the effect, if any, of such beneficial ownership on our status as a REIT and to ensure compliance with the Aggregate Stock Ownership Limit. In addition, each stockholder will upon demand be required to provide us with such information as we may request, in good faith, in order to determine our status as a REIT and to comply with the requirements of any taxing authority or governmental authority or to determine such compliance.

Our Charter generally provides that an underwriter which participates in a public offering or private placement of shares of our capital stock (or securities convertible into or exchangeable for capital stock) may beneficially or constructively own shares in excess of the Aggregate Stock Ownership Limit and/or the Common Stock Ownership Limit described above, but only to the extent necessary to facilitate such public offering or private placement.

These ownership limitations could delay, defer or prevent a transaction or a change in control of us that might involve a premium price for holders of our common stock, or might otherwise be in the best interest of our stockholders. The foregoing restrictions on transferability and ownership will not apply if our Board of Directors determines that it is no longer on our best interest to attempt to qualify, or continue to qualify, as a REIT, or that compliance with such restrictions is no longer necessary in order for us to qualify as a REIT.

Surrender of Depositary Shares for Shares of Series A Preferred Stock

Under certain circumstances, holders may be required to surrender depositary receipts to the depositary or us. In the event of such a surrender of depositary shares, the holder will be entitled to receive the number of whole or fractional shares of Series A Preferred Stock represented by the depositary shares.

Stock Listing

We intend to apply to list the depositary shares on the NYSE under the symbol “CORRPrA.” If our application is approved, we expect trading of the depositary shares on the NYSE to commence within the 30-day period after the initial delivery of the depositary shares. The Series A Preferred Stock underlying the depositary shares will not be listed, and we do not expect any trading market will develop for the Series A Preferred Stock except as represented by the depositary shares.

Transfer Agent and Registrar

The registrar, transfer agent and distributions disbursing agent for the Series A Preferred Stock will be Computershare Trust Company, N.A..

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

As described more fully in the accompanying prospectus, we have elected to be taxed as a REIT under Sections 856 through 860 of the Code and applicable Treasury Regulations, which set forth the requirements for qualification as a REIT. We believe that, commencing with our taxable year ended December 31, 2013, we have been organized and have operated, and are operating, in a manner qualifying us for taxation as a REIT under the Code. We intend to continue to operate in such a manner, although no assurances can be given that we will operate in a manner necessary to qualify or remain qualified as a REIT.

In connection with this offering, Husch Blackwell LLP has rendered an opinion to us that (i) we have been organized and have operated in conformity with the requirements for qualification and taxation as a REIT under the Code during our taxable years ended December 31, 2013 through December 31, 2014, and (ii) our current and proposed organization and method of operation, as set forth in the registration statement of which this prospectus supplement is a part, this prospectus supplement, and the accompanying prospectus, does and will enable us to continue to meet the requirements for qualification and taxation as a REIT after December 31, 2014. This opinion is conditioned upon certain assumptions and representations made by us to Husch Blackwell LLP as to factual matters relating to our organization, operation and income, and upon certain representations made by our officers to Husch Blackwell LLP as to factual and legal matters relating to our income. Husch Blackwell LLP’s opinion also is based upon assumptions and our representations as to future conduct, income and assets. In addition, this opinion is based upon our factual representations concerning our business and properties as described in the reports filed by us under the federal securities laws. The opinion of Husch Blackwell LLP is limited to this discussion under the heading “Material U.S. Federal Income Tax Considerations” and to the discussion under the heading “U.S. Federal Income Tax Considerations” in the accompanying prospectus, and it is filed as an exhibit to this prospectus supplement.

Moreover, our qualification and taxation as a REIT depend upon our ability to meet, through actual annual operating results, certain distribution levels, a specified diversity of stock ownership, and the various other qualification tests imposed under the Code as discussed further in the accompanying prospectus. Our annual operating results will not be reviewed by Husch Blackwell LLP. Accordingly, the actual results of our operations for any particular taxable year may not satisfy these requirements. Further, the anticipated income tax treatment described in this prospectus supplement may be changed, perhaps retroactively, by legislative, administrative or judicial action at any time.

The following discussion addresses material U.S. federal income tax considerations particular to an investment in our depositary shares and Series A Preferred Stock and thereby supplements, and should be read in conjunction with, the general description of material U.S. federal income tax considerations contained in the accompanying prospectus.

Depositary Shares

For U.S. federal income tax purposes, a holder of depositary shares will be considered to own the Series A Preferred Stock represented thereby. Accordingly, holders of depositary shares will recognize the income and deductions to which they would be entitled if they were actual holders of the Series A Preferred Stock. In addition:

•	no gain or loss will be recognized for U.S. federal income tax purposes upon the withdrawal of Series A Preferred Stock in exchange for depositary shares as provided in the deposit agreement;

•

the tax basis of each share of Series A Preferred Stock to an exchanging owner of depositary shares will, upon the exchange, be the same as the aggregate tax basis of the depositary shares exchanged for such whole share of Series A Preferred Stock; and

•

the holding period for the Series A Preferred Stock, in the hands of an exchanging owner of depositary shares who held the depositary shares as a capital asset at the time of the exchange, will include the period that the owner held the depositary shares.

For the remainder of this discussion, references to “Series A Preferred Stock” include the investment in Series A Preferred Stock represented by depositary shares.

Distributions on Series A Preferred Stock

For a discussion of the treatment of dividends and other distributions with respect to the Series A Preferred Stock, see “U.S. Federal Income Tax Considerations — Federal Income Taxation of U.S. Holders of Common and Preferred Stock” and “U.S. Federal Income Tax Considerations — Federal Income Taxation of Non-U.S. Holders of Common and Preferred Stock” in the accompanying prospectus. For purposes of determining whether distributions to our stockholders are out of current or accumulated earnings and profits, our earnings and profits are allocated first to our outstanding preferred stock (including our Series A Preferred Stock) and then to our outstanding common stock.

Sale or Exchange of Series A Preferred Stock

For a discussion of the tax consequences of a sale or exchange of our Series A Preferred Stock, see “U.S. Federal Income Tax Considerations — Federal Income Taxation of U.S. Holders of Common and Preferred Stock — Sales of Shares” and “U.S. Federal Income Tax Considerations — Federal Income Taxation of Non-U.S. Holders of Common and Preferred Stock” in the accompanying prospectus.

Conversion of Series A Preferred Stock into Shares of Common Stock

Except as described below, no gain or loss will be recognized to a stockholder upon conversion of any Series A Preferred Stock solely into shares of our common stock. Except to the extent of cash paid in lieu of fractional shares, the adjusted tax basis for the shares of common stock received upon the conversion will be equal to the adjusted tax basis of any shares of Series A Preferred Stock converted, and the holding period of the shares of common stock will include the holding period of any shares of Series A Preferred Stock converted.

Cash received upon conversion in lieu of a fractional share of common stock generally will be treated as a payment in a taxable exchange for such fractional share of common stock, and gain or loss will be recognized on the receipt of cash in an amount equal to the difference between the amount of cash received and the adjusted tax basis allocable to the fractional common share deemed exchanged. This gain or loss will be long-term capital gain or loss if the U.S. stockholder has held the Series A Preferred Stock for more than one year. Any common stock received in exchange for accrued and unpaid dividends generally will be treated as a distribution by us, and a stockholder of any Series A Preferred Stock may recognize gain or dividend income to the extent there are dividends in arrears.

In the event that if our Series A Preferred Stock constitutes a USRPI, a non-U.S. stockholder generally will not recognize gain or loss upon a conversion of our Series A Preferred Stock into our common stock, provided our common stock also constitutes a USRPI and certain reporting requirements are satisfied. A non-U.S. stockholder’s basis and holding period in the common stock received upon a tax-free conversion will be the same as those of the converted Series A Preferred Stock (but the basis in the common stock received upon a tax-free conversion will be reduced by the portion of the adjusted tax basis allocated to any fractional common stock exchanged for cash). Non-U.S. stockholders converting their shares of Series A Preferred Stock should consult their tax advisors regarding the U.S. federal income tax consequences of any such conversion and of the ownership and disposition of the consideration received upon any such conversion.

Conversion of Series A Preferred Stock for Alternative Conversion Consideration

If a stockholder receives the Alternative Conversion Consideration (in lieu of shares of our common stock) in connection with the conversion of the Series A Preferred Stock, the tax treatment of the receipt of any such other consideration will depend on the nature of the consideration and the structure of the transaction that gives rise to the Change of Control, and it may be a taxable exchange. Stockholders converting their shares of Series A Preferred Stock should consult with their tax advisors regarding the U.S. federal income tax consequences of any such conversion and of the ownership and disposition of the consideration received upon any such conversion.

Adjustment of Conversion Price

Section 305(c) of the Code and the Treasury Regulations promulgated thereunder treat as a dividend certain constructive distributions of shares with respect to shares of preferred stock. If the conversion ratio for the Series A Preferred Stock does not fully adjust to reflect a stock dividend, stock split, distribution of shares, warrants or share rights with respect to the common stock, or a reverse share split, a stockholder may be deemed to receive a distribution if the stockholder’s proportionate interest in us is increased. Any such constructive dividends may constitute (and cause other dividends to constitute) extraordinary dividends to corporate stockholders. For further discussion on the consequences of these rules, see “U.S. Federal Income Tax Considerations — Federal Income Taxation of Non-U.S. Holders of Common and Preferred Stock” in the accompanying prospectus.

Redemption of Series A Preferred Stock

A redemption by us (including a redemption resulting from our liquidation), if any, of all the shares actually and constructively held by a stockholder generally will give rise to capital gain or loss under Section 302(b) of the Code, provided that the redemption proceeds do not represent accrued and unpaid dividends. Other redemptions may also give rise to capital gain or loss, but certain conditions imposed by Section 302(b) of the Code must be satisfied to achieve such treatment.

Information Reporting

We will report to our stockholders and to the Internal Revenue Service the amount of distributions paid during each calendar year, and the amount of tax withheld, if any, with respect to the paid distributions.

CAPITALIZATION

The following table sets forth our capitalization as of September 30, 2014:

•	on an actual basis;

•	on a historical adjusted basis to give effect to the historical adjustments listed on the subsequent page; and

•

on a pro forma as further adjusted basis to give effect to the issuance of the 2,000,000 depositary shares offered hereby, after deducting $1.575 million for the underwriting discounts and commissions payable by us.

You should read this table in conjunction with “Use of Proceeds,” “Pro Forma Financial Information,” our financial statements and notes thereto incorporated by reference in this prospectus supplement.

	As of September 30, 2014
	Historical	Historical Adjusted	Further As Adjusted
Cash and cash equivalents	$5,476,216	$2,274,130	$19,099,130

Debt:
Long-term debt	67,942,000	99,942,000	67,942,000

Total Debt:	67,942,000	99,942,000	67,942,000
Stockholders’ equity
Capital stock, non-convertible, $0.001 par value; 31,644,877 shares issued and outstanding, actual and pro forma as adjusted	31,645	46,595	46,595
Preferred stock, convertible, $0.001 par value; 0 shares issued and outstanding, actual and pro forma as adjusted	—	—	20
Additional paid-in capital	217,893,695	314,201,595	362,626,575
Accumulated retained earnings	—	(601,132)	(601,132)
Accumulated other comprehensive income	650,547	650,547	650,547

Total stockholders’ equity	218,575,887	314,297,605	362,722,605

Total capitalization	$286,517,887	$414,239,605	$430,664,605

PRO FORMA FINANCIAL INFORMATION

The following unaudited pro forma condensed consolidated financial information gives effect to the issuance by us of preferred stock and the use of net proceeds from this offering as described in “Use of Proceeds”. The unaudited pro forma condensed consolidated financial information also gives effect to:

•	the increase in rent from the Portland Lease Agreement as a result of construction at the Portland Terminal Facility incurred by LCP Oregon,

•	the Loan Agreement with Black Bison WS. Black Bison WS, including the initial and subsequent Loan draws in the amount of $15.3 million, and

•	the disposition of the investment in VantaCore Partners LP as a result of Natural Resource Partners L.P.’s completion of its acquisition of VantaCore Partners LP, and

•	the acquisition of the MoGas Pipeline for $125 million, which is reflected as a business combination on the financial statements, and

•	the Loan Agreement with SWD Enterprises, which closed on December 31, 2014, including the initial loan draw in the amount of $5 million.

These items are reflected as “Historical Adjustments.”

The pro forma condensed consolidated statements of income reflect adjustments as if the related transactions had occurred on January 1, 2013. The historical results of operations included in the unaudited pro forma condensed consolidated statements of income for the fiscal year ended December 31, 2013 were derived from the audited financial statements of CorEnergy incorporated by reference in this prospectus supplement. The historical results of operations included in the unaudited pro forma condensed consolidated statements of income for the nine months ended September 30, 2014 were derived from the unaudited financial statements of CorEnergy incorporated by reference in this prospectus supplement.

The pro forma consolidated balance sheet reflects adjustments as if the related transactions had occurred on September 30, 2014. The historical balance sheet of CorEnergy included in the unaudited pro forma condensed consolidated balance sheet was derived from the unaudited financial statements of CorEnergy incorporated by reference into this prospectus supplement.

This unaudited pro forma condensed consolidated financial information has been prepared by management for illustrative purposes only. The unaudited pro forma condensed consolidated financial information is not intended to represent or be indicative of the financial position or results of operations in future periods or the results that actually would have been realized had CorEnergy engaged in the MoGas Transaction and the other transactions which are provided for in the pro forma financial information during the specified periods. The unaudited pro forma condensed consolidated financial information, including the notes thereto, is qualified in its entirety by reference to, and should be read in conjunction with, the historical financial statements and notes thereto incorporated by reference in this prospectus supplement.

CorEnergy Infrastructure Trust, Inc.

Unaudited Pro Forma Consolidated Balance Sheet

	At September 30, 2014
	Historical	Historical Adjustments		Historical Combined	Pro Forma Adjustments		Pro Forma Combined
Assets
Leased property, net of accumulated depreciation	$268,670,473	$—		$268,670,473	$—		$268,670,473
Other equity securities, at fair value	25,420,877	—		25,420,877	—		25,420,877
Financing note receivable and related accrued interest receivable, net	15,510,956	5,000,000	(3)	20,510,956			20,510,956
Cash and cash equivalents	5,476,216	96,322,850	(4)	2,674,130	—		19,099,130
		32,000,000	(5)		—
		(125,000,000	)(6)		—
		(676,132	)(7)		—
		(2,662,702	)(5)		—
		2,138,898	(8)		—
		(4,925,000	)(3)		—
		—			48,425,000	(1)
		—			(32,000,000	)(2)
Property and equipment, net of accumulated depreciation	3,116,874	121,468,400	(6)	124,585,274	—		124,585,274
Lease receivable	1,421,211	—		1,421,211	—		1,421,211
Accounts receivable	1,086,587	2,666,551	(8)	3,753,138	—		3,753,138
Warrant	508,000	—		508,000			508,000
Intangible lease asset, net of accumulated amortization	145,971	—		145,971	—		145,971
Deferred debt issuance costs, net of accumulated amortization	1,081,881	2,662,702	(5)	3,744,583	—		3,744,583
Deferred lease costs, net of accumulated amortization	811,164	—		811,164	—		811,164
Hedged derivative asset	577,584	—		577,584	—		577,584
Prepaid expenses and other assets	497,391	184,550	(8)	681,941	—		681,941
Goodwill	—	1,731,600	(6)	1,731,600	—		1,731,600

Total Assets	$324,325,185	$130,911,717		$455,236,902	$16,425,000		$471,661,902

Liabilities and Stockholders’ Equity
Liabilities
Current maturities of long-term debt	$3,528,000	$—		$3,528,000	$—		$3,528,000
Long-term debt	64,414,000	32,000,000	(5)	96,414,000	(32,000,000	)(2)	64,414,000
Accounts payable and other accrued liabilities	3,329,284	3,189,999	(8)	6,519,283	—		6,519,283
Deferred tax liability	5,573,233	—		5,573,233	—		5,573,233
Income tax payable	75,522	—		75,522	—		75,522
Unearned income	1,422,458	—		1,422,458	—		1,422,458

Total Liabilities	$78,342,497	$35,189,999		$113,532,496	$(32,000,000)		$81,532,496

Equity
Capital stock, non-convertible, $0.001 par value; 31,644,877 shares issued and outstanding at September 30, 2014 (100,000,000 shares authorized)	$31,645	$14,950	(4)	$46,595	$—		$46,595
Preferred stock, convertible, $0.001 par value; 0 shares issued and outstanding at September 30, 2014 (100,000,000 shares authorized)	—	—		—	20	(1)	20
Additional paid-in capital	217,893,695	96,307,900	(4)	314,201,595	48,424,980	(1)	362,626,575
Accumulated retained earnings	—	(601,132	)(7)	(601,132)	—		(601,132)
Accumulated other comprehensive income	650,547	—		650,547	—		650,547

Total CorEnergy Equity	218,575,887	95,721,718		314,297,605	48,425,000		362,722,605
Non-controlling Interest	27,406,801	—		27,406,801	—		27,406,801

Total Equity	245,982,688	95,721,718		341,704,406	48,425,000		390,129,406

Total Liabilities and Stockholders’ Equity	$324,325,185	$130,911,717		$455,236,902	$16,425,000		$471,661,902

See accompanying notes to pro forma financial statements

CorEnergy Infrastructure Trust, Inc.

Unaudited Pro Forma Condensed Consolidated Statement of Income

	For the Year Ended December 31, 2013
	Historical	Historical Adjustments		Historical Combined	Pro Forma Adjustments		Pro Forma Combined
Revenue
Lease Revenue	$22,552,976	$6,093,189	(9)	$28,646,165	$—		$28,646,165
Sales Revenue	8,733,044	—		8,733,044	—		8,733,044
Financing Revenue	—	2,553,762	(10)	2,553,762	—		2,553,762
Transportation Revenue	—	14,115,068	(11)	14,115,068	—		14,115,068

Total Revenue	31,286,020	22,762,019		54,048,039	—		54,048,039

Expenses
Cost of Sales (excluding depreciation expense)	6,734,665	(2,475,327	)(11)	4,259,338	—		4,259,338
Management fees, net of expense reimbursements	2,637,265	1,814,654	(12)	4,451,919	—		4,451,919
Asset acquisition expense	806,083	—		806,083	—		806,083
Professional fees	1,678,137	36,000	(13)	1,714,137	—		1,714,137
Depreciation expense	11,429,980	5,808,320	(14)	17,238,300	—		17,238,300
Amortization expense	61,305	665,676	(5)	726,981	—		726,981
Transportation, maintenance and general and administrative	—	2,572,185	(15)	2,572,185	—		2,572,185
Litigation charges	—	1,936,103	(16)	1,936,103	—		1,936,103
Operating expense	924,571	—		924,571	—		924,571
Directors’ fees	178,196	—		178,196	—		178,196
Other expenses	580,183	328,233	(17)	908,416	—		908,416

Total Expenses	25,030,385	10,685,844		35,716,229	—		35,716,229

Operating Income (Loss)	$6,255,635	$12,076,175		$18,331,810	$—		$18,331,810

Other Income (Expenses)
Net distributions and dividend income	$584,814	$—		$584,814	$—		$584,814
Net realized and unrealized gain (loss) on trading securities	(251,213)	—		(251,213)	—		(251,213)
Net realized and unrealized gain on other equity securities	5,617,766	(3,336,615	)(18)	2,281,151	—		2,281,151
Other income	—	58,288	(19)	58,288	—		58,288
Interest expense	(3,288,378)	(1,217,510	)(5)	(4,505,888)	1,217,510	(2)	(3,288,378)

Total Other Income (Expenses)	2,662,989	(4,495,837)		(1,832,848)	1,217,510		(615,338)

Income (Loss) before income taxes	8,918,624	7,580,338		16,498,962	1,217,510		17,716,472

Taxes
Income tax expense (benefit), net	2,949,518	(1,691,851	)(20)	1,257,667	—		1,257,667

Net Income (Loss)	5,969,106	9,272,189		15,241,295	1,217,510		16,458,805
Less: Net Income (Loss) attributable to non-controlling interest	1,466,767	—		1,466,767	—		1,466,767

Net Income (Loss) to Shareholders	4,502,339	9,272,189		13,774,528	1,217,510		14,992,038
Less: Preferred Coupon Payment	—	—		—	3,687,500	(1)	3,687,500

Net Income (Loss) attributable to CORR Common Stockholders	$4,502,339	$9,272,189		$13,774,528	$(2,469,990)		$11,304,538

Earnings (Loss) Per Common Share:	$0.19			$0.30			$0.24
Basic and Diluted
Weighted Average Shares of Common Stock Outstanding:
Basic and Diluted	24,149,396	22,425,000	(21)	46,598,904	—		46,598,904
Dividends declared per share	$0.375

See accompanying notes to pro forma financial statements

CorEnergy Infrastructure Trust, Inc.

Unaudited Pro Forma Condensed Consolidated Statement of Income

	For the Nine-Month Periods Ended September 30, 2014
	Historical	Historical Adjustments		Historical Combined	Pro Forma Adjustments		Pro Forma Combined
Revenue
Lease Revenue	$21,019,272	$752,633	(9)	$21,771,905	$—		$21,771,905
Sales Revenue	6,814,346	—		6,814,346	—		6,814,346
Financing Revenue	578,829	1,346,130	(10)	1,924,959	—		1,924,959
Transportation Revenue	—	10,678,189	(11)	10,678,189	—		10,678,189

Total Revenue	28,412,447	12,776,952		41,189,399	—		41,189,399

Expenses
Cost of Sales (excluding depreciation expense)	5,377,067	(1,833,722	)(11)	3,543,345	—		3,543,345
Management fees, net of expense reimbursements	2,359,054	913,629	(12)	3,272,683	—		3,272,683
Asset acquisition expense	139,540	—		139,540	—		139,540
Professional fees	1,287,506	—		1,287,506	—		1,287,506
Depreciation expense	9,573,809	3,186,264	(14)	12,760,073	—		12,760,073
Amortization expense	46,026	499,257	(5)	545,283	—		545,283
Transportation, maintenance and general and administrative	—	3,120,196	(15)	3,120,196	—		3,120,196
Litigation charges	—	505,333	(16)	505,333	—		505,333
Operating expense	646,283	—		646,283	—		646,283
Directors’ fees	178,791	—		178,791	—		178,791
Other expenses	644,517	233,554	(17)	878,071	—		878,071

Total Expenses	20,252,593	6,624,511		26,877,104	—		26,877,104

Operating Income (Loss)	$8,159,854	$6,152,441		$14,312,295	$—		$14,312,295

Other Income (Expenses)
Net distributions and dividend income	$1,699,874	$(1,152,726	)(18)	$547,148	$—		$547,148
Net realized and unrealized gain (loss) on trading securities	—	—		—	—		—
Net realized and unrealized gain on other equity securities	2,512,738	(358,488	)(18)	2,154,250	—		2,154,250
Other income	—	61,674	(19)	61,674	—		61,674
Interest expense	(2,623,972)	(913,133	)(5)	(3,537,105)	913,133	(2)	(2,623,972)

Total Other Income (Expenses)	1,588,640	(2,362,673)		(774,033)	913,133		139,100

Income (Loss) before income taxes	9,748,494	3,789,768		13,538,262	913,133		14,451,395

Taxes
Income tax expense (benefit), net	1,581,275	(1,155,813	)(20)	425,462	—		425,696

Net Income (Loss)	8,167,219	4,945,581		13,112,800	913,133		14,025,933
Less: Net Income (Loss) attributable to non-controlling interest	1,167,734	—		1,167,734	—		1,167,734

Net Income (Loss) to Shareholders	6,999,485	4,945,581		11,945,066	913,133		12,858,199
Less: Preferred Coupon Payment	—	—		—	2,765,625	(1)	2,765,625

Net Income (Loss) attributable to CORR Common Stockholders	$6,999,485	$4,945,581		$11,945,066	$(1,852,492)		$10,092,574

Earnings (Loss) Per Common Share:	$0.23			$0.26			$0.22
Basic and Diluted
Weighted Average Shares of Common Stock Outstanding:
Basic and Diluted	31,090,370	14,950,000	(21)	46,598,904	—		46,598,904
Dividends declared per share	$0.384

See accompanying notes to pro forma financial statements

CorEnergy Infrastructure Trust, Inc.

Notes to the Unaudited Pro Forma Consolidated Financial Statements

Note 1. Basis of Presentation

These unaudited pro forma condensed consolidated financial statements and underlying pro forma and historical adjustments are based upon currently available information and certain estimates and assumptions made by management; therefore, actual results could differ materially from the pro forma information. However, we believe the assumptions provide a reasonable basis for presenting the significant effects of the transactions noted herein. We believe the pro forma and historical adjustments give appropriate effect to those assumptions and are properly applied in the pro forma information.

Note 2. Pro Forma Adjustments

(1) The Company has, in connection with this offering, issued 2,000,000 depositary shares of $0.001 par value preferred stock at $25 per share. Equity proceeds of $48.4 million, reflected as an increase to stockholders’ equity, are net of $1.6 million of equity issuance costs. The Preferred stock holders are entitled to receive a cumulative cash dividend at a rate of 7.375% per annum, equivalent to $3,687,500 and $2,765,625 for the year ended December 31, 2013 and the nine-month period ended September 30, 2014.

(2) Assumes the Company will, in connection with this offering, pay down its existing credit facility with Regions Bank of $32 million. Outstanding balances under the credit facility will generally accrue interest at a variable annual rate equal to LIBOR plus 3.5%, or 3.76% as of January 21, 2015. The amount of incremental savings of pro forma cash interest expense is $1,217,510 and $913,133 for the year ended December 31, 2013 and the nine-month period ended September 30, 2014, respectively. To the extent repayment of less than the full amount outstanding is made, interest expense of $38,047 and $28,535 for the year ended December 31, 2013 and the nine-month period ended September 30, 2014, respectively, would be incurred for each $1 million of principal that remains outstanding.

Note 3. Historical Adjustments

(3) Represents the $5,000,000 financing note receivable from the loan agreement with SWD Enterprises entered into on December 31, 2014. A closing fee of $75 thousand was charged to SWD Enterprises, resulting in a net cash outflow of $4,925,000.

(4) Represents equity proceeds of $96.32 million in connection with the offering for the MoGas Pipeline transaction, reflected as an increase to stockholders’ equity, are net of $5.3 million of equity issuance costs.

(5) The Company, in connection with the offering for the MoGas Pipeline transaction, borrowed from its existing credit facility with Regions Bank $32 million. Outstanding balances under the credit facility will generally accrue interest at a variable annual rate equal to LIBOR plus 3.5%, or 3.75% as of January 16, 2015. The amount of incremental pro forma cash interest expense is $1,217,510 and $913,133 for the year ended December 31, 2013 and the nine-month period ended September 30, 2014, respectively. Debt issuance costs of $2,662,702 were paid from the proceeds of the credit facility and will be deferred and amortized over the life of the credit facility. The amount of pro forma amortization of these deferred debt issuance costs is $665,676 and $499,257 for the year ended December 31, 2013 and the nine-month period ended September 30, 2014, respectively. Funding of the credit facility is conditioned on certain actions, including the contribution of the borrowings under this offering to our wholly-owned subsidiary MoGas TRS. A .125% variance in interest rates would impact pro forma net income by $40,000 and $30,000 for the pro forma year ended December 31, 2013 and the nine-month period ended September 30, 2014, respectively.

CorEnergy Infrastructure Trust, Inc.

Notes to the Unaudited Pro Forma Consolidated Financial Statements—(Continued)

(6) Represents the purchase price of $125,000,000 for MoGas Pipeline and UPS. The purchase of MoGas Pipeline and UPS includes property and equipment of $121,468,400, goodwill of $1,731,600 and positive net working capital of $1,800,000 (see footnote 8 for detail on the working capital adjustment). The purchase price allocation is subject to finalization upon completion of asset appraisals.

(7) Represents the use of proceeds to pay asset acquisition expense of $676,132. Asset acquisition expenses, net of closing fee income (see footnote 3), of $601,132 are reflected as a reduction to accumulated retained earnings.

(8) Pursuant to the Purchase Agreement, a working capital settlement will be made to the extent working capital of MoGas Pipeline is not equal to $1,800,000. At September 30, 2014 the working capital of the acquired business is comprised of $2,666,551 of accounts receivable, $184,550 of prepaid expenses and other assets, and $3,189,999 of accounts payable and other accrued liabilities. Thus the pro forma financial statements reflect an adjustment of $2,138,898 as an increase to cash resulting from a reduction of the purchase price.

(9) Represents lease revenue from the long-term triple net lease agreement with Arc Logistics, relating to the use of the Portland Terminal Facility and lease revenue from the UPS lease agreements. The amount of incremental pro forma lease revenue is $6,093,189 and $752,633 for the year ended December 31, 2013 and the nine-month period ended September 30, 2014, respectively. The amount of incremental pro forma lease revenue related to the Portland Terminal Facility is $6,015,189 and $636,079 for the year ended December 31, 2013 and the nine-month period ended September 30, 2014, respectively. The amount of incremental pro forma lease revenue related to the UPS lease agreements is $78,000 and $116,554 for the year ended December 31, 2013 and the nine-month period ended September 30, 2014, respectively. The UPS lease agreement combines lease revenue from MoGas Pipeline and Western Ready-Mix. The amount of pro forma lease revenue related to the MoGas Pipeline lease is $0 and $57,471 for the year ended December 31, 2013 and the nine-month period ended September 30, 2014, respectively. The amount of pro forma lease revenue related to the Western Ready-Mix lease is $78,000 and $59,083 for the year ended December 31, 2013 and the nine-month period ended September 30, 2014, respectively.

(10) Represents the financing revenue from the loan agreements with Black Bison WS and SWD Enterprises. The amount of incremental pro forma financing revenue is $2,553,762 and $1,346,130 for the year ended December 31, 2013 and the nine-month period ended September 30, 2014, respectively. The amount of incremental pro forma financing revenue related to the Black Bison WS loan agreement is $1,935,290 and $885,769 for the year ended December 31, 2013 and the nine-month period ended September 30, 2014, respectively. The amount of incremental pro forma financing revenue related to the SWD Enterprises loan agreement is $618,472 and $460,361 for the year ended December 31, 2013 and the nine-month period ended September 30, 2014, respectively.

(11) Represents MoGas Pipeline transportation revenue generated from natural gas transportation services and recognized on firm contracted capacity regardless of the amount of natural gas that is transported. The amount of incremental pro forma transportation revenue is $14,115,068 and $10,678,189 for the year ended December 31, 2013 and the nine-month period ended September 30, 2014, respectively. Because of our ownership of Mowood, transportation revenue and cost of sales are decreased due to inter-company consolidation by $2,475,327 and $1,833,722 for the year ended December 31, 2013 and the nine-month period ended September 30, 2014, respectively.

(12) Represents the adjustment for a 1.0% annual management fee payable to our related party, external manager, Corridor, on approximately $172 million of additional managed assets for the Portland Terminal Facility and MoGas Pipeline, and an average decrease of approximately $1.9 million due to the sale of VantaCore. Such fee results in an expense of $1,814,654 and $913,629 for the year ended December 31, 2013 and the nine-month period ended September 30, 2014, respectively.

CorEnergy Infrastructure Trust, Inc.

Notes to the Unaudited Pro Forma Consolidated Financial Statements—(Continued)

(13) Represents the adjustment for the annual valuation services paid to our external professionals. Such fees result in an expense of $36,000 and $0 for the year ended December 31, 2013 and the nine-month period ended September 30, 2014, respectively.

(14) Represents the depreciation expense on property related to the Portland Terminal Facility of $46,303,976, and the MoGas Pipeline of $121,468,400. The amount of incremental pro forma depreciation expense is $5,808,320 and $3,186,264 for the year ended December 31, 2013 and the nine-month period ended September 30, 2014, respectively. The Portland Terminal Facility property includes $1,777,956 of Asset Acquisition Costs capitalized, and amortized over the 30 year depreciable life of the leased property. The amount of incremental pro forma depreciation expense related to the Portland Terminal Facility is $1,543,466 and $157,515 for the year ended December 31, 2013 and the nine-month period ended September 30, 2014, respectively. The amount of incremental pro forma depreciation expense related to the MoGas Pipeline is $4,264,854 and $3,028,749 for the year ended December 31, 2013 and the nine-month period ended September 30, 2014, respectively.

(15) Represents the adjustment for transportation, maintenance and general and administrative operating expenses. The amount of incremental transportation, maintenance and general and administrative operating expenses is $2,572,185 and $3,120,196 for the year ended December 31, 2013 and the nine-month period ended September 30, 2014, respectively. During 2013, MoGas Pipeline entered into a termination agreement and severance package with its former president and select management team members. The difference of the former management teams and the current president’s salaries in the amount of $1,425,668 has been removed from transportation, maintenance and general and administrative operating expenses for the year ended December 31, 2013.

(16) Represents the adjustment for litigation charges incurred by MoGas Pipeline. Litigation charges are $1,936,103 and $505,333 for the year ended December 31, 2013 and the nine-month period ended September 30, 2014, respectively.

(17) Represents real estate taxes due for the real property owned by UPS, additional fees related to unused amounts on the Company’s corporate line of credit, registration, valuation and other fees payable annually, net of savings generated by the sale of VantaCore. Such adjustments result in an expense of $328,233 and $233,554 for the year ended December 31, 2013 and the nine-month period ended September 30, 2014, respectively.

(18) The realized and unrealized gains (losses) on other equity securities and the changes in distributions and dividend amounts reflected on the pro forma statements of income assume that VantaCore was sold on January 1, 2013. The pro forma adjustment to remove VantaCore activity results in a decrease of distributions and dividend income and net realized and unrealized gain on other equity securities. Distributions and dividend income decreased $0 and $1,152,726 for the year ended December 31, 2013 and the nine-month period ended September 30, 2014, respectively. Net realized and unrealized gain on other equity securities decreased $3,336,615 and $358,488 for the year ended December 31, 2013 and the nine-month period ended September 30, 2014, respectively.

(19) Represents interest income and other miscellaneous income earned by MoGas Pipeline. Interest income and other miscellaneous income is $58,288 and $61,674 for the year ended December 31, 2013 and the nine-month period ended September 30, 2014, respectively.

(20) Reflects income tax adjustment related to the effect of the pro forma adjustments due to the purchase of the MoGas Pipeline and the sale of VantaCore. Income tax expense adjustments for the MoGas Pipeline have been calculated at historical rates for the period ended December 31, 2013 and September 30, 2014 of 40%. Income tax expense adjustments for the sale of VantaCore have been calculated at historical rates for the period ended December 31, 2013 and September 30, 2014 of 37.26% and 38.11%, respectively.

CorEnergy Infrastructure Trust, Inc.

Notes to the Unaudited Pro Forma Consolidated Financial Statements—(Continued)

(21) The Company, in connection with the offering for the acquisitions of the MoGas Pipeline and Portland Terminal Facility, issued 22,425,000 shares of $0.001 par value common stock. The number of shares includes 2,925,000 of additional shares of common stock that were issued after the stock offerings. The additional shares were sold pursuant to over-allotment options granted to the underwriters of CorEnergy’s public offerings. The Company, in connection with the offering for the acquisitions of the MoGas Pipeline, issued 14,950,000 shares of $0.001 par value common stock at a public offering price of $6.80 per share. The number of shares includes 1,950,000 of additional shares of common stock that were issued after the stock offering. The additional shares were sold pursuant to an over-allotment option granted to the underwriters of CorEnergy’s public offering of 13,000,000 shares. In connection with the Portland Terminal Facility, the Company issued 7,475,000 shares of $0.001 par value common stock at a public offering price of $6.50. The number of shares includes 975,000 of additional shares of common stock that were issued after the stock offering. The additional shares were sold pursuant to an over-allotment option granted to the underwriters of CorEnergy’s public offering of 6,500,000 shares.

Performance Measurement

Prospectively, and with this pro forma information, we intend to provide standard performance measures utilized by REITs, including FFO as defined by the National Association of Real Estate Investment Trusts (NAREIT) (“NAREIT FFO”), as well as FFO, adjusted for factors related to our investments in securities as historically presented by the Company (“FFO adjusted for securities investments”) and AFFO as historically presented by the Company.

NAREIT FFO

As defined by NAREIT, FFO represents net income (computed in accordance with GAAP), excluding gains (or losses) from sales of depreciable operating property, real estate-related depreciation and amortization (excluding amortization of deferred financing costs or loan origination costs) and after adjustments for unconsolidated partnerships and joint ventures.

FFO

We have historically presented FFO utilizing a definition which is different than NAREIT FFO. Due to the legacy investments that we hold, we have also historically presented NAREIT FFO as further adjusted for Distributions received from investment securities, Income tax expense, net and Net distributions and dividend income, which we have labeled as “FFO” in our historical periodic reports. Both NAREIT FFO and the FFO we have historically reported to our shareholders are supplemental, non-GAAP financial measures.

We present NAREIT FFO and FFO because we consider them to be important supplemental measures of our operating performance and believe that they are frequently used by securities analysts, investors and other interested parties in the evaluation of REITs, many of which present FFO metrics when reporting their results. FFO as historically reported by us is a key measure used by Corridor in assessing performance and in making resource allocation decisions.

Both NAREIT FFO and FFO as we have historically reported it are intended to exclude GAAP historical cost depreciation and amortization of real estate and related assets, which assumes that the value of real estate diminishes ratably over time. Historically, however, real estate values have risen or fallen with market conditions, and that may also be the case with the energy infrastructure assets which we expect to acquire. Because NAREIT FFO and FFO as historically reported by the Company exclude depreciation and amortization unique to real estate, gains and losses from property dispositions and extraordinary items, they provide performance measures that, when compared year over year, reflect the impact to operations

CorEnergy Infrastructure Trust, Inc.

Notes to the Unaudited Pro Forma Consolidated Financial Statements—(Continued)

from trends in base and participating rent, company operating costs, development activities and interest costs, thereby providing perspective not immediately apparent from net income.

We calculate NAREIT FFO in accordance with standards established by the Board of Governors of the National Association of Real Estate Investment Trusts, in its March 1995 White Paper (as amended in November 1999 and April 2002) and FFO as historically reported by the Company as NAREIT FFO with the additional adjustments described above due to our legacy investments. This may differ from the methodology for calculating FFO utilized by other equity REITs and, accordingly may not be comparable to such other REITs. NAREIT FFO and FFO as historically reported by the Company do not represent amounts available for management’s discretionary use because of needed capital replacement or expansion, debt service obligations or other commitments and uncertainties. Neither NAREIT FFO nor FFO as historically reported by the Company should be considered as an alternative to net income (loss) (computed in accordance with GAAP), as an indicator of our financial performance or cash flow from operating activities (computed in accordance with GAAP), as an indicator of our liquidity, or as an indicator of funds available for our cash needs, including our ability to make distributions or serve our indebtedness.

AFFO

AFFO is a supplemental, non-GAAP financial measure which we define as FFO as historically reported by the Company plus transaction costs, amortization of debt issuance costs, deferred leasing costs, above market rent, and certain costs of a nonrecurring nature, less maintenance, capital expenditures (if any), amortization of debt premium and adjustments to lease revenue resulting from the EIP sale. Management uses AFFO as a measure of long-term sustainable operations performance.

We target a total return of 8% to 10% per annum on the infrastructure assets that we own, measured over the long term. We intend to generate this return from the base rent of our leases plus growth through acquisitions and participating portions of our rent. If we are successful growing our AFFO per share of common stock, we anticipate being able to increase distributions to our stockholders. In addition, the increase in our AFFO per share of common stock should result in capital appreciation. For our business as a whole, a key performance measure is AFFO yield, defined as AFFO divided by invested capital, which measures the sustainable return on capital that we have deployed.

AFFO does not represent amounts available for management’s discretionary use because such amounts are needed for capital replacement or expansion, debt service obligations or other commitments and uncertainties. AFFO should not be considered as an alternative to net income (loss) (computed in accordance with GAAP), as an indicator of our financial performance or to cash flow from operating activities (computed in accordance with GAAP), as an indicator of our liquidity, or as an indicator of funds available for our cash needs, including our ability to make distributions or service our indebtedness.

In light of the per share AFFO growth that we foresee in our operations, we are targeting 1% to 3% annual dividend growth. We can provide no assurances regarding our total return or annual dividend growth. See our Risk Factors as disclosed in the Annual Report on Form 10-K for the calendar year ending December 31, 2013, as amended, for a discussion of the many factors that may affect our ability to make distributions at targeted rates, or at all.

CorEnergy Infrastructure Trust, Inc.

Notes to the Unaudited Pro Forma Consolidated Financial Statements — (Continued)

Following is a comparison of NAREIT FFO, FFO Adjusted for Securities Investments and AFFO for the historical and pro forma twelve months ended December 31, 2013 and nine months ended September 30, 2014 attributable to CorEnergy stockholders:

FUNDS FROM OPERATIONS (FFO & AFFO) RECONCILIATION

	For the Year Ended December 31, 2013
	Historical	Pro Forma Combined
Net Income (Loss) attributable to CORR Common Stockholders	$4,502,339	$11,304,538
Add:
Depreciation	11,429,980	17,238,300
Less:
Non-Controlling Interest attributable to FFO reconciling items	1,645,601	1,645,601

NAREIT FFO	$14,286,718	$26,897,237
Add:
Distributions received from investment securities	1,789,893	270,275
Income tax expense, net	2,949,518	1,257,667
Less:
Net distributions and dividend income	567,276	567,276
Net realized and unrealized gain (loss) on trading securities	(251,213)	(251,213)
Net realized and unrealized gain on other equity securities	5,617,766	2,281,151

Funds From Operations (FFO)	$13,092,300	$25,827,965
Add:
Transaction costs	806,083	806,083
Amortization of debt issuance costs	556,300	1,221,976
Amortization of deferred lease costs	61,305	61,305
Amortization of above market leases	291,940	291,940
Noncash costs associated with derivative instruments	40,290	40,290
Nonrecurring personnel costs	113,232	113,232
Nonrecurring litigation charges	—	1,936,103
Less:
EIP Lease Adjustment	2,171,236	2,171,236
Amortization of debt premium	121,436	121,436
Non-Controlling Interests attributable to AFFO reconciling items	—	—

Adjusted funds from operations (AFFO)	$12,668,778	$28,006,222

Weighted Average Shares outstanding	24,149,396	46,598,904
NAREIT FFO per Share	$0.59	$0.58
FFO per Share	$0.54	$0.55
AFFO per Share	$0.52	$0.60

CorEnergy Infrastructure Trust, Inc.

Notes to the Unaudited Pro Forma Consolidated Financial Statements — (Continued)

FUNDS FROM OPERATIONS (FFO & AFFO) RECONCILIATION

	For the Nine-Month Periods Ended September 30, 2014
	Historical	Pro Forma Combined
Net Income (Loss) attributable to CORR Common Stockholders	$6,999,485	$10,092,574
Add:
Depreciation	9,573,809	12,760,073
Less:
Non-Controlling Interest attributable to FFO reconciling items	1,234,365	1,234,365

NAREIT FFO	$15,338,929	$21,618,282
Add:
Distributions received from investment securities	1,697,319	638,988
Income tax expense (benefit), net	1,581,275	425,462
Less:
Net distributions and dividend income	1,686,637	1,686,637
Net realized and unrealized gain on trading securities	—	—
Net realized and unrealized gain on other equity securities	2,512,738	2,154,250

Funds From Operations (FFO)	$14,418,148	$18,841,845
Add:
Transaction costs	139,540	139,540
Amortization of debt issuance costs	595,982	1,095,239
Amortization of deferred lease costs	46,026	46,026
Amortization of above market leases	218,954	218,954
Noncash costs associated with derivative instruments	(53,132)	(53,132)
Nonrecurring personnel costs	—	—
Nonrecurring litigation charges	—	505,333
Less:
EIP Lease Adjustment	1,628,427	1,628,427
Non-Controlling Interests attributable to AFFO reconciling items	69,635	69,635

Adjusted funds from operations (AFFO)	$13,667,456	$19,095,743

Weighted Average Shares outstanding	31,090,370	46,598,904
NAREIT FFO per Share	$0.49	$0.46
FFO per Share	$0.46	$0.40
AFFO per Share	$0.44	$0.41

NAREIT FFO

Pro forma NAREIT FFO for the twelve month period ended December 31, 2014 and nine month period ended September 30, 2014 total approximately $26.9 and $21.6 million, respectively. NAREIT FFO was calculated in accordance with the National Association of Real Estate Investment Trust’s definition above.

FFO

Pro forma FFO for the twelve month period ended December 31, 2014 and nine-month period ended September 30, 2014 total approximately $25.8 and $18.9 million, respectively. To calculate FFO, we have made adjustments for non-cash items impacting net income for the twelve month period ended

CorEnergy Infrastructure Trust, Inc.

Notes to the Unaudited Pro Forma Consolidated Financial Statements — (Continued)

December 31, 2014 and nine-month period ended September 30, 2014 by eliminating a net realized and unrealized gain on other equity securities of approximately $2.3 and $2.2 million, respectively; eliminating a net realized and unrealized loss on trading securities of approximately $251 and $0 thousand; removing net distribution and dividend income of approximately $567 thousand and $1.7 million, respectively; adding distributions received from investment securities of approximately $270 and $639 thousand respectively; and adding back income tax expense of approximately $1.26 million and $425 thousand, respectively.

AFFO

Pro forma AFFO for the twelve month period ended December 31, 2014 and nine-month period ended September 30, 2014 total approximately $28.0 and $19.1 million, respectively. In addition to the adjustments outlined in the AFFO definition above, we have included an adjustment to back out lease revenue associated with the EIP investment. Based on the economic return to CorEnergy resulting from the sale of our 40 percent undivided interest in EIP, we determined that it was appropriate to eliminate the portion of EIP lease income attributable to return of capital, as a means to more accurately reflect EIP lease revenue contribution to CorEnergy-sustainable FFO. CorEnergy believes that the portion of the EIP lease revenue attributable to return of capital, unless adjusted, overstates CorEnergy’s distribution-paying capabilities and is not representative of sustainable EIP income over the life of the lease. We have also adjusted out non-recurring litigation charges incurred by MoGas Pipeline prior to our ownership. These costs were related to litigation that is no longer ongoing.

UNDERWRITING

Wells Fargo Securities LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated are acting as representative of each of the underwriters named below. Subject to the terms and conditions set forth in an underwriting agreement among us and the underwriters, we have agreed to sell to the underwriters, and each of the underwriters has agreed, severally and not jointly, to purchase from us, the number of shares of depositary shares representing interests in the Series A Preferred Stock set forth opposite the underwriter’s name below.

Underwriter	Number of Depositary Shares
Wells Fargo Securities, LLC	800,000
Merrill Lynch, Pierce, Fenner & Smith Incorporated	800,000
Stifel, Nicolaus & Company, Incorporated	400,000

Total	2,000,000

Subject to the terms and conditions set forth in the underwriting agreement, the underwriters have agreed, severally and not jointly, to purchase all of the depositary shares sold under the underwriting agreement if any of these depositary shares are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the nondefaulting underwriters may be increased or the underwriting agreement may be terminated.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

The underwriters are offering the depositary shares, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the depositary shares, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officers’ certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Commissions and Discounts

The representative has advised us that the underwriters propose initially to offer the depositary shares to the public at the public offering price set forth on the cover page of this prospectus supplement and to dealers at that price less a concession not in excess of $0.50 per depositary share. After the initial offering, the public offering price, concession or any other term of the offering may be changed.

The following table shows the public offering price, underwriting discount and proceeds before expenses to us. The information assumes either no exercise or full exercise by the underwriters of their option to purchase additional depositary shares.

	Per Depositary Share	Without Option	With Option
Public offering price	$25.0000	$50,000,000	$57,500,000
Underwriting discount	$0.7875	$1,575,000	$1,811,250
Proceeds, before expenses, to us	$24.2125	$48,425,000	$55,688,750

The expenses of the offering, not including the underwriting discount, are estimated at $275,000 and are payable by us. We have agreed to reimburse the underwriters for certain out-of-pocket expenses of the underwriter payable by us, on an aggregate amount not to exceed $20,000.

Overallotment Option

We have granted an option to the underwriters, exercisable for 30 days after the date of this prospectus, to purchase up to 300,000 additional depositary shares at the public offering price, less the underwriting discount. The underwriters may exercise their option solely to cover any overallotment. If the underwriters exercise this option, each will be obligated, subject to conditions contained in the underwriting agreement, to purchase a number of additional depositary shares proportionate to that underwriter’s initial amount reflected in the above table.

No Sales of Similar Securities

We have agreed not to sell or transfer any depositary shares or shares of the Series A Preferred Stock or securities convertible into, exchangeable for, exercisable for, or repayable with such securities, for 30 days after the date of this prospectus supplement without first obtaining the written consent of Wells Fargo Securities LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated. Specifically, we have agreed, with certain limited exceptions, not to directly or indirectly

•	offer, pledge, sell or contract to sell any depositary shares or shares of the Series A Preferred Stock,

•	sell any option or contract to purchase any depositary shares or shares of the Series A Preferred Stock,

•	purchase any option or contract to sell any depositary shares or shares of the Series A Preferred Stock,

•	grant any option, right or warrant for the sale of any depositary shares or shares of the Series A Preferred Stock,

•	lend or otherwise dispose of or transfer any depositary shares or shares of the Series A Preferred Stock,

•	request or demand that we file a registration statement related to the depositary shares or shares of the Series A Preferred Stock, or

•

enter into any swap or other agreement that transfers, in whole or in part, the economic consequence of ownership of any depositary shares or shares of the Series A Preferred Stock whether any such swap or transaction is to be settled by delivery of shares or other securities, in cash or otherwise.

This lock-up provision applies to depositary shares or shares of the Series A Preferred Stock and to securities convertible into or exchangeable or exercisable for or repayable with such securities. It also applies to depositary shares or shares of the Series A Preferred Stock acquired later by the person executing the agreement or for which the person executing the agreement later acquires the power of disposition. In the event that either (x) during the last 17 days of the lock-up period referred to above, we issue an earnings release or material news or a material event relating to us occurs or (y) prior to the expiration of the lock-up period, we announce that we will release earnings results or become aware that material news or a material event will occur during the 16-day period beginning on the last day of the lock-up period, the restrictions described above shall continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event.

Book-Entry Form

Our depositary shares included in this offering will be issued and maintained in book-entry only form and registered in the name of the nominee of DTC except under limited circumstances.

New York Stock Exchange Listing

No market currently exists for the depositary shares. We intend to apply to list the depositary shares on the NYSE under the symbol “CORRPrA.” If listing is approved, we expect trading to commence within

30 days after initial delivery of the depositary shares. The underwriters have advised us that they intend to make a market in the depositary shares before commencement of trading on the NYSE. They will have no obligation to make a market in the depositary shares, however, and if they make a market they may cease to do so at any time. However, even if approved for listing, an active trading market on the NYSE for the depositary shares may not develop or, even if one develops, may not last, in which case the liquidity and market price of the depositary shares could be adversely affected, the difference between bid and asked prices could be substantial and your ability to transfer the depositary shares at the time and price desired will be limited.

Price Stabilization, Short Positions

Until the distribution of the depositary shares is completed, SEC rules may limit underwriters and selling group members from bidding for and purchasing depositary shares. However, the representatives may engage in transactions that stabilize the price of the depositary shares, such as purchases and other activities that peg, fix or maintain that price.

In connection with the offering, the underwriters may purchase and sell the depositary shares in the open market. These transactions may include short sales, purchases on the open market to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of depositary shares than they are required to purchase in the offering. “Covered” short sales are sales made in an amount not greater than the underwriters’ option to purchase additional depositary shares described above. The underwriters may close out any covered short position by either exercising their option to purchase additional depositary shares or purchasing depositary shares in the open market. In determining the source of depositary shares to close out the covered short position, the underwriters will consider, among other things, the price of depositary shares available for purchase in the open market compared to the price at which they may purchase depositary shares through the option granted to them. “Naked” short sales are sales in excess of such option. The underwriters must close out any naked short position by purchasing depositary shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the depositary shares in the open market after pricing that could adversely affect investors who purchase in the offering.

Similar to other purchase transactions, the underwriters’ purchases to cover the syndicate short sales and other activities may have the effect of raising or maintaining the market price of the depositary shares or preventing or retarding a decline in the market price of the depositary shares. As a result, the price of the depositary shares may be higher than the price that might otherwise exist in the open market. The underwriters may conduct these transactions on the NYSE, in the over-the-counter market or otherwise.

Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the depositary shares. In addition, neither we nor any of the underwriters make any representation that the representatives will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Electronic Distribution

In connection with the offering, certain of the underwriters or securities dealers may distribute prospectuses by electronic means, such as e-mail.

Other Relationships

Some of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us or our affiliates. They have received, or may in the future receive, customary fees and commissions for these transactions.

In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. Certain of the underwriters or their affiliates that have a lending relationship with us routinely hedge their credit exposure to us consistent with their customary risk management policies. Typically, such underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the depositary shares offered hereby. Any such short positions could adversely affect future trading prices of the depositary shares offered hereby. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Notice to Prospective Investors in Australia

No placement document, prospectus, product disclosure statement or other disclosure document has been lodged with the Australian Securities and Investments Commission, in relation to the offering. This prospectus supplement does not constitute a prospectus, product disclosure statement or other disclosure document under the Corporations Act 2001 (the “Corporations Act”), and does not purport to include the information required for a prospectus, product disclosure statement or other disclosure document under the Corporations Act.

Any offer in Australia of the shares may only be made to persons (the “Exempt Investors”) who are “sophisticated investors” (within the meaning of section 708(8) of the Corporations Act), “professional investors” (within the meaning of section 708(11) of the Corporations Act) or otherwise pursuant to one or more exemptions contained in section 708 of the Corporations Act so that it is lawful to offer the shares without disclosure to investors under Chapter 6D of the Corporations Act.

The shares applied for by Exempt Investors in Australia must not be offered for sale in Australia in the period of 12 months after the date of allotment under the offering, except in circumstances where disclosure to investors under Chapter 6D of the Corporations Act would not be required pursuant to an exemption under section 708 of the Corporations Act or otherwise or where the offer is pursuant to a disclosure document which complies with Chapter 6D of the Corporations Act. Any person acquiring shares must observe such Australian on-sale restrictions.

This prospectus supplement contains general information only and does not take account of the investment objectives, financial situation or particular needs of any particular person. It does not contain any securities recommendations or financial product advice. Before making an investment decision, investors need to consider whether the information in this prospectus supplement is appropriate to their needs, objectives and circumstances, and, if necessary, seek expert advice on those matters.

Notice to Prospective Investors in Hong Kong

The shares have not been offered or sold and will not be offered or sold in Hong Kong, by means of any document, other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance; or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance. No advertisement, invitation or document relating to the shares has been or may be issued or has been or may be in the possession of any person for the purposes of issue, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance and any rules made under that Ordinance.

Notice to Prospective Investors in the Dubai International Financial Centre

This prospectus supplement relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority (“DFSA”). This prospectus supplement is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus supplement nor taken steps to verify the information set forth herein and has no responsibility for the prospectus supplement. The shares to which this prospectus supplement relate may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the shares offered should conduct their own due diligence on the shares. If you do not understand the contents of this prospectus supplement, you should consult an authorized financial advisor.

LEGAL MATTERS

Certain legal matters in connection with the securities offered hereby will be passed upon for us by Husch Blackwell LLP, Kansas City, Missouri (“Husch Blackwell”) and by Venable LLP, Baltimore, Maryland (“Venable”). Certain legal matters in connection with the securities offered hereby will be passed upon for the underwriters by Shearman & Sterling LLP, New York, New York. Husch Blackwell may rely on the opinion of Venable on certain matters of Maryland law.

EXPERTS

The consolidated financial statements of CorEnergy Infrastructure Trust, Inc. appearing in CorEnergy Infrastructure Trust, Inc.’s Annual Report (Form 10-K/A-1) for the year ended December 31, 2013 including schedules appearing therein, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference. Such financial statements are, and audited financial statements to be included in subsequently filed documents will be, incorporated herein in reliance upon the report of Ernst & Young LLP pertaining to such financial statements (to the extent covered by consents filed with the Securities and Exchange Commission) given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of VantaCore Partners LP and subsidiaries for the years ended December 31, 2013 and December 31, 2012, incorporated in this prospectus supplement by reference to CorEnergy Infrastructure Trust, Inc.’s Amendment No. 2 on Form 10-K/A to its Annual Report on Form 10-K for the year ended December 31, 2013, filed with the SEC on March 31, 2014, have been audited by McGladrey LLP, an independent registered public accounting firm, as stated in their report incorporated by reference herein, and has been so incorporated in reliance upon such report and upon the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of VantaCore Partners LP and subsidiaries for the year ended December 31, 2011, incorporated in this prospectus supplement by reference to CorEnergy Infrastructure Trust, Inc.’s Amendment No. 2 on Form 10-K/A to its Annual Report on Form 10-K for the year ended December 31, 2013, filed with the SEC on March 31, 2014, have been audited by Cooper, Travis & Company, PLC, an independent registered public accounting firm, as stated in their report incorporated by reference herein, and has been so incorporated in reliance upon such report and upon the authority of such firm as experts in accounting and auditing.

The financial statements of MoGas Pipeline LLC and statement of revenues over expenses of property owned by MRV Banks (referred to as the “Josephville Road Property”) for the years ended December 31, 2013 and December 31, 2012, appearing in this prospectus supplement, have been audited by RubinBrown LLP, an independent public accounting firm, as stated in their reports thereon, incorporated by reference herein, and have been so incorporated in reliance upon such reports and upon the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Exchange Act, and in accordance with those requirements, we file reports and other information with the SEC. The reports and other information can be inspected and copied at the public reference facilities maintained by the SEC at Room 1580, 100 F Street, N.E., Washington, D.C. 20549. Copies of this material can be obtained by mail from the Public Reference Section of the SEC at Room 1580,100 F Street, N.E., Washington, D.C. 20549 at prescribed rates. The public may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet website (http://www.sec.gov) that contains reports, proxy and information statements and other materials that are filed through the SEC Electronic Data Gathering, Analysis and Retrieval (EDGAR) system. In addition, our common stock is listed on the New York Stock Exchange, and we are required to file reports, proxy and information statements and other information with the New York Stock Exchange. These documents can be inspected at the principal office of the New York

Stock Exchange, 20 Broad Street, New York, New York 10005. We have filed with the SEC a registration statement on Form S-3 covering the securities offered by this prospectus supplement. You should be aware that this prospectus supplement does not contain all of the information contained or incorporated by reference in that registration statement and its exhibits and schedules. You may inspect and obtain copies of the registration statement, including exhibits, schedules, reports and other information that we have filed with the SEC, as described in the preceding paragraph. Statements contained in this prospectus supplement concerning the contents of any document we refer you to are not necessarily complete and in each instance we refer you to the applicable document filed with the SEC for more complete information.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” the information that we file with the SEC, which means that we can disclose important information to you by referring to those documents. The information incorporated by reference is an important part of this prospectus supplement and the accompanying prospectus. Any statement contained in a document which is incorporated by reference in this prospectus supplement or the accompanying prospectus is automatically updated and superseded if information contained in this prospectus supplement, the accompanying prospectus, or information that we later file with the SEC modifies or replaces that information.

The documents listed below have been filed by us under the Exchange Act and are incorporated by reference in this prospectus supplement:

•	Our Annual Report on Form 10-K for the year ended December 31, 2013, as originally filed with the SEC on March 18, 2014 and as amended and filed with the SEC on March 19, 2014 and March 31, 2014.

•	Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2014, as filed with the SEC on May 12, 2014.

•	Our Quarterly Report on Form 10-Q for the quarter ended June 30, 2014, as filed with the SEC on August 11, 2014.

•	Our Quarterly Report on Form 10-Q for the quarter ended September 30, 2014, as filed with the SEC on November 7, 2014.

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Our Current Reports on Form 8-K as filed with the SEC on January 6, 2014, January 8, 2014, January 14, 2014, January 16, 2014, January 17, 2014, January 22, 2014, January 28, 2014, February 28, 2014, May 1, 2014, May 30, 2014, July 31, 2014, September 30, 2014, October 7, 2014, October 31, 2014, November 17, 2014, November 19, 2014 (as amended by Amendment No. 1 thereto on Form 8-K/A filed November 25, 2014), November 20, 2014, November 25, 2014 (as amended by Amendment No. 1 thereto on Form 8-K/A filed November 25, 2014 and Amendment No. 2 thereto on Form 8-K/A filed December 17, 2014), January 16, 2015, January 22, 2015 and January 23, 2015 (excluding any information that is deemed to have been “furnished” and not “filed” with the SEC).

In addition, all documents filed by us under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act (excluding any information that is deemed to have been “furnished” and not “filed” with the SEC) after the date of this prospectus supplement and prior to the termination of the offering of the securities covered by this prospectus supplement, are incorporated by reference herein.

To obtain a free copy of any of the documents incorporated by reference in this prospectus supplement (other than exhibits, unless they are specifically incorporated by reference in such documents), please contact us at 1110 Walnut, Suite 3350, Kansas City, MO 64106.

As you read these documents, you may find some differences in information from one document to another. You should assume that the information appearing in this prospectus supplement or the accompanying prospectus is accurate only as of the date on their respective covers, and you should assume the information appearing in any document incorporated or deemed to be incorporated by reference in this prospectus supplement or the accompanying prospectus is accurate only as of the date of that document. Our business, financial condition, results of operations and prospects may have changed since those dates.

BASE PROSPECTUS

$300,000,000

Tortoise Capital Resources Corporation

Common Stock

Preferred Stock

Depository Shares

Subscription Rights

Warrants

Debt Securities

Units

We are a Maryland corporation that invests primarily in the U.S. energy infrastructure sector. We historically invested in securities of privately-held and public companies operating in the U.S. energy infrastructure sector, and approximately $76.8 million was invested in such securities as of February 29, 2012. We are currently focused on identifying and acquiring real property assets in the U.S. energy infrastructure sector that have the potential to become real estate investment trust qualified. The change in our investment focus, and the resulting anticipated change in our tax status, are discussed in detail in this prospectus. We are externally managed by Corridor InfraTrust Management, LLC (“Corridor”), an asset manager specializing in financing the acquisition or development of infrastructure real property assets. Corridor is an affiliate of Tortoise Capital Advisors, L.L.C., an investment manager specializing in listed energy infrastructure investments.

We may offer, from time to time, up to $300,000,000 aggregate initial offering price of our (i) common stock, (ii) preferred stock, (iii) fractional interests in shares of our preferred stock represented by depository shares, (iv) senior and/or subordinated debt securities, (v) subscription rights to purchase shares of our common stock, preferred stock (or depository shares representing a fractional interest therein) and/or debt securities, (vi) warrants representing rights to purchase shares of our common stock, preferred stock (or depository shares representing a fractional interest therein) and/or debt securities, or (vii) Units consisting of a combination of any of the foregoing. We refer to the foregoing collectively as our securities. We may offer our securities in one or more offerings, separately or together, in amounts, at prices and on terms set forth in a prospectus supplement to this prospectus.

In addition, from time to time, certain of our security holders may offer our securities in one or more offerings. The identity of any such selling security holder, the number of securities to be offered by such selling security holder, the price and terms upon which our securities are to be sold from time to time by such selling security holder, and other details regarding any selling security holder, will be set forth in a prospectus supplement to this prospectus. We will not receive any of the proceeds from a sale of our securities by any selling security holder. You should read this prospectus and any related prospectus supplement carefully before you decide to invest in any of our securities.

We, or certain of our security holders, may offer our securities directly to one or more purchasers, through agents that we or they designate from time to time, or to or through underwriters or dealers. The prospectus supplement relating to the particular offering will identify any agents or underwriters involved in the sale of our securities, and will set forth any applicable purchase price, fee, commission or discount arrangement between us or any selling security holder and such agents or underwriters or among the underwriters or the basis upon which such amount may be calculated. For more information about the manner in which we may offer our securities, or a selling security holder may offer our securities, see “Plan of Distribution” and “Selling Security Holders.” Our securities may not be sold through agents, underwriters or dealers without delivery of a prospectus supplement.

Our common stock is traded on the New York Stock Exchange under the symbol “TTO.” On June 5, 2012, the last reported sale price of our common stock on the New York Stock Exchange was $9.16.

Investing in our securities involves certain risks. You could lose some or all of your investment. See “Risk Factors” beginning on page 11 of this prospectus. You should consider carefully these risks together with all of the other information contained in this prospectus and any prospectus supplement before making a decision to purchase our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

Prospectus dated June 7, 2012

This prospectus, together with any prospectus supplement, sets forth concisely the information that you should know before investing. You should read this prospectus and any related prospectus supplement, which contain important information, before deciding whether to invest in our securities. You should retain this prospectus and any related prospectus supplement for future reference. We are required to file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission (“SEC”). You may request a free copy of our annual, quarterly and current reports or proxy statements, request other information or make stockholder inquiries, by calling toll-free at 1-866-362-9331 or by writing to us at 11550 Ash Street, Suite 300, Leawood, Kansas 66211. This information is also available on our website at www.tortoiseadvisors.com/tto.cfm. You can also review and copy documents we have filed at the SEC’s Public Reference Room in Washington, D.C. Call 1-202-551-5850 for information. The SEC charges a fee for copies. You can get the same information free from the SEC’s website (http://www.sec.gov). You may also e-mail requests for these documents to publicinfo@sec.gov or make a request in writing to the SEC’s Public Reference Section, 100 F. Street, N.E., Room 1580, Washington, D.C. 20549.

Our securities do not represent a deposit or obligation of, and are not guaranteed or endorsed by, any bank or other insured depository institution and are not federally insured by the Federal Deposit Insurance Corporation, the Federal Reserve Board or any other government agency.

You should rely only on the information contained or incorporated by reference in this prospectus and any related prospectus supplement in making your investment decisions. We have not authorized any other person to provide you with different or inconsistent information. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus and any prospectus supplement do not constitute an offer to sell or solicitation of an offer to buy any securities in any jurisdiction where the offer or sale is not permitted. The information appearing in this prospectus and in any prospectus supplement is accurate only as of the dates on their covers. Our business, financial condition and prospects may have changed since such dates. We will advise investors of any material changes to the extent required by applicable law.

CAUTIONARY NOTICE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and any accompanying prospectus supplement contain “forward-looking statements.” Forward-looking statements can be identified by the words “may,” “will,” “intend,” “expect,” “estimate,” “continue,” “plan,” “anticipate,” and similar terms and the negative of such terms. Such forward-looking statements may be contained in this prospectus as well as in any accompanying prospectus supplement. By their nature, all forward-looking statements involve risks and uncertainties, and actual results could differ materially from those contemplated by the forward-looking statements. Several factors that could materially affect our actual results are the performance of the portfolio of securities we hold, the conditions in the U.S. and international financial, petroleum and other markets, the price at which our shares will trade in the public markets and other factors discussed in our periodic filings with the SEC.

Although we believe that the expectations expressed in our forward-looking statements are reasonable, actual results could differ materially from those projected or assumed in our forward-looking statements. Our future financial condition and results of operations, as well as any forward-looking statements, are subject to change and are subject to inherent risks and uncertainties, such as those disclosed in the “Risk Factors” section of this prospectus. All forward-looking statements contained or incorporated by reference in this prospectus or any accompanying prospectus supplement are made as of the date of this prospectus or the accompanying prospectus supplement, as the case may be. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of future events, new information or otherwise.

Currently known risk factors that could cause actual results to differ materially from our expectations include, but are not limited to, the factors described in the “Risk Factors” section of this prospectus. We urge you to review carefully that section for a more detailed discussion of the risks of an investment in our securities.

PROSPECTUS SUMMARY

The following summary contains basic information about us and our securities. It is not complete and may not contain all of the information you may want to consider. You should review the more detailed information contained in this prospectus and in any related prospectus supplement, especially the information set forth under the heading “Risk Factors” beginning on page 11 of this prospectus.

The Company

Tortoise Capital Resources Corporation (the “Company,” “we,” “us” or “our”) was organized as a Maryland corporation in September 2005. Our common stock is listed on the New York Stock Exchange under the symbol “TTO.”

Our objective is to provide stockholders with an attractive risk-adjusted total return, with an emphasis on distributions and distribution growth. We invest primarily in the U.S. energy infrastructure sector. We historically were limited to investing in securities of privately-held companies operating in the U.S. energy infrastructure sector. We believe the U.S. energy infrastructure sector offers significant opportunities for investment. We intend to pursue attractive opportunities to provide lease-based financing to energy infrastructure companies in connection with real property assets. We believe that we can acquire these assets while also satisfying the requirements for qualification as a real estate investment trust (“REIT”), and that becoming qualified and electing REIT status is in the best interests of our stockholders. If we qualify for and elect REIT status in the future, we generally will not pay federal income tax on taxable income that is distributed to our stockholders. See “Prospectus Summary – Taxation” and “U.S. Federal Income Tax Considerations – Potential Election to Be Treated as a REIT.”

In 2007, 2009 and 2010 the IRS issued three separate private letter rulings that defined certain energy infrastructure assets as real estate assets for tax purposes. The potential qualifying real estate assets in the energy infrastructure sector are electric transmission and distribution systems, pipeline systems and storage systems and systems used to transfer substances between modes of transportation, also known as terminaling systems. We refer to such REIT-qualifying assets herein as “real property assets.” While private letter rulings provide insight into the current thinking of the IRS on tax issues, such rulings may only be relied upon by the taxpayer to whom they were issued.

We do not plan to make additional investments in securities (other than short term, highly liquid investments to be held pending acquisition of real property assets) and intend to liquidate our securities portfolio in an orderly manner. As of February 29, 2012, the fair value of our securities portfolio (excluding short-term investments) totaled $76.8 million. The fair value of the securities remaining in our portfolio as of February 29, 2012, includes: (i) publicly-traded and liquid master limited partnership (“MLP”) equity securities of approximately $29.5 million and (ii) approximately $47.3 million of other illiquid securities issued by seven privately-held companies. The publicly traded securities can be liquidated more readily than the others.

We seek to acquire real property assets from energy infrastructure companies and simultaneously lease these properties to the seller under long-term triple net leases, defined as a lease in which the lessee pays rent to the lessor, as well as all taxes, insurance, and maintenance expenses that arise from the use of the property. We expect our leases to be configured to include a base lease fee with additional provisions that enable us to participate in the revenue and/or value of the underlying energy infrastructure real property asset. These provisions would be considered a contingent rent or fair value repurchase option upon lease termination. These sale-leaseback transactions provide the lessee company with a source of financing that is an alternative to other financing sources such as corporate borrowing or equity offerings. Our sale-leaseback transactions may occur in conjunction with acquisitions, recapitalizations, growth projects or other corporate transactions involving the lessee company. We may act as one of several sources of financing for these transactions by purchasing real property from the seller and net leasing it back to the seller or its successor in interest (the lessee).

If we find sufficient suitable REIT-qualifying investments and satisfy the REIT requirements throughout our fiscal year, we expect to make an election to be treated as a REIT for tax purposes for that fiscal year by filing a Form 1120-REIT on or before March 15 of the subsequent fiscal year, or such later date to which we have properly extended filing such income tax return. We do not currently expect that we will be able to elect to be treated as a REIT for tax purposes for the 2012 fiscal year, but also do not expect that our lack of REIT status will hinder our ability to pay distributions on a quarterly basis. The REIT requirements that we must meet are discussed in detail below, but the principal challenge for us will be meeting the requirement that a substantial percentage of our assets be REIT-qualifying investments that produce REIT qualifying income. Our effort to meet that requirement will be accelerated if: (i) we are able to readily identify appropriate opportunities to liquidate our securities portfolio, or (ii) we are able to raise capital to fund new acquisitions. In either event, we will need to have identified and be able to consummate an adequate number of REIT-qualifying investments meeting our investment criteria. Subject to the limitations described below in “U.S. Federal Income Tax Considerations”, we may be able to accelerate satisfying the REIT requirements by holding non-REIT qualifying investments, including certain private equity investments, through taxable REIT subsidiaries. The taxation of taxable REIT subsidiaries is described below in “U.S. Federal Income Tax Considerations – Taxable REIT Subsidiaries”. We do not currently have any agreements or binding letters of intent for such investments. These opportunities are in a preliminary stage of review, and consummation of any of these opportunities depends on a number of factors beyond our control. There can be no assurance that any of these acquisition opportunities will result in consummated transactions. Regardless of our tax status, our investors will continue to receive a Form 1099 tax form. See “U.S. Federal Income Tax Considerations – Potential Election to Be Treated as a REIT.”

Manager

We are externally managed by Corridor InfraTrust Management, LLC (formerly Corridor Energy, LLC) (“Corridor”). Corridor is an asset manager specializing in financing the acquisition or development of infrastructure real property assets. Corridor assists us in identifying, acquiring and developing energy infrastructure real property asset investments that can be leased to businesses that make goods, provide services or own assets other than securities, which business we refer to herein as “operating companies” and is generally responsible for our day-to-day operations.

Corridor is an affiliate of Tortoise Capital Advisors, L.L.C. (“TCA”), an investment manager specializing in listed energy infrastructure investments. TCA provides us certain securities focused investment services necessary to evaluate, monitor and liquidate our remaining securities portfolio and also provide us with certain operational (i.e. non-investment) services. Corridor compensates TCA for the services TCA provides to us.

U.S. Energy Infrastructure Sector Focus

We pursue our investment objective by investing principally in the energy infrastructure sector. The energy infrastructure sector broadly includes midstream, downstream and upstream assets. We intend to focus primarily on midstream and downstream assets as described below.

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Midstream — the gathering, processing, storing and transmission of energy resources and their byproducts in a form that is usable by wholesale power generation, utility, petrochemical, industrial and gasoline customers, including pipelines, gas processing plants, liquefied natural gas facilities and other energy infrastructure companies.

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Downstream — the refining of energy sources, and the marketing and distribution of such refined products, such as customer-ready natural gas, natural gas liquids, propane and gasoline, to end-user customers, and the generation, transmission and distribution of electricity, including from coal, nuclear, natural gas, agricultural, thermal, solar, wind and biomass.

Market Opportunity

We believe the environment for acquiring energy infrastructure real property assets is attractive for the following reasons:

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Energy infrastructure provides essential services, and the stable supply and demand today is expected to continue in the future. We believe energy infrastructure is the backbone of modern society. The energy infrastructure sector includes the pipes, wires and storage facilities that connect and deliver our most critical resources: water, electricity, oil and gas. The demand for these resources is directly correlated with population growth, and has a low correlation to market cycles. The U.S. is the largest consumer of crude oil and natural gas products, the third largest producer of crude oil and the largest producer of natural gas products in the world. It is not anticipated that the services provided by infrastructure facilities will diminish over time; in fact it is expected to grow. U.S. energy consumption is forecasted to grow by 20% from 2009 to the year 2035 according to the U.S. Energy Information Administration (EIA), Annual Energy Outlook April 2011. The United States has an abundant supply of natural gas with enough natural gas to last for approximately 80 to 100 years, according to various industry sources. Natural gas provides a means of energy independence, as nearly 90% of the natural gas consumed in the United States is produced domestically. Demand for natural gas continues to increase as environmentally sensitive power generation companies switch to low-cost cleaner burning fuels. Natural gas is viewed as a reliable back-up energy source to alternative energy (e.g., wind and solar) as it is not dependent on weather patterns. Natural gas is the cleanest fossil fuel, with 50% and 30% fewer carbon dioxide emissions than coal and oil, respectively, as well as lower emissions from sulfur dioxide and other pollutants.

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Investment is needed in U.S. energy infrastructure. Due to aging infrastructure, renewable energy requirements and rapid technological advances in the methods used to extract oil and natural gas, we believe that substantial amounts of capital will be invested in energy infrastructure. Investments in the power transmission sector in 2008 were quadruple the average investment level throughout the 1990’s. The National Energy Reliability Council (NERC) projects transmission additions will triple from approximately 1,000 miles/year in 2000-2008 to 3,100 miles/year in 2009-2018. These investment metrics align with NERC’s projections that U.S. peak energy demand will grow at a rate of 1.3% per year. According to the Brattle Group, this growth translates into $10 billion of annual investments in electric transmission alone. In addition, a natural gas market study commissioned in 2009 by the Interstate Natural Gas Association of America Foundation noted that to accommodate the geographical shift of natural gas production from mature basins to relatively new areas, it expects a range of investment from $133 to $210 billion of new midstream natural gas assets in the U.S. and Canada. We believe that the U.S. energy infrastructure sector’s high level of projected capital expenditures and continuing acquisition and divestiture activity provide numerous attractive acquisition opportunities.

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We believe there are a number of attractive operating companies with capital needs. We believe that there are a number of operating companies in the midstream and downstream segments of the U.S. energy infrastructure sector with capital expansion plans in which the asset performance will provide stable cash flow characteristics similar to those demonstrated by MLPs. We believe that these operating companies have assets that represent attractive financing opportunities for us. The energy industry is monopolistic, and high barriers to entry put the responsibility of development and growth on existing operating companies. Decreased federal and state funding for infrastructure investment is pushing many operating companies to alternative financing options. In addition, we can offer financing for assets that do not qualify for inclusion in an MLP, such as renewables and electric power transmission.

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There is a large segment of assets in energy infrastructure that qualify for being held by a REIT. In 2007, 2009 and 2010 the IRS issued three separate private letter rulings that defined certain energy infrastructure assets as real estate assets for tax purposes. The qualifying real estate assets in the energy infrastructure sector are electric transmission and distribution systems, pipeline systems and storage and terminaling systems. The private letter rulings treat such assets as qualifying real estate assets if the income from these assets is derived from rents on real property. While private letter rulings provide insight into the current thinking of the IRS on tax issues, such rulings may only be relied upon by the taxpayer to whom they were issued.

Competitive Advantages

We believe that we are well positioned to meet the financing needs of companies within the U.S. energy infrastructure sector for the following reasons:

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Attractive Strategic Partner for Energy and Power Infrastructure Companies. We believe that we are a desirable partner for energy and power infrastructure companies because we have specialized knowledge of the economic, regulatory, and stakeholder considerations faced by them. We do not intend to compete with the operations of our lessees and are willing to enter into long-term lease and financing arrangements that suit the requirements and achieve the goals of energy and power infrastructure companies.

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Broad Energy and Power Infrastructure Scope. We intend to focus on assets, among others, that are not permissible assets to be owned by other specialized energy companies such as MLPs. For example the Eastern Interconnect Project and Mowood, LLC’s Omega pipeline are not MLP qualified assets.

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Efficient Capital Provider. If we are able to qualify as a REIT, our stockholders will not receive UBTI or Effectively Connected Income. This offers us access to investors desiring the risk adjusted return profile we provide but unable to invest in other specialized infrastructure vehicles such as direct investment in infrastructure, private equity funds, or MLPs. As a REIT, TTO is expected to have a lower overall cost of capital when compared to certain other energy and power infrastructure acquirors, which should enhance our future cash flows and provide for increased value growth opportunities.

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Disciplined Investment Philosophy. As we focus on acquiring real property assets, our investment approach emphasizes overall asset operational and financial performance with the potential for enhanced returns through incremental asset growth, capital appreciation, and minimization of downside risk. Our process involves an assessment of the overall attractiveness of the specific subsector of the energy infrastructure sector in which a prospective operating company is involved; such company’s specific competitive position within that subsector; operational asset engineering due diligence; potential commodity price, supply and demand and regulatory concerns; the stability and potential growth of the prospective real property asset’s cash flows; the prospective operating company’s management track record and our ability to structure an attractive investment.

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Experienced Management Team. The principals of Corridor have an average of over 24 years of experience in energy operations of multi-national electric and gas utilities, national energy marketing and trading businesses and in optimizing portfolios for real energy asset investments. Based on their real property asset operational experience and strong industry relationships, we believe the principals of Corridor provide the expertise and knowledge necessary to acquire real property assets with strong performance standards. The members of TCA’s investment committee have an average of over 24 years of financial investment experience. TCA’s investment professionals are responsible for evaluating, monitoring and liquidating our remaining securities portfolio.

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Flexible Transaction Structuring. We are not subject to many of the regulatory limitations that govern traditional lending institutions such as commercial banks. As a result, we can be flexible in structuring asset acquisition transactions. This structuring flexibility enables our leases and debt instruments to fit the cash flow characteristics of the assets that we acquire. TCA’s and Corridor’s professionals have substantial experience in structuring investments that balance the needs of an energy infrastructure operating company with appropriate risk control.

While we believe we are well positioned to meet the financing needs of companies within the U.S. energy infrastructure sector, an investment in our securities involves certain risks that may preclude us from achieving our investment objective. For example, we may be unable to identify and complete acquisitions of real property assets or sell real property assets at times or at prices that we desire. In addition, if we elect to be taxed as a REIT, the loss of our REIT status would have significant adverse consequences.

Targeted Investment Characteristics

We anticipate that our targeted real property asset acquisitions will have the following characteristics:

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Long-Life Assets with Stable Cash Flows and Limited Commodity Price Sensitivity. We will seek real property assets having the potential to generate stable cash flows over long periods of time. We have historically invested in companies that own and operate assets with long useful lives and that generate cash flows by providing critical services primarily to the producers or end-users of energy. We have attempted to limit the direct exposure to energy commodity price risk in our portfolio. We have targeted companies that have a majority of their cash flows generated by contractual obligations. Our planned acquisitions of real property assets will continue to reflect these characteristics. Acquired real property assets will be long-lived. (In most cases, we expect the term of the lease will approximate the projected asset life.) We anticipate our real property assets will generate contracted cash flows with third party entities over the term of the investment, thus providing stable cash flows underlying our leases.

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Experienced Management Teams with Energy Infrastructure Focus. We have targeted assets operated by management teams that have a track record of success and that often have substantial knowledge and focus in particular segments of the energy infrastructure sector or with certain types of assets. We expect that our management team’s extensive experience and network of business relationships in the energy infrastructure sector will allow us to identify and attract opportunities to acquire real property assets that meet these criteria.

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Fixed Asset-Intensive Investments. Most of our investments have been made in companies with a relatively significant base of fixed assets. As we directly acquire infrastructure real property assets, our portfolio will reflect the nature of fixed-asset investments. Fixed-asset investments characteristically display such attributes as long-term stability, low volatility, diversification via low correlation and relatively inelastic demand.

•	Limited Technological Risk. We generally do not target acquisition opportunities involving the application of new technologies or significant geological, drilling or development risk.

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Growth Opportunities. We generally will seek to enter into leases that provide base rent and participating rent over the term of the lease. These increases are expected to be fixed or tied generally to increases in indices such as the Consumer Price Index (“CPI”). We may also attempt to obtain equity enhancements in connection with transactions. These equity enhancements may involve warrants exercisable at a future time to purchase stock of the tenant or borrower or their parent.

Risk Factors

Investing in our securities involves certain risks relating to our structure and our investment objective that you should consider before deciding whether to invest in our securities. A summary of some of our most significant risks is set forth below. See “Risk Factors” for a discussion of all factors you should carefully consider before deciding whether to invest in our securities.

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Investors are no longer protected by the regulatory provisions of the Investment Company Act of 1940 (the “1940 Act”), which are designed to protect the interests of investors in investment companies, with requirements relating to insurance, custody, capital structure, composition of the Board of Directors, affiliated transactions, leverage limitations and compensation arrangements.

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We may in the future desire to elect to be taxed as a REIT, but not be able to qualify as a REIT. If we fail to qualify as a REIT we may not be able to achieve our objectives and the value of our stock may decline.

•	If we elect to be taxed as a REIT, we would be subject to a corporate level tax on certain built in gains if certain assets were sold during the 10 year period following such election.

•	If we elect to be taxed as a REIT, loss of our status as a REIT would have significant adverse consequences on our results and operations.

•	We may be unable to identify and complete acquisitions of real property assets that would allow us to elect to be taxed as a REIT.

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We will be dependent upon key personnel of our external manager, Corridor, for our future success. We will be dependent on the diligence, expertise and business relationships of the management of Corridor to implement our strategy of acquiring real property assets.

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TCA’s investment professionals and management will evaluate, monitor and liquidate our remaining securities portfolio and we are dependent upon TCA’s key personnel to effectuate an orderly liquidation of such portfolio.

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Our remaining securities investments in privately-held companies present certain challenges, including limited availability of information about these companies and illiquidity that may impact our ability to liquidate these investments in a timely and/or advantageous manner.

•	Because we specifically focus on the energy infrastructure sector, investments in our common stock may present more risks than if we were broadly diversified over numerous sectors of the economy.

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Our use of leverage through the issuance of any preferred stock or debt securities, and any additional borrowings or other transactions involving indebtedness (other than for temporary or emergency purposes) increases the risk of investing in our securities and will increase the costs borne by common stockholders.

Corporate Information

Our offices are located at 11550 Ash Street, Suite 300, Leawood, Kansas 66211, our telephone number is 1-866-362-9331 and our website is www.tortoiseadvisors.com/tto.cfm. Information posted to our website is not incorporated into this prospectus.

THE OFFERING

Securities to be offered	We may offer, on an immediate, continuous or delayed basis, up to $300,000,000 of our securities, or certain of our security holders who purchase securities from us in private placement transactions may offer our securities, on terms to be determined at the time of the offering. Our securities will be offered at prices and on terms to be set forth in one or more prospectus supplements to this prospectus. We will provide information in any prospectus supplement regarding the expected trading market, if any, for our securities.

While the number and amount of securities we may issue pursuant to this registration statement is limited to $300,000,000 of securities, our Board of Directors may, without any action by the stockholders, amend our Charter from time to time to increase or decrease the aggregate number of shares of stock or the number of shares of stock of any class or series that we have authority to issue.

We or certain of our security holders, may offer our securities directly to one or more purchasers, through agents that we or they designate from time to time, or to or through underwriters or dealers. The prospectus supplement relating to the offering will identify any agents or underwriters involved in the sale of our securities, and will set forth any applicable purchase price, fee, commission or discount arrangement between us or any selling security holder and such agents or underwriters or among underwriters or the basis upon which such amount may be calculated. See “Plan of Distribution” and “Selling Security Holders.” Our securities may not be sold through agents, underwriters or dealers without delivery of a prospectus supplement describing the method and terms of the offering of our securities.

Use of proceeds	Unless otherwise specified in a prospectus supplement, we intend to use the net proceeds from our sale of our securities (including any net proceeds received upon their exercise) primarily to acquire real property assets. We also may use sale proceeds to retire all or a portion of any debt we incur, to redeem preferred stock, or for working capital purposes, including the payment of distributions, interest and operating expenses, although there is currently no intent to issue securities primarily for this purpose. We will not receive any of the proceeds from a sale of our securities by any selling security holder. See “Use of Proceeds.”

Regulatory status	As authorized by our stockholders, on September 21, 2011 we withdrew our election to be regulated as a business development company (“BDC”) under the 1940 Act. We are no longer regulated as a BDC and no longer subject to the regulatory provisions of the 1940 Act.

Distributions	If we elect to be treated as a REIT, we will be required to make distributions, other than capital gain distributions, to our stockholders each year in the amount of at least 90% of our REIT taxable income. We have historically paid, and intend to continue to pay, subject to adjustment at the discretion of our Board of Directors, quarterly distributions to our stockholders. Our Board of Directors will determine the amount of each distribution. The amount of each distribution generally will be based upon our distributable cash flow (“DCF”). DCF is distributions received from investments and real property assets less our total expenses. Total distributions received from our investments and real property assets include the amount received by us as cash distributions from equity investments, paid-in-kind distributions, lease payments, and dividend and interest payments. Total expenses include current or anticipated operating expenses, leverage costs, principal repayments on debt and current income taxes. Total expenses do not include deferred income taxes. We do not include in DCF the value of distributions received from portfolio companies which are paid in stock as a result of credit constraints, market dislocation or other similar issues.

Because of the effect of other items, including depreciation and amortization associated with real estate investments, distributions, in whole or in part, in any period may constitute a return of capital for federal tax purposes.

On March 7, our Board of Directors authorized and we declared, and on June 1, 2012 we paid, a $0.11 per share distribution to stockholders of record on May 23, 2012. There is no assurance that we will continue to make regular distributions.

Taxation	Currently, as a corporation, we are obligated to pay federal and state income tax on our taxable income. Our tax expense or benefit is included in our Statement of Operations based on the component of income or gains (losses) to which such expense or benefit relates. Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Based on current information, we believe we have sufficient net operating losses or other tax attributes to offset any potential significant tax expense in 2011. See “U.S. Federal Income Tax Considerations.”

If we find sufficient suitable REIT-qualifying investments and satisfy the REIT requirements throughout our fiscal year, we expect to make an election to be treated as a REIT for tax purposes for that fiscal year by filing a Form 1120-REIT on or before March 15 of the subsequent fiscal year, or such later date to which we have properly extended filing such income tax return. We do not currently expect that we will be able to elect to be treated as a REIT for tax purposes for the 2012 fiscal year, but also do not expect that our lack of REIT status will hinder our ability to pay distributions on a quarterly basis. If we elect REIT status in the future, we will be taxed as a REIT rather than a C corporation and generally will not pay federal income tax on taxable income that is distributed to our stockholders. Currently, our distributions from earnings and profits are treated as qualified dividend income (QDI) and return of capital; with dividends received by corporate shareholders generally qualifying for the dividends received deduction (DRD). If we elect REIT status, our distributions from earnings and profits will be treated as ordinary income and generally will not qualify as QDI and will not be qualifying for purposes of the DRD. As a REIT, certain dividends related to long term capital gains may be taxed as capital gains dividends. If we make a REIT election, we will be subject to a corporate level tax on certain built-in gains on certain assets if such assets are sold during the 10 year period following conversion. Built-in gain assets are assets whose fair market value exceeds the REIT’s adjusted tax basis at the time of conversion. In addition, a REIT may not have any earnings and profits accumulated in a non-REIT year. Thus, upon conversion to a REIT, the putative REIT is generally required to distribute to its stockholders all accumulated earnings and profits, if any. Such distribution would be taxable to the stockholders as dividend income, and, as discussed above, may qualify as qualified dividend income for non-corporate stockholders and for the dividends received deduction for corporate stockholders. See “U.S. Federal Income Tax Considerations – Potential Election to Be Treated as a REIT.”

Leverage	The borrowing of money and the issuance of preferred stock and debt securities represents the leveraging of our common stock. We expect to incur debt to help fund our acquisitions of real property assets and we expect that debt to bear interest at fixed rates, or become converted to fixed rates through interest rate caps or swap agreements. The amount of leverage that we may employ will depend on our assessment of market conditions and other factors at the time of any proposed borrowing. Although we currently do not anticipate doing so, the amount of total leverage we employ may exceed 50% of our total assets, which was the maximum amount of leverage we could employ as a BDC.

On November 30, 2011, we entered into a 180-day rolling evergreen margin loan facility with Bank of America, N.A. The terms of the agreement provide for a $10,000,000 facility that is secured by certain of our assets. Outstanding balances generally will accrue interest at a variable rate equal to one-month LIBOR plus 0.85 percent and unused portions of the facility will accrue a fee equal to an annual rate of 0.25 percent. We did not have any borrowings outstanding as of February 29, 2012. As of February 29, 2012, we had segregated trading securities with an aggregate value of $1,322,790 to serve as collateral for potential borrowings under the loan facility.

The use of leverage involves risks, which can be significant. See “Risk Factors — Additional Risks to Common Stockholders – Our use of leverage increases the risk of investing in our securities and will increase the costs borne by common stockholders.”

Anti-takeover provisions	Our Board of Directors is divided into three classes of directors serving staggered three-year terms. This structure is intended to provide us with a greater likelihood of continuity of management, which may be necessary for us to realize the full value of our investments. A staggered Board of Directors also may deter hostile takeovers or proxy contests, as may certain provisions of Maryland law, our Charter or Bylaws or other measures adopted by us. These provisions or measures also may limit the ability of our stockholders to sell their shares at a premium over then-current market prices by discouraging a third party from seeking to obtain control of us. See “Certain Provisions of Our Charter and Bylaws and the Maryland General Corporation Law.”

Risk factors	Investing in our securities involves certain risks relating to our structure and our investment objective that you should consider before deciding whether to invest in our securities. A summary of some of our most significant risks is set forth above under the heading “Prospectus Summary – Risk Factors.” See “Risk Factors” for a discussion of all factors you should carefully consider before deciding whether to invest in our securities.

Available information	We have filed with the SEC, a registration statement on Form S-3, including any amendments thereto and related exhibits, under the Securities Act of 1933, which we refer to as the Securities Act, with respect to our securities offered by this prospectus. The registration statement contains additional information about us and our securities being offered by this prospectus.

Our common stock is registered under the Securities Exchange Act of 1934, which we refer to as the Exchange Act, and we are required to file reports, proxy statements and other information with the SEC. This information may be obtained free of charge by contacting us at 11550 Ash Street, Suite 300, Leawood, Kansas 66211 or by telephone at 1-866-362-9331 or on our website at www.tortoiseadvisors.com/tto.cfm and is also available at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Information contained on our website is not, and you should not consider such information to be, a part of this prospectus or any accompanying prospectus supplement. You may obtain information about the operation of the SEC’s public reference room by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains an Internet website, at http://www.sec.gov, that contains reports, proxy and information statements, and other information regarding issuers, including us, that file documents electronically with the SEC.

RISK FACTORS

An investment in our common stock should not constitute a complete investment program for any investor and involves a high degree of risk. Due to the uncertainty in our investments, there can be no assurance that we will achieve our investment objective. You should carefully consider the risks described below, as well as any risk factors included in any prospectus supplement, before making an investment decision.

Risks Related to Our Operations

Investors are no longer protected by the regulatory provisions of the 1940 Act.

On September 21, 2011 we withdrew our election to be regulated as a BDC under the 1940 Act. Thus, we are no longer regulated as a BDC and are no longer subject to the regulatory provisions of the 1940 Act. The 1940 Act is designed to protect the interests of investors in investment companies, with requirements relating to insurance, custody, capital structure, composition of the Board of Directors, affiliated transactions, leverage limitations and compensation arrangements.

We intend in the future to elect to be taxed as a REIT, but may not be able to qualify as a REIT.

We intend to elect to be a REIT for federal income tax purposes. As described in more detail below in “U.S. Federal Income Tax Considerations”, in order to qualify as a REIT, a substantial percentage of our income must be derived from, and our assets consist of, real estate assets, and, in certain cases, other investment property. We intend to acquire and manage investments to satisfy the REIT tests. Whether a particular investment is considered a real estate asset for such purposes depends upon the facts and circumstances of the investment. Due to the factual nature of the determination, at this time we do not know whether any particular investment will qualify as a real estate asset or satisfy the REIT income tests. In determining whether an investment is a real property asset, we will look at the Code and the IRS’s interpretation of the Code in regulations, published rulings, private letter rulings and other guidance. In the case of a private letter ruling issued to another taxpayer, we would not be able to bind the IRS to the holding of such ruling. If we fail to qualify as a REIT we may not be able to achieve our objectives and the value of our stock may decline.

If we elect to be taxed as a REIT, we would be subject to a corporate level tax on certain built in gains if certain assets were sold during the 10 year period following such election.

We are currently taxed as a C corporation, which subjects our income to double level taxation. Generally, a REIT is treated as a flow-through entity for federal income tax purposes, as a REIT’s income is generally subject to a single level of federal taxation.

If we find sufficient suitable REIT-qualifying investments and satisfy the REIT requirements throughout our fiscal year, we expect to make an election to be treated as a REIT for tax purposes for that fiscal year by filing a Form 1120-REIT on or before March 15 of the subsequent fiscal year, or such later date to which we have properly extended filing such income tax return. We do not currently expect that we will be able to elect to be treated as a REIT for tax purposes for the 2012 fiscal year, but also do not expect that our lack of REIT status will hinder our ability to pay distributions on a quarterly basis.

A REIT generally operates without incurring any corporate level federal income tax, which is accomplished by the REIT annually distributing at least ninety percent of its REIT taxable income. If it satisfies the minimum distribution requirement, the REIT generally is entitled to a deduction for dividends paid. The REIT stockholders are then required to report the REIT dividend as ordinary income. A REIT stockholder’s receipt of dividends generally will not qualify as qualified dividend income or for the dividends received deduction discussed above. Thus, if we are able to qualify as a REIT, we will be more favorably treated for federal income tax purposes than our current taxation.

In order to qualify as a REIT, we would be required to satisfy gross income and asset tests. Generally, such tests require that a substantial percentage of the REIT’s income be derived from, and assets consist of, real estate assets, and, in certain cases, other investment property. This will be a factual determination that we generally will have to make annually with respect to the income tests and quarterly with respect to the asset tests.

If we elect to be taxed as a REIT, loss of our status as a REIT would have significant adverse consequences.

If we fail to qualify as a REIT in any taxable year, then we would be subject to federal income tax (including any applicable minimum tax) on our taxable income computed in the usual manner for corporate taxpayers without any deduction for distributions to our stockholders. Unless entitled to relief under specific statutory provisions, we would be disqualified from treatment as a REIT for the four taxable years following the year of losing our REIT status, assuming we had previously been treated as a REIT. To renew our REIT qualification at the end of such a four-year period, we would be required to distribute all of our current and accumulated earnings and profits before the end of the period and the funds available for satisfying our obligations and for distribution to our stockholders could be significantly reduced.

If we elect to be taxed as a REIT, re-characterization of sale-leaseback transactions may cause us to lose our REIT status.

We intend to purchase properties and simultaneously lease the same property back to the seller of such properties. While we will use our best efforts to structure any such sale-leaseback transaction so that the lease will be characterized as a “true lease,” thereby allowing us to be treated as the owner of the property for U.S. federal income tax purposes, the IRS could challenge such characterization. In the event that any sale-leaseback transaction is recharacterized as a financing transaction or loan for U.S. federal income tax purposes, deductions for depreciation and cost recovery relating to such property would be disallowed. If a sale-leaseback transaction were so recharacterized, we might fail to satisfy the REIT qualification “asset tests” or the “income tests” and, consequently, lose our REIT status effective with the year of re-characterization. Alternatively, the amount of our REIT taxable income could be recalculated which might also cause us to fail to meet the distribution requirement for a taxable year.

We may be unable to identify and complete acquisitions of real property assets.

Our ability to identify and complete acquisitions of real property assets on favorable terms and conditions are subject to the following risks:

•	we may be unable to acquire a desired asset because of competition from other investors with significant capital, including publicly traded REITs and institutional investment funds;

•	competition from other investors may significantly increase the purchase price of a desired real property asset or result in less favorable terms;

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we may not complete the acquisition of a desired real property asset even if we have signed an agreement to acquire such real property asset because such agreements are subject to customary conditions to closing, including completion of due diligence investigations to our satisfaction;

•	we may be unable to finance acquisitions of real property assets on favorable terms or at all.

Net leases may not result in fair market lease rates over time.

We expect a large portion of our future income to come from net leases. Net leases typically have longer lease terms and, thus, there is an increased risk that if market rental rates increase in future years, the rates under our net leases will be less than fair market rental rates during those years. As a result, our income and distributions could be lower than they would otherwise be if we did not engage in net leases. We generally will seek to include a clause in each lease that provides increases in rent over the term of the lease, but there can be no assurance we will be successful in obtaining such a clause.

Some losses related to our real property assets may not be covered by insurance and would adversely impact distributions to stockholders.

Our leases will generally require the tenant company to carry comprehensive liability and casualty insurance on our properties comparable in amounts and against risks customarily insured against by other companies engaged in similar businesses in the same geographic region as our tenant company. We believe the required coverage will be of the type, and amount, customarily obtained by an owner of similar properties. However, there are some types of losses, such as catastrophic acts of nature, acts of war or riots, for which we or our tenants cannot obtain insurance at an acceptable cost. If there is an uninsured loss or a loss in excess of insurance limits, we could lose both the revenues generated by the affected property and the capital we have invested in the property if our tenant company fails to pay us the casualty value in excess of such insurance limit, if any, or to indemnify us for such loss. This would in turn reduce the amount of income available for distributions. We would, however, remain obligated to repay any secured indebtedness or other obligations related to the property. Since September 11, 2001, the cost of insurance protection against terrorist acts has risen dramatically. The cost of coverage for acts of terrorism is currently mitigated by the Terrorism Risk Insurance Act (“TRIA”). If TRIA is not extended beyond its current expiration date of December 31, 2014, our tenants may incur higher insurance costs and greater difficulty in obtaining insurance that covers terrorist-related damages. There can be no assurance our tenant companies will be able to obtain terrorism insurance coverage, or that any coverage they do obtain will adequately protect our properties against loss from terrorist attack.

If a sale-leaseback transaction is re-characterized in a lessee company’s bankruptcy proceeding, our financial condition could be adversely affected.

We intend to enter into sale-leaseback transactions, whereby we purchase a property and then simultaneously lease the same property back to the seller. In the event of the bankruptcy of a lessee company, a transaction structured as a sale-leaseback may be re-characterized as either a financing or a joint venture, either of which outcomes could adversely affect our business. If the sale-leaseback were re-characterized as a financing, we might not be considered the owner of the property, and as a result would have the status of a creditor in relation to the lessee company. In that event, we would no longer have the right to sell or encumber our ownership interest in the property. Instead, we would have a claim against the lessee company for the amounts owed under the lease, with the claim arguably secured by the property. The lessee company/debtor might have the ability to restructure the terms, interest rate and amortization schedule of its outstanding balance. If confirmed by the bankruptcy court, we could be bound by the new terms, and prevented from foreclosing our lien on the property. If the sale-leaseback were re-characterized as a joint venture, we and the lessee company could be treated as co-venturers with regard to the property. As a result, we could be held liable, under some circumstances, for debts incurred by the lessee company relating to the property. Either of these outcomes could adversely affect our cash flow and the amount available for distribution.

We may not be able to sell our real property asset investments when we desire.

Investments in real property assets are relatively illiquid compared to other investments. Accordingly, we may not be able to sell real property asset investments when we desire or at prices acceptable to us in response to changes in economic or other conditions. This could substantially reduce the funds available for satisfying our obligations and for distribution to our stockholders.

Costs of complying with governmental laws and regulations, including those relating to environmental matters, may adversely affect our income and the cash available for distribution.

We have invested, and expect to continue to invest, in real property assets, which are subject to laws and regulations relating to the protection of the environment and human health and safety. These laws and regulations generally govern wastewater discharges, air emissions, the operation and removal of underground and aboveground storage tanks, the use, storage, treatment, transportation and disposal of solid and hazardous materials, and the remediation of contamination associated with disposals. Environmental laws and regulations may impose joint and several liability on tenants, owners or operators for the costs to investigate or remediate contaminated properties, regardless of fault or whether the acts causing the contamination were legal. This liability could be substantial. In addition, the presence of hazardous substances, or the failure to properly remediate these substances, may adversely affect our ability to sell, rent or pledge such property as collateral for future borrowings.

Some of these laws and regulations have been amended so as to require compliance with new or more stringent standards as of future dates. Compliance with new or more stringent laws or regulations or stricter interpretation of existing laws may require material expenditures by us. Future laws, ordinances or regulations may impose material environmental liability. Additionally, our tenant companies’ operations, the existing condition of land when we buy it, operations in the vicinity of our properties, such as the presence of underground storage tanks, or activities of unrelated third parties may affect our properties. In addition, there are various local, state and federal fire, health, life-safety and similar regulations with which we may be required to comply, and that may subject us to liability in the form of fines or damages for noncompliance. Any material expenditures, fines, or damages we must pay will reduce our ability to make distributions.

State and federal laws in this area are constantly evolving, and we intend to monitor these laws and take commercially reasonable steps to protect ourselves from the impact of these laws, including where deemed necessary, obtaining environmental assessments of properties that we acquire; however, we will not obtain an independent third-party environmental assessment for every property we acquire. In addition, any such assessment that we do obtain may not reveal all environmental liabilities or whether a prior owner of a property created a material environmental condition not known to us. The cost of defending against claims of liability, of compliance with environmental regulatory requirements, of remediating any contaminated property, or of paying personal injury claims would materially adversely affect our business, assets or results of operations and, consequently, amounts available for distribution.

If we elect to be treated as a REIT, we will be required to make distributions, other than capital gain distributions, to our stockholders each year in the amount of at least 90% of our REIT taxable income As a result, we will continue to need additional capital to make new investments. If additional funds are unavailable or not available on favorable terms, our ability to make new investments will be impaired.

If we elect to be treated as a REIT, we will be required to distribute at least 90% of our REIT taxable income, and as such we may require additional capital to make new investments or carry existing investments. We may acquire additional capital from the issuance of securities senior to our common stock, including additional borrowings or other indebtedness or the issuance of additional securities. We may also acquire additional capital through the issuance of additional equity. However, we may not be able to raise additional capital in the future on favorable terms or at all. Unfavorable economic conditions could increase our funding costs, limit our access to the capital markets or result in a decision by lenders not to extend credit to us. We may issue debt securities, other instruments of indebtedness or preferred stock, and we borrow money from banks or other financial institutions, which we refer to collectively as “senior securities.” As a result of issuing senior securities, we will also be exposed to typical risks associated with leverage, including increased risk of loss. If we issue preferred securities which will rank “senior” to our common stock in our capital structure, the holders of such preferred securities may have separate voting rights and other rights, preferences or privileges more favorable than those of our common stock, and the issuance of such preferred securities could have the effect of delaying, deferring or preventing a transaction or a change of control that might involve a premium price for security holders or otherwise be in our best interest.

To the extent our ability to issue debt or other senior securities is constrained, we will depend on issuances of additional common stock to finance new investments. If we raise additional funds by issuing more of our common stock or senior securities convertible into, or exchangeable for, our common stock, the percentage ownership of our stockholders at that time would decrease, and you may experience dilution.

Corridor may serve as a manager to other entities, which may create conflicts of interest not in the best interest of us or our stockholders.

Corridor’s services under the Management Agreement are not exclusive, and, while it currently does not have any contractual arrangement to do so, it is free to furnish the same or similar services to other entities, including businesses that may directly or indirectly compete with us so long as its services to us are not impaired by the provision of such services to others. Corridor and its members may have obligations to other entities, the fulfillment of which might not be in the best interests of us or our stockholders.

We will be dependent upon key personnel of Corridor InfraTrust Management, LLC for our future success.

We have entered into a management agreement with Corridor to provide full management services to us for real property asset investments. We will be dependent on the diligence, expertise and business relationships of the management of Corridor to implement our strategy of acquiring real property assets. The departure of one or more investment professionals of Corridor could have a material adverse effect on our ability to implement this strategy and on the value of our common stock. There can be no assurance that we will be successful in implementing our strategy.

We are dependent upon TCA’s key personnel to effectuate an orderly liquidation of our remaining securities portfolio.

TCA’s investment professionals and management will evaluate, monitor and liquidate our remaining securities portfolio. The departure of one or more investment professionals of TCA could have a material adverse effect on our ability to achieve an orderly liquidation of our remaining securities portfolio. We will rely on employees of TCA who will be devoting significant amounts of their time to non-Company related activities of TCA. To the extent TCA’s investment professionals and management are unable to, or do not, devote sufficient amounts of their time and energy to our affairs, our performance may suffer.

Our remaining securities investments in privately-held companies present certain challenges, including availability of information about these companies and illiquidity that may impact our ability to liquidate these investments in a timely and/or advantageous manner.

We currently have securities investments remaining in privately-held companies. Generally, little public information exists about these companies, and we are required to rely on the ability of TCA to obtain adequate information to evaluate the potential risks and returns involved with these companies. If TCA is unable to obtain all material information about these companies, including with respect to operational, regulatory, environmental, litigation and managerial risks, TCA may not make a fully-informed investment decision, and we may lose some or all of the money invested in these companies. Substantially all of these securities are subject to legal and other restrictions on resale or are otherwise less liquid than publicly traded securities. The illiquidity of these investments may make it difficult for us to sell such investments at advantageous times and prices or in a timely manner. In addition, if we are required to liquidate all or a portion of our remaining securities portfolio quickly, we may realize significantly less than the value at which we previously have recorded our investments. We also may face other restrictions on our ability to liquidate an investment in the securities of a portfolio company to the extent that we or one of our affiliates have material non-public information regarding such portfolio company.

All of our remaining securities investments are, and will continue to be, recorded at fair value. Because such valuations are inherently uncertain, our determinations of fair value may differ materially from the values that would have been used if a ready market for these securities existed.

We continue to hold investments that are in the form of securities or loans that are not publicly traded. The fair value of these investments may not be readily determinable. For securities investments that are reported at fair value, we will value these investments quarterly at fair value. We have retained Lincoln Partners Advisors,

LLC (an independent valuation firm) to provide third party valuation consulting services. The Board of Directors is ultimately responsible for determining the fair value of the investments in good faith. The types of factors that may be considered in fair value pricing of an investment include the nature and realizable value of any collateral, the portfolio company’s earnings and ability to make payments, the markets in which the portfolio company does business, comparison to publicly traded companies, discounted cash flow and other relevant factors. Because such valuations are inherently uncertain, our determinations of fair value may differ materially from the values that would have been used if a ready market for these securities existed. As a result, we may not be able to dispose of our holdings at a price equal to or greater than the determined fair value, which could have a negative impact on our net equity and earnings.

The lack of liquidity in our securities investments may make it difficult to liquidate our securities portfolio at favorable prices, and as a result, we may suffer losses.

We have historically invested in the equity of companies whose securities are not publicly traded, and whose securities may be subject to legal and other restrictions on resale or otherwise be less liquid than publicly-traded securities. As of February 29, 2012, approximately 62% of our securities investments were invested in illiquid securities. The illiquidity of these investments may make it difficult for us to sell these investments when desired. In addition, we may realize significantly less than the value at which we had previously recorded these investments when we liquidate our securities portfolio. The illiquidity of most of our securities investments may make it difficult for us to dispose of them at favorable prices, and, as a result, we may suffer losses.

If our acquisitions do not meet our performance expectations, you may not receive distributions.

We intend to make distributions on a quarterly basis to our stockholders out of assets legally available for distribution. We may not be able to achieve operating results that will allow us to make distributions at a specific level or to increase the amount of these distributions from time to time. Also, restrictions and provisions in any credit facilities we enter into or debt securities we issue may limit our ability to make distributions. We cannot assure you that you will receive distributions at a particular level or at all.

If we were deemed an investment company under the Investment Company Act of 1940, applicable restrictions could make it impractical for us to continue our business as contemplated and could have a material adverse effect on our business and the price of our securities.

We do not believe that we are an investment company under the 1940 Act. If during the period in which we are liquidating our securities portfolio we make an investment in securities, or one of our infrastructure real property asset acquisitions were characterized as an investment in securities, we could be deemed an investment company for purposes of the 1940 Act. If we were to be deemed an investment company, restrictions imposed by the 1940 Act, including limitations on our capital structure, could make it impractical for us to continue our business as contemplated and would have a material adverse effect on our operations and the price of our common stock.

Changes in laws or regulations or in the interpretations of laws or regulations could significantly affect our operations and cost of doing business.

We are subject to federal, state and local laws and regulations and are subject to judicial and administrative decisions that affect our operations, including loan originations, maximum interest rates, fees and other charges, disclosures to portfolio companies, the terms of secured transactions, collection and foreclosure procedures and other trade practices. If these laws, regulations or decisions change, we may have to incur significant expenses in order to comply, or we may have to restrict our operations. In addition, if we do not comply with applicable laws, regulations and decisions, or fail to obtain licenses that may become necessary for the conduct of our business, we may be subject to civil fines and criminal penalties, any of which could have a material adverse effect upon our business, results of operations or financial condition.

Provisions of the Maryland General Corporation Law and our charter and bylaws could deter takeover attempts and have an adverse impact on the price of our common stock.

The Maryland General Corporation Law and our charter and bylaws contain provisions that may have the effect of discouraging, delaying or making difficult a change in control of our Company or the removal of our incumbent directors. We are subject to the Business Combination Act of the Maryland General Corporation Law. However, pursuant to the statute, our Board of Directors has adopted a resolution exempting us from the Maryland Business Combination Act for any business combination between us and any person to the extent that such business combination receives the prior approval of our board. Our Bylaws exempt from the Maryland Control Share Acquisition Act acquisitions of stock by any person. If we amend our Bylaws to repeal the exemption from the Maryland Control Share Acquisition Act, the Maryland Control Share Acquisition Act also may make it more difficult to obtain control of our Company.

Under our charter, our Board of Directors is divided into three classes serving staggered terms, which will make it more difficult for a hostile bidder to acquire control of us. In addition, our Board of Directors may, without stockholder action, authorize the issuance of shares of stock in one or more classes or series, including preferred stock. See “Description of Securities.” Our Board of Directors may, without stockholder action, amend our charter to increase the number of shares of stock of any class or series that we have authority to issue. The existence of these provisions, among others, may have a negative impact on the price of our common stock and may discourage third party bids for ownership of our Company. These provisions may prevent any premiums being offered to you for our common stock.

Risks Related to an Investment in the U.S. Energy Infrastructure Sector

Our focus on the energy infrastructure sector will subject us to more risks than if we were broadly diversified.

Because we specifically focus on the energy infrastructure sector, investments in our common stock may present more risks than if we were broadly diversified over numerous sectors of the economy. Therefore, a downturn in the U.S. energy infrastructure sector would have a larger impact on us than on a company that does not concentrate in one sector of the economy. The energy infrastructure sector can be significantly affected by the supply of and demand for specific products and services; the supply and demand for crude oil, natural gas, and other energy commodities; the price of crude oil, natural gas, and other energy commodities; exploration, production and other capital expenditures; government regulation; world and regional events and economic conditions.

Energy infrastructure companies are subject to variations in the supply and demand of various energy commodities.

A decrease in the production of natural gas, natural gas liquids, crude oil, coal, refined petroleum products or other such commodities, or a decrease in the volume of such commodities available for transportation, mining, processing, storage or distribution, may adversely impact the financial performance of companies in the energy infrastructure sector. Production declines and volume decreases could be caused by various factors, including catastrophic events affecting production, depletion of resources, labor difficulties, political events, OPEC actions, environmental proceedings, increased regulations, equipment failures and unexpected maintenance problems, failure to obtain necessary permits, unscheduled outages, unanticipated expenses, inability to successfully carry out new construction or acquisitions, import supply disruption, increased competition from alternative energy sources or related commodity prices. Alternatively, a sustained decline in demand for such commodities could also adversely affect the financial performance of companies in the energy infrastructure sector. Factors that could lead to a decline in demand include economic recession or other adverse economic conditions, higher fuel taxes or governmental regulations, increases in fuel economy, consumer shifts to the use of alternative fuel sources, changes in commodity prices or weather. Factors that could lead to a decrease in market demand include a recession or other adverse economic conditions, an increase in the market price of the underlying commodity, higher taxes or other regulatory actions that increase costs, or a shift in consumer demand for such products. Demand may also be adversely impacted by consumer sentiment with respect to global warming and/or by any state or federal legislation intended to promote the use of alternative energy sources such as bio-fuels, solar and wind. Should energy infrastructure companies experience variations in supply and demand as described above, the resulting decline in operating or financial performance could impact the value or quality of our assets.

Many companies in the energy infrastructure sector are subject to the risk that they, or their customers, will be unable to replace depleted reserves of energy commodities.

Many companies in the energy infrastructure sector are either (i) engaged in the production of natural gas liquids, refined petroleum products, or aggregates such as crushed stone, sand and gravel, or (ii) are engaged in transporting, storing, distributing and processing these items on behalf of producers. To maintain or grow their revenues, many customers of these companies need to maintain or expand their reserves through exploration of new sources of supply, through the development of existing sources, through acquisitions, or through long-term contracts to acquire reserves. The financial performance of companies in the energy infrastructure sector may be adversely affected if the companies to which they provide service are unable to cost-effectively acquire additional reserves sufficient to replace the natural decline.

Energy infrastructure companies are and will be subject to extensive regulation because of their participation in the energy infrastructure sector.

Companies in the energy infrastructure sector are subject to significant federal, state and local government regulation in virtually every aspect of their operations, including how facilities are constructed, maintained and operated, environmental and safety controls, and the prices they may charge for the products and services they provide. Various governmental authorities have the power to enforce compliance with these regulations and the permits issued under them, and violators are subject to administrative, civil and criminal penalties, including civil fines, injunctions or both. Stricter laws, regulations or enforcement policies could be enacted in the future that likely would increase compliance costs and may adversely affect the financial performance of companies in the energy infrastructure sector.

Energy infrastructure companies are and will be subject to the risk of fluctuations in commodity prices.

The operations and financial performance of companies in the energy infrastructure sector may be directly affected by energy commodity prices, especially those companies in the energy infrastructure sector owning the underlying energy commodity. Commodity prices fluctuate for several reasons, including changes in market and economic conditions, the impact of weather on demand or supply, levels of domestic production and imported commodities, energy conservation, domestic and foreign governmental regulation and taxation and the availability of local, intrastate and interstate transportation systems. Volatility of commodity prices, which may lead to a reduction in production or supply, may also negatively impact the performance of companies in the energy infrastructure sector that are solely involved in the transportation, processing, storing, distribution or marketing of commodities. Volatility of commodity prices may also make it more difficult for companies in the energy infrastructure sector to raise capital to the extent the market perceives that their performance may be tied directly or indirectly to commodity prices. Historically, energy commodity prices have been cyclical and exhibited significant volatility. Should energy infrastructure companies experience variations in supply and demand as described above, the resulting decline in operating or financial performance could impact the value or quality of our assets.

Energy infrastructure companies are and will be subject to the risk of extreme weather patterns.

Extreme weather patterns, such as prolonged or abnormal seasons, or specific events, such as hurricanes, could result in significant volatility in the supply of energy and power. This volatility may create fluctuations in commodity prices and earnings of companies in the energy infrastructure sector. Moreover, any extreme weather events, such as hurricanes, could adversely impact the assets and valuation of our real property assets or investment securities.

Additional Risks to Common Stockholders

Our use of leverage increases the risk of investing in our securities and will increase the costs borne by common stockholders.

Our use of leverage through the issuance of any preferred stock or debt securities, and any additional borrowings or other transactions involving indebtedness (other than for temporary or emergency purposes) are or would be considered “senior securities” and create risks. Leverage is a speculative technique that may adversely affect common stockholders. If the return on securities acquired with borrowed funds or other leverage proceeds does not exceed the cost of the leverage, the use of leverage could cause us to lose money.

Our issuance of senior securities involves offering expenses and other costs, including interest payments, which are borne indirectly by our common stockholders. Fluctuations in interest rates could increase interest or dividend payments on our senior securities, and could reduce cash available for distribution on common stock. Increased operating costs, including the financing cost associated with any leverage, may reduce our total return to common stockholders.

Rating agency guidelines applicable to any senior securities may impose asset coverage requirements, dividend limitations, voting right requirements (in the case of the senior equity securities), and restrictions on our portfolio composition and our use of certain investment techniques and strategies. The terms of any senior securities or other borrowings may impose additional requirements, restrictions and limitations that are more stringent than those required by a rating agency that rates outstanding senior securities. These requirements may have an adverse effect on us and may affect our ability to pay distributions on common stock and preferred stock. To the extent necessary, we may redeem our senior securities to maintain the required asset coverage. Doing so may require that we liquidate investments at a time when it would not otherwise be desirable to do so.

In addition, lenders from whom we may borrow money or holders of our debt securities may have fixed dollar claims on our assets that are superior to the claims of our stockholders, and we have granted, and may in the future grant, a security interest in our assets in connection with our debt. In the case of a liquidation event, those lenders or note holders would receive proceeds before our stockholders. If the value of our assets increases, then leveraging would cause the book value of our common stock to increase more than it otherwise would have had we not leveraged. Conversely, if the value of our assets decreases, leveraging would cause the book value of our common stock to decline more than it otherwise would have had we not leveraged. Similarly, any increase in our revenue in excess of interest expense on our borrowed funds would cause our net income to increase more than it would without the leverage. Any decrease in our revenue would cause our net income to decline more than it would have had we not borrowed funds and could negatively affect our ability to make distributions on our common stock. Our ability to service any debt that we incur will depend largely on our financial performance and the performance of our portfolio companies and will be subject to prevailing economic conditions and competitive pressures.

Sales of our common stock may put pressure on our stock price.

The sale of our common stock (or the perception that such sales may occur) may have an adverse effect on prices in the secondary market for our common stock. An increase in the number of shares of common stock available may put downward pressure on the market price for our common stock and make it more difficult for stockholders to sell their shares. These sales also might make it more difficult for us to sell additional equity securities in the future at a time and price we deem appropriate.

Additional Risks to Senior Security Holders

Generally, an investment in our senior securities is subject to the following risks:

We will be subject to interest rate risk.

Distributions and interest payable on our senior securities are subject to interest rate risk. To the extent that distributions or interest on such securities are based on short-term rates, our leverage costs may rise so that the amount of dividends or interest due to holders of senior securities would exceed available cash flow. To the extent that any of our leverage costs are fixed, our leverage costs may increase when our senior securities mature. This might require us to sell investments at a time when we would otherwise not do so, which may affect adversely our future ability to generate cash flow.

Preferred stock will be junior to any outstanding notes or other borrowings.

Preferred stock will be junior in liquidation and with respect to distribution rights to debt securities and any other borrowings. Senior securities representing indebtedness may constitute a substantial lien and burden on preferred stock by reason of their prior claim against our income and against our net assets in liquidation. We may not be permitted to declare dividends or other distributions with respect to any series of preferred stock unless at such time we meet applicable asset coverage requirements and the payment of principal or interest is not in default with respect to any notes or other borrowings.

Our debt securities, upon issuance, are expected to be unsecured obligations and, upon our liquidation, dissolution or winding up, will rank: (1) senior to all of our outstanding common stock and any outstanding preferred stock; (2) on a parity with any of our unsecured creditors and any unsecured senior securities representing our indebtedness; and (3) junior to any of our secured creditors. Secured creditors of ours may include, without limitation, parties entering into interest rate swap, floor or cap transactions, or other similar transactions with us that create liens, pledges, charges, security interests, security agreements or other encumbrances on our assets.

We may be subject to ratings and asset coverage risk.

To the extent that senior securities are rated, a rating does not eliminate or necessarily mitigate the risks of investing in our senior securities, and a rating may not fully or accurately reflect all of the credit and market risks associated with a security. A rating agency could downgrade the rating of our shares of preferred stock or debt securities, which may make such securities less liquid at an auction or in the secondary market, though probably with higher resulting interest rates. If a rating agency downgrades, or indicates a potential downgrade to, the rating assigned to a senior security, we may alter our portfolio or redeem a portion of our senior securities. We may voluntarily redeem a senior security under certain circumstances to the extent permitted by its governing documents.

Inflation may negatively impact our senior securities.

Inflation is the reduction in the purchasing power of money resulting from an increase in the price of goods and services. Inflation risk is the risk that the inflation adjusted or “real” value of an investment in preferred stock or debt securities or the income from that investment will be worth less in the future. As inflation occurs, the real value of the preferred stock or debt securities and the dividend payable to holders of preferred stock or interest payable to holders of debt securities declines.

Additional Risks Related to Warrants and Subscription Rights

An active public market for our warrants or subscription rights may not develop.

Currently, no public market exists for our warrants or for subscription rights we may issue. We cannot assure you that one will develop or be sustained after this offering. We do not currently intend to apply to list the warrants, and may not list any subscription rights, on any national securities exchange or automated quotation system.

There may be dilution of the value of our common stock when our warrants or subscription rights are exercised or if we issue common stock below book value.

The issuance of additional common stock upon the exercise of any warrants or subscription rights, if the warrants or subscription rights are exercised at a time when the exercise price is less than the book value per share of our common stock, will have a dilutive effect on the value of our common stock.

The warrants or subscription rights may have no value in bankruptcy.

In the event a bankruptcy or reorganization is commenced by or against us, a bankruptcy court may hold that unexercised warrants or subscription rights are executory contracts subject to rejection by us with approval of the bankruptcy court. As a result, holders of warrants or subscription rights may, even if sufficient funds are available, not be entitled to receive any consideration or may receive an amount less than they would be entitled to if they had exercised their warrants or subscription rights prior to the commencement of any such bankruptcy or reorganization.

As a holder of warrants or subscription rights, you will not receive distributions on our common stock.

Holders of warrants or subscription rights will not have the right to receive any distributions and will not have any voting rights so long as their warrants or subscription rights are unexercised.

USE OF PROCEEDS

Unless otherwise specified in a prospectus supplement, we intend to use the net proceeds of any sales of securities (including any net proceeds received upon their exercise) in accordance with our investment objective and policies within approximately three to six months of receipt of such proceeds. We may also use proceeds from the sale of our securities to retire all or a portion of any debt we incur, retire or redeem senior securities, and for working capital purposes, including the payment of distributions, interest and operating expenses, although there is currently no intent to issue securities primarily for this purpose. Our investments may be delayed if suitable investments are unavailable at the time or for other reasons. Pending such investment, we anticipate that we will invest the proceeds in securities issued by the U.S. government or its agencies or instrumentalities or in high quality, short-term or long-term debt obligations. A delay in the anticipated use of proceeds could lower returns, reduce our distribution to common stockholders and reduce the amount of cash available to make dividend and interest payments on any outstanding preferred stock and debt securities, respectively. We will not receive any of the proceeds from a sale of our securities by any selling security holder.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our consolidated ratio of earnings to fixed charges and combined fixed charges and preferred stock dividends for each of the last five fiscal years.

			Year Ended November 30,
	2011	2010	2009	2008	2007
Ratio of Earnings to Fixed Charges	7.91	261.94	(2.86)	(17.96)	9.54
Ratio of Earnings to Combined Fixed Charges and Preference Dividends to Earnings	7.91	261.94	(2.86)	(17.96)	9.54
Fixed Charge Deficiency	N/A	N/A	(2,420,556)	(34,284,113)	N/A

SUPPLEMENTAL PRO FORMA SELECTED FINANCIAL DATA

The SEC allows us to “incorporate by reference” the information contained in documents that we file with them. That means we can disclose important information to you by referring you to those documents. Among others, we have incorporated by reference the documents listed below:

•

Our Annual Report on Form 10-K, for the fiscal year ended November 30, 2011, as originally filed with the SEC on February 13, 2012 and as amended and filed with the SEC on March 1, 2012 and June 1, 2012.

•	Our Quarterly Report on Form 10-Q for the quarterly period ended February 29, 2012, as originally filed with the SEC on April 9, 2012 and as amended and filed with the SEC on May 9, 2012.

•	Our Current Report on Form 8-K as filed with the SEC on February 16, 2012.

•	Our Current Report on Form 8-K as filed with the SEC on March 13, 2012.

•	Our Current Report on Form 8-K as filed with the SEC on March 30, 2012.

•	Our Current Report on Form 8-K as filed with the SEC on April 13, 2012.

On September 21, 2011, we withdrew our election to be regulated as a BDC, and as of such date ceased reporting under the AICPA Investment Company Audit Guide (the Guide), which, in combination with our change in investment strategy, resulted in a significant change in our financial statement presentation.

We are now required to classify our publicly-traded investments in debt and equity securities into three categories: (i) trading securities,( ii) available-for-sale securities or (iii) held-to maturity securities. All of our publicly-traded securities are classified as trading securities and reported at fair value, with changes in fair value recorded in the Other Income section of the Statement of Operations. Our private securities, other than Mowood, LLC (“Mowood”), are reported at fair value pursuant to the fair value option for financial assets and financial liabilities available under provisions of U.S. GAAP, with changes in fair value also recorded in the Other Income section of the Statement of Operations. We are also required to consolidate the financial presentation and results of operations of our wholly-owned portfolio company, Mowood pursuant to FASB Accounting Standards Codification 810, from the date of our withdrawal as a BDC (September 21, 2011) through November 30, 2011. Other changes to the format of our financial statements included the removal of the Schedule of Investments and the Financial Highlights.

On June 30, 2011, we purchased 100 percent ownership of a 40 percent-undivided interest in the Eastern Interconnect Project (“EIP Project”). The EIP Project is a 40 percent undivided interest in a 216 mile, 345-KV bulk power transmission line and related equipment and substations including towers, easement rights, converters and other grid support components. These transmission assets move electric power across New Mexico between Albuquerque and Clovis.

In order to provide the most meaningful information to you related to the financial statements included in the reports referenced above, we are providing supplemental pro forma selected financial data below as it would have been reported had we consolidated Mowood and owned the EIP Project for the entire year.

Adjustments made to consolidate the results of operations of Mowood, and its subsidiary Omega Pipeline Company (“Omega”) for the period December 1, 2010 through August 31, 2011 are reflected in the second column below. Omega is a natural gas local distribution company (“LDC”) that owns and operates a natural gas distribution system in Fort Leonard Wood, Missouri. As part of operating the natural gas distribution system, Mowood manages/supervises any expansion of the system. All significant intercompany balances and transactions have been eliminated upon consolidation.

Adjustments made to reflect the results from operations of the EIP Project from December 1, 2010 through June 20, 2011 are reflected in the third column below. The EIP Project leases approximately 100 percent of its physical transmission assets to Public Service Company of New Mexico.

	Year Ended November 30, 2011 (audited)	Adjustments to consolidate Mowood for Period from December 1, 2010 through September 21, 2011	Adjustments to reflect EIP for Periods from December 1, 2010 through June 30, 2011	Pro Forma Year Ended November 30, 2011 (unaudited)
Revenue
Sales revenue	$2,161,723	$7,283,192	$—	$9,444,915
Lease income	1,063,740		1,489,235	2,552,975

Total Revenue	3,225,463	7,283,192	1,489,235	11,997,890

Expenses
Cost of sales	1,689,374	5,892,508		7,581,882
Management fees, net of expense reimbursements	968,163			968,163
Asset acquisition expense	638,185			638,185
Professional fees	548,759			548,759
Depreciation expense	364,254		412,033	776,287
Operating expenses	196,775	723,720		920,495
Directors’ fees	70,192			70,192
Interest expense	36,508	33,429	169,204	239,141
Other expenses	183,674	(1,370)		182,304

Total Expenses	4,695,884	6,648,287	581,237	11,925,408

				—
Loss from Operations, before Income Taxes	(1,470,421)	634,905	907,998	72,482

Deferred tax (expense) benefit	557,017	(226,397)	(323,778)	6,842

Loss from Operations	$(913,404)	$408,508	$584,220	$79,324

Other Income
Net realized and unrealized gain (loss) on trading securities	2,299,975			2,299,975
Net realized and unrealized gain (loss) on other equity securities	2,283,773	988,669		3,272,442
Distributions and dividend income, net	651,673	(728,998)		(77,325)
Other income	40,000			40,000

Total Other Income, before Income Taxes	$5,275,421	$259,671	$—	$5,535,092

Current tax expense	(253,650)	—	—	(253,650)
Deferred tax (expense) benefit	(1,186,224)	(544,312)	—	(1,730,536)

Income tax benefit, net	(1,439,874)	(544,312)		(1,984,186)

Total Other Income	$3,835,547	$(284,641)	$—	$3,550,906

				$—

Net Income	$2,922,143	$123,867	$584,220	$3,630,230

Earnings Per Common Share:
Basic and Diluted	$0.32	$0.01	$0.06	$0.40
Weighted Average Shares of Common Stock Outstanding:
Basic and Diluted	9,159,809	9,159,809	9,159,809	9,159,809

THE COMPANY

We were organized as a Maryland corporation in September 2005. We completed our initial public offering in February 2007 as a non-diversified closed-end management investment company regulated as a BDC under the 1940 Act. On September 21, 2011 we withdrew our election to be treated as a BDC in order to pursue becoming qualified as a REIT. Our common stock is listed on the New York Stock Exchange under the symbol “TTO.”

Our objective is to provide stockholders with an attractive risk-adjusted total return, with an emphasis on distributions and distribution growth. We invest primarily in the U.S. energy infrastructure sector. We historically were limited to investing in securities of privately-held companies operating in the U.S. energy infrastructure sector. We believe the U.S. energy infrastructure sector offers significant opportunities for investment, but investment constraints placed upon BDCs have limited the types of assets and investments that can best access these opportunities. Withdrawal of our BDC election allows us to pursue attractive opportunities to provide lease-based financing to energy infrastructure companies, with an expanded investment pool that includes real property assets, as opposed to investment securities. We believe that we can acquire these assets while also satisfying the requirements for qualification as a REIT, and that becoming qualified and electing REIT status is in the best interests of our stockholders. If we qualify for and elect REIT status in the future, we generally will not pay federal income tax on taxable income that is distributed to our stockholders. See “Prospectus Summary – Taxation” and “U.S. Federal Income Tax Considerations – Potential Election to Be Treated as a REIT.”

At our Annual Meeting on April 8, 2011, our stockholders authorized our Board of Directors to withdraw our election to be regulated as a BDC under the 1940 Act. On September 21, 2011, we withdrew our election to be treated as a BDC, and as of such date are no longer regulated as a BDC and no longer subject to the regulatory provisions of the 1940 Act. Withdrawal of our election to be regulated as a BDC did not affect our registration under Section 12(b) of the Exchange Act and we will continue to file periodic reports on Form 10-K, Form 10-Q and Form 8-K, and file proxy statements and other reports required under the Exchange Act.

In 2007, 2009 and 2010 the IRS issued three separate private letter rulings that defined certain energy infrastructure assets as real estate assets for tax purposes. The potential qualifying real estate assets in the energy infrastructure sector are electric transmission and distribution systems, pipeline systems, storage and terminaling systems. We refer to such REIT-qualifying assets herein as “real property assets.” While private letter rulings provide insight into the current thinking of the IRS on tax issues, such rulings may only be relied upon by the taxpayer to whom they were issued.

We do not plan to make additional investments in securities (other than short term, highly liquid investments to be held pending acquisition of real property assets) and intend to liquidate our securities portfolio in an orderly manner. As of February 29, 2012, the fair value of our securities portfolio (excluding short-term investments) totaled $76.8 million. The fair value of the securities remaining in our portfolio as of February 29, 2012, includes: (i) publicly-traded and liquid master limited partnership (“MLP”) equity securities of approximately $29.5 million and (ii) approximately $47.3 million of other illiquid securities issued by seven privately-held companies. The publicly traded securities can be liquidated more readily than the others.

We seek to acquire real property assets from energy infrastructure companies and simultaneously lease these properties to the seller under long-term triple net leases, defined as a lease in which the lessee pays rent to the lessor, as well as all taxes, insurance, and maintenance expenses that arise from the use of the property. We expect our leases to be configured to include a base lease fee with additional provisions that enable us to participate in the revenue and/or value of the underlying energy infrastructure real property asset. These provisions would be considered a contingent rent or fair value repurchase option upon lease termination. These sale-leaseback transactions provide the lessee company with a source of financing that is an alternative to other financing sources such as corporate borrowing or equity offerings. Our sale-leaseback transactions may occur in conjunction with acquisitions, recapitalizations, growth projects or other corporate transactions involving the lessee company. We may act as one of several sources of financing for these transactions by purchasing real property from the seller and net leasing it back to the seller or its successor in interest (the lessee).

If we find sufficient suitable REIT-qualifying investments and satisfy the REIT requirements throughout our fiscal year, we expect to make an election to be treated as a REIT for tax purposes for that fiscal year by filing a Form 1120-REIT on or before March 15 of the subsequent fiscal year, or such later date to which we have properly extended filing such income tax return. We do not currently expect that we will be able to elect to be treated as a REIT for tax purposes for the 2012 fiscal year, but also do not expect that our lack of REIT status will hinder our ability to pay distributions on a quarterly basis. The REIT requirements that we must meet are discussed in detail below, but the principal challenge for us will be meeting the requirement that a substantial percentage of our assets be REIT-qualifying investments that produce REIT qualifying income. Our effort to meet that requirement will be accelerated if: (i) we are able to readily identify appropriate opportunities to liquidate our securities portfolio, or (ii) we are able to raise capital to fund new acquisitions. In either event, we will need to have identified and be able to consummate an adequate number of REIT-qualifying investments meeting our investment criteria. Subject to the limitations described below in “U.S. Federal Income Tax Considerations”, we may be able to accelerate satisfying the REIT requirements by holding non-REIT qualifying investments, including certain private equity investments, through taxable REIT subsidiaries. The taxation of taxable REIT subsidiaries is described below in “U.S. Federal Income Tax Considerations – Taxable REIT Subsidiaries”. We do not currently have any agreements or binding letters of intent for such investments. These opportunities are in a preliminary stage of review, and consummation of any of these opportunities depends on a number of factors beyond our control. There can be no assurance that any of these acquisition opportunities will result in consummated transactions. Regardless of our tax status, our investors will continue to receive a Form 1099 tax form. See “U.S. Federal Income Tax Considerations – Potential Election to Be Treated as a REIT.”

Manager

We are externally managed by Corridor InfraTrust Management, LLC (formerly Corridor Energy, LLC) (“Corridor”). Corridor is an asset manager specializing in financing the acquisition or development of infrastructure real property assets. Corridor assists us in identifying, acquiring and developing energy infrastructure real property asset investments that can be leased to businesses that make goods, provide services or own assets other than securities, which business we refer to herein as “operating companies” and is generally responsible for our day-to-day operations.

Corridor is an affiliate of Tortoise Capital Advisors, L.L.C., an investment manager specializing in listed energy infrastructure investments. TCA provides us certain securities focused investment services necessary to evaluate, monitor and liquidate our remaining securities portfolio and also provide us with certain operational (i.e. non-investment) services. Corridor compensates TCA for the services TCA provides to us.

U.S. Energy Infrastructure Sector Focus

We pursue our investment objective by investing principally in the energy infrastructure sector. The energy infrastructure sector broadly includes midstream, downstream and upstream assets. We intend to focus primarily on midstream and downstream assets as described below.

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Midstream — the gathering, processing, storing and transmission of energy resources and their byproducts in a form that is usable by wholesale power generation, utility, petrochemical, industrial and gasoline customers, including pipelines, gas processing plants, liquefied natural gas facilities and other energy infrastructure companies.

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Downstream — the refining of energy sources, and the marketing and distribution of such refined products, such as customer-ready natural gas, natural gas liquids, propane and gasoline, to end-user customers, and the generation, transmission and distribution of electricity, including from coal, nuclear, natural gas, agricultural, thermal, solar, wind and biomass.

Market Opportunity

We believe the environment for acquiring energy infrastructure real property assets is attractive for the following reasons:

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Energy infrastructure provides essential services, and the stable supply and demand today is expected to continue in the future. We believe energy infrastructure is the backbone of modern society. The energy infrastructure sector includes the pipes, wires and storage facilities that connect and deliver our most critical resources: water, electricity, oil and gas. The demand for these resources is directly correlated with population growth, and has a low correlation to market cycles. The U.S. is the largest consumer of crude oil and natural gas products, the third largest producer of crude oil and the largest producer of natural gas products in the world. It is not anticipated that the services provided by infrastructure facilities will diminish over time; in fact it is expected to grow. U.S. energy consumption is forecasted to grow by 20% from 2009 to the year 2035 according to the U.S. Energy Information Administration (EIA), Annual Energy Outlook April 2011. The United States has an abundant supply of natural gas with enough natural gas to last for approximately 80 to 100 years, according to various industry sources. Natural gas provides a means of energy independence, as nearly 90% of the natural gas consumed in the United States is produced domestically. Demand for natural gas continues to increase as environmentally sensitive power generation companies switch to low-cost cleaner burning fuels. Natural gas is viewed as a reliable back-up energy source to alternative energy (e.g., wind and solar) as it is not dependent on weather patterns. Natural gas is the cleanest fossil fuel, with 50% and 30% fewer carbon dioxide emissions than coal and oil, respectively, as well as lower emissions from sulfur dioxide and other pollutants.

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Investment is needed in U.S. energy infrastructure. Due to aging infrastructure, renewable energy requirements and rapid technological advances in the methods used to extract oil and natural gas, we believe that substantial amounts of capital will be invested in energy infrastructure. Investments in the power transmission sector in 2008 were quadruple the average investment level throughout the 1990’s. The National Energy Reliability Council (NERC) projects transmission additions will triple from approximately 1,000 miles/year in 2000-2008 to 3,100 miles/year in 2009-2018. These investment metrics align with NERC’s projections that U.S. peak energy demand will grow at a rate of 1.3% per year. According to the Brattle Group, this growth translates into $10 billion of annual investments in electric transmission alone. In addition, a natural gas market study commissioned in 2009 by the Interstate Natural Gas Association of America Foundation noted that to accommodate the geographical shift of natural gas production from mature basins to relatively new areas, it expects a range of investment from $133 to $210 billion of new midstream natural gas assets in the U.S. and Canada. We believe that the U.S. energy infrastructure sector’s high level of projected capital expenditures and continuing acquisition and divestiture activity provide numerous attractive acquisition opportunities.

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We believe there are a number of attractive operating companies with capital needs. We believe that there are a number of operating companies in the midstream and downstream segments of the U.S. energy infrastructure sector with capital expansion plans in which the asset performance will provide stable cash flow characteristics similar to those demonstrated by MLPs. We believe that these operating companies have assets that represent attractive financing opportunities for us. The energy industry is monopolistic, and high barriers to entry put the responsibility of development and growth on existing operating companies. Decreased federal and state funding for infrastructure investment is pushing many operating companies to alternative financing options. In addition, we can offer financing for assets that do not qualify for inclusion in an MLP, such as renewables and electric power transmission.

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There is a large segment of assets in energy infrastructure that qualify for being held by a REIT. In 2007, 2009 and 2010 the IRS issued three separate private letter rulings that defined certain energy infrastructure assets as real estate assets for tax purposes. The qualifying real estate assets in the energy infrastructure sector are electric transmission and distribution systems, pipeline systems and storage and terminaling systems. The private letter rulings treat such assets as qualifying real estate assets if the income from these assets is derived from rents on real property. While private letter rulings provide insight into the current thinking of the IRS on tax issues, such rulings may only be relied upon by the taxpayer to whom they were issued.

Competitive Advantages

We believe that we are well positioned to meet the financing needs of companies within the U.S. energy infrastructure sector for the following reasons:

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Attractive Strategic Partner for Energy and Power Infrastructure Companies. We believe that we are a desirable partner for energy and power infrastructure companies because we have specialized knowledge of the economic, regulatory, and stakeholder considerations faced by them. We do not intend to compete with the operations of our lessees and are willing to enter into long-term lease and financing arrangements that suit the requirements and achieve the goals of energy and power infrastructure companies.

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Broad Energy and Power Infrastructure Scope. We intend to focus on assets, among others, that are not permissible assets to be owned by other specialized energy companies such as MLPs. For example the Eastern Interconnect Project and Mowood’s Omega pipeline are not MLP qualified assets.

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Efficient Capital Provider. If we are able to qualify as a REIT, our stockholders will not receive UBTI or Effectively Connected Income. This offers us access to investors desiring the risk adjusted return profile we provide but unable to invest in other specialized infrastructure vehicles such as direct investment in infrastructure, private equity funds, or MLPs. As a REIT, TTO is expected to have a lower overall cost of capital when compared to certain other energy and power infrastructure acquirors, which should enhance our future cash flows and provide for increased value growth opportunities.

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Disciplined Investment Philosophy. As we focus on acquiring real property assets, our investment approach emphasizes overall asset operational and financial performance with the potential for enhanced returns through incremental asset growth, capital appreciation, and minimization of downside risk. Our process involves an assessment of the overall attractiveness of the specific subsector of the energy infrastructure sector in which a prospective operating company is involved; such company’s specific competitive position within that subsector; operational asset engineering due diligence; potential commodity price, supply and demand and regulatory concerns; the stability and potential growth of the prospective real property asset’s cash flows; the prospective operating company’s management track record and our ability to structure an attractive investment.

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Experienced Management Team. The principals of Corridor have an average of over 24 years of experience in energy operations of multi-national electric and gas utilities, national energy marketing and trading businesses and in optimizing portfolios for real energy asset investments. Based on their real property asset operational experience and strong industry relationships, we believe the principals of Corridor provide the expertise and knowledge necessary to acquire real property assets with strong performance standards. The members of TCA’s investment committee have an average of over 24 years of financial investment experience. TCA’s investment professionals are responsible for evaluating, monitoring and liquidating our remaining securities portfolio.

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Flexible Transaction Structuring. We are not subject to many of the regulatory limitations that govern traditional lending institutions such as commercial banks. As a result, we can be flexible in structuring asset acquisition transactions. This structuring flexibility enables our leases and debt instruments to fit the cash flow characteristics of the assets that we acquire. TCA’s and Corridor’s professionals have substantial experience in structuring investments that balance the needs of an energy infrastructure operating company with appropriate risk control.

While we believe we are well positioned to meet the financing needs of companies within the U.S. energy infrastructure sector, an investment in our securities involves certain risks that may preclude us from achieving our investment objective. For example, we may be unable to identify and complete acquisitions of real property assets or sell real property assets at times or at prices that we desire. In addition, if we elect to be taxed as a REIT, the loss of our REIT status would have significant adverse consequences.

Targeted Investment Characteristics

We anticipate that our targeted real property asset acquisitions will have the following characteristics:

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Long-Life Assets with Stable Cash Flows and Limited Commodity Price Sensitivity. We will seek real property assets having the potential to generate stable cash flows over long periods of time. We have historically invested in companies that own and operate assets with long useful lives and that generate cash flows by providing critical services primarily to the producers or end-users of energy. We have attempted to limit the direct exposure to energy commodity price risk in our portfolio. We have targeted companies that have a majority of their cash flows generated by contractual obligations. Our planned acquisitions of real property assets will continue to reflect these characteristics. Acquired real property assets will be long-lived. (In most cases, we expect the term of the lease will approximate the projected asset life.) We anticipate our real property assets will generate contracted cash flows with third party entities over the term of the investment, thus providing stable cash flows underlying our leases.

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Experienced Management Teams with Energy Infrastructure Focus. We have targeted assets operated by management teams that have a track record of success and that often have substantial knowledge and focus in particular segments of the energy infrastructure sector or with certain types of assets. We expect that our management team’s extensive experience and network of business relationships in the energy infrastructure sector will allow us to identify and attract opportunities to acquire real property assets that meet these criteria.

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Fixed Asset-Intensive Investments. Most of our investments have been made in companies with a relatively significant base of fixed assets. As we directly acquire infrastructure real property assets, our portfolio will reflect the nature of fixed-asset investments. Fixed-asset investments characteristically display such attributes as long-term stability, low volatility, diversification via low correlation and relatively inelastic demand.

•	Limited Technological Risk. We generally do not target acquisition opportunities involving the application of new technologies or significant geological, drilling or development risk.

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Growth Opportunities. We generally will seek to enter into leases that provide base rent and participating rent over the term of the lease. These increases are expected to be fixed or tied generally to increases in indices such as the Consumer Price Index (“CPI”). We may also attempt to obtain equity enhancements in connection with transactions. These equity enhancements may involve warrants exercisable at a future time to purchase stock of the tenant or borrower or their parent.

Investment Strategies and Due Diligence

In analyzing potential real property acquisitions, we intend to review all aspects of a transaction, including tenant and asset fundamentals, to determine whether a potential acquisition and lease can be structured to satisfy our investment criteria. In evaluating net lease transactions, we generally consider, among other things, the following aspects of each transaction:

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Tenant/Borrower Evaluation — We evaluate each potential tenant or borrower for its creditworthiness, typically considering factors such as management experience, industry position and fundamentals, operating history, and capital structure, as well as other factors that may be relevant to a particular acquisition. We seek opportunities in which we believe the tenant may have a stable or improving credit profile or credit potential that has not been recognized by the market. In evaluating a possible investment, the creditworthiness of a tenant or borrower often will be a more significant factor than the value of the underlying real estate, particularly if the underlying property is specifically suited to the needs of the tenant; however, in certain circumstances where the real estate is attractively valued, the creditworthiness of the tenant may be a secondary consideration. Whether a prospective tenant or borrower is creditworthy will be determined by our investment department. Creditworthy does not necessarily mean “investment grade.”

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Important to Tenant/Borrower Operations — We generally will focus on properties that we believe are essential or important to the ongoing operations of the tenant. We believe that these properties provide better protection generally as well as in the event of a bankruptcy, since a tenant/borrower is less likely to risk the loss of a critically important lease or property in a bankruptcy proceeding or otherwise.

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Diversification — We attempt to diversify our portfolio to avoid dependence on any one particular tenant, borrower, collateral type, and geographic location within the U.S. or tenant/borrower industry. By diversifying, we seek to reduce the adverse effect of a single under-performing investment or a downturn in any particular asset or geographic region within the U.S.

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Lease Terms — Generally, the net leased properties we will acquire will be leased on a full recourse basis to the tenants or their affiliates. In addition, we generally will seek to include a clause in each lease that provides for increases in rent over the term of the lease. These increases are fixed or tied generally to increases in indices such as the CPI. The lease will also generally seek to provide for participation in gross revenues of the tenant at the property, thereby providing exposure to the commercial activity of the tenant, and providing the tenant some flexibility in lease terms. Alternatively, a lease may provide for mandated rental increases on specific dates, and we may adopt other methods in the future.

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Collateral Evaluation — We review the physical condition of the property and assess the likelihood of replacing the rental stream if the tenant defaults. We also generally engage a third party to conduct, or require the seller to conduct a preliminary examination, or Phase 1 assessment, of the site to determine the potential for contamination or similar environmental site assessments in an attempt to identify potential environmental liabilities associated with a property prior to its acquisition. If potential environmental liabilities are identified, we generally require that identified environmental issues be resolved by the seller prior to property acquisition or, where such issues cannot be resolved prior to acquisition, require tenants contractually to assume responsibility for resolving identified environmental issues post-closing and provide indemnification protections against any potential claims, losses or expenses arising from such matters. We generally rely on our own analysis to determine whether to make an acquisition. Our analysis may take into consideration, among other things, the terms and conditions of the particular lease transaction, the quality of the lessee’s credit and the conditions of the credit markets at the time the lease transaction is negotiated. The value may be greater than the construction cost or the replacement cost of a property, and the actual sale price of a property if sold may be greater or less than the acquisition cost. In cases of special purpose real estate which we expect to acquire, a property is examined in light of the prospects for the tenant/borrower’s enterprise and the financial strength and the role of that asset in the context of the tenant’s overall viability. Operating results of properties and other collateral may be examined to determine whether or not projected income levels are likely to be met.

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Transaction Provisions to Enhance and Protect Value — We attempt to include provisions in the leases that we believe may help protect a real property asset from changes in the operating and financial characteristics of a tenant that may affect its ability to satisfy its obligations or reduce the value of the real property asset. Such provisions include requiring our consent to specified tenant activity, requiring the tenant to provide indemnification protections, and requiring the tenant to satisfy specific operating tests. We may also seek to enhance the likelihood of a tenant’s lease obligations being satisfied through a guaranty of obligations from the tenant’s corporate parent or other entity or a letter of credit. This credit enhancement, if obtained, provides additional financial security. However, in markets where competition for net lease transactions is strong, some or all of these provisions may be replaced by other measures of credit quality such as tenant investment in leasehold improvements and commercial enterprise value of the tenant business conducted in the property.

In addition, in some circumstances, tenants may retain the right to repurchase the leased property. The option purchase price is generally the greater of the contract purchase price or the fair market value of the property at the time the option is exercised.

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Equity Enhancements — We may attempt to obtain equity enhancements in connection with transactions. These equity enhancements may involve warrants exercisable at a future time to purchase stock of the tenant or borrower or their parent. If warrants are obtained, and become exercisable, and if the value of the stock subsequently exceeds the exercise price of the warrant, equity enhancements can help achieve the goal of increasing investor returns.

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Other Real Estate Related Assets — As other opportunities arise, we may also seek to expand the portfolio to include other types of real estate-related investments, in all cases within the energy infrastructure sector, such as:

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equity investments in real properties that are not long-term net leased to a single-tenant and may include partially leased properties, multi-tenanted properties, vacant or undeveloped properties and properties subject to short-term net leases, among others;

•	mortgage loans secured by real properties;

•	subordinated interests in first mortgage real estate loans, or B-notes;

•	mezzanine loans related to real estate, which are senior to the borrower’s equity position but subordinated to other third-party financing; and

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equity and debt securities (including preferred equity, limited partnership interests, trusts and other higher-yielding structured debt and equity investments) issued by companies that are engaged in real-estate-related businesses as defined by regulations promulgated under the Internal Revenue Code, including other REITs.

Distributions Policy

Our investments in securities and real property assets generate cash flow to us from which we expect to pay distributions to stockholders. The Board of Directors will determine the amount of any distribution we expect to pay our stockholders. A REIT is generally required to distribute during the taxable year an amount equal to at least 90% of the REIT taxable income (determined under Internal Revenue Code section 857(b)(2), without regard to the deduction for dividends paid). We intend to adhere to this requirement in order to qualify as a REIT.

Real Property Asset Management

We believe that effective management of our assets is essential to maintain and enhance property values. Important aspects of asset management include restructuring transactions to meet the evolving needs of current tenants, re-leasing properties, refinancing debt, selling properties and knowledge of the bankruptcy process.

The Corridor team consists of energy asset professionals with experience across several segments of the energy sector and is primarily responsible for evaluating, negotiating and structuring potential real property asset opportunities. Before a real property asset is acquired by us, the transaction is reviewed by the managing directors of Corridor and TCA and approved by the managing directors of Corridor. The approval is subject to final approval by our Board of Directors. Our Board of Directors is not directly involved in originating or negotiating potential asset acquisitions but instead functions as a separate and final step in the process.

We monitor, on an ongoing basis, compliance by tenants with their lease obligations and other factors that could affect the financial performance of any of our properties. Monitoring involves receiving assurances that each tenant has paid real estate taxes, assessments and other expenses relating to the properties it occupies and confirming that appropriate insurance coverage is being maintained by the tenant. We review financial statements of tenants and undertake regular physical inspections of the condition and maintenance of properties. Additionally, we periodically analyze each tenant’s financial condition, the industry in which each tenant operates and each tenant’s relative strength in its industry.

Liquidity and Financing Strategies

Consistent with our asset acquisition policies, we use leverage when available on terms we believe are favorable. The amount of leverage that we may employ will depend on our assessment of market conditions and other factors at the time of any proposed borrowing. Although we currently do not anticipate doing so, the amount of total leverage we employ may exceed 50% of our total assets, which was the maximum amount of leverage we could employ as a BDC. Substantially all of our mortgage loans are expected to be non-recourse. A lender on non-recourse mortgage debt generally has recourse only to the property collateralizing such debt and not to any of our other assets, while full recourse financing would give a lender recourse to all of our assets. The use of non-recourse debt, therefore, helps us to limit the exposure of all of our assets to any one debt obligation. Lenders may, however, have recourse to our other assets in limited circumstances not related to the repayment of the indebtedness, such as under an environmental indemnity. We also expect to have an unsecured line of credit that can be used in connection with refinancing existing debt and making new acquisitions, as well as to meet other working capital needs. We expect to incur debt which bears interest at fixed rates, or is effectively converted to fixed rates through interest rate caps or swap agreements.

On November 30, 2011, we entered into a 180-day rolling evergreen margin loan facility with Bank of America, N.A. The terms of the agreement provide for a $10,000,000 facility that is secured by certain of our assets. Outstanding balances generally will accrue interest at a variable rate equal to one-month LIBOR plus 0.85 percent and unused portions of the facility will accrue a fee equal to an annual rate of 0.25 percent. We did not have any borrowings outstanding as of November 30, 2011. Under the terms of the margin loan facility, we must maintain asset coverage required under the 1940 Act. If we fail to maintain the required coverage, we may be required to repay a portion of an outstanding balance until the coverage requirement has been met. At February 29, 2012, the Company was in compliance with the terms of the margin loan facility. As of February 29, 2012, we had segregated trading securities with an aggregate value of $1,322,790 to serve as collateral for potential borrowings under the loan facility.

As of February 29, 2012, the fair value of the publicly-traded and liquid MLP equity securities held in our securities portfolio was approximately $29.5 million.

In April 2011, IRP was acquired by James River Coal Company. As a result of the acquisition, we received proceeds of approximately $31.6 million. An additional $2.1 million was placed in escrow pursuant to the terms of the agreement governing the sale. Two-thirds of the escrow fund will be released fourteen months following the closing date (reduced by reserve claim amounts, if any). One-third of the escrow fund will not be released until all legal proceedings and fines relating to certain violations at a specific mine covered by the transaction are fully resolved. As of February 29, 2012, we estimate the carrying value of the escrow to be approximately $1.7 million.

Competition

We compete with public and private funds, commercial and investment banks and commercial financing companies to make the types of investments that we plan to make in the U.S. energy infrastructure sector. Many of our competitors are substantially larger and have considerably greater financial, technical and marketing resources than us. For example, some competitors may have a lower cost of funds and access to funding sources than are available to us. In addition, some of our competitors may have higher risk tolerances or different risk assessments, allowing them to consider a wider variety of investments and establish more relationships than us. These competitive conditions may adversely affect our ability to make investments in the energy infrastructure sector and could adversely affect our distributions to stockholders.

INVESTMENTS, ASSETS AND WHOLLY-OWNED SUBSIDIARY

The following is a summary of our portfolio investments (other than cash and public MLPs) as of February 29, 2012, along with graphs highlighting the shift in our portfolio investments from the end of fiscal 2010 to the end of fiscal 2011.

Lightfoot Capital Partners, LP and Lightfoot Capital Partners GP LLC (“Lightfoot”)

Lightfoot owns controlling interest in Arc Terminals, a limited partnership that operates 11 refined product storage terminals located throughout the United States with a combined working capacity of approximately 3.6 million barrels. Arc provides storage and delivery services for petroleum, petrochemical and chemical products to customers under long-term storage and throughput contracts. In October 2011, Lightfoot acquired a minority interest in a liquefied natural gas regasification facility located in Mississippi.

Eastern Interconnect Project (“EIP”)

The EIP project is a 40 percent undivided interest in a 216 mile, 345-KV bulk power transmission line (“Line”) and related equipment and substations including towers, easement rights, converters and other grid support components. These transmission assets move electric power across New Mexico between Albuquerque and Clovis. The project is leased on a triple net basis through April 1, 2015 to Public Service Company of New Mexico (“PNM”), at which time the lease can be extended, or allowed to expire. PNM is an independent electric utility company serving approximately 500,000 customers in New Mexico. PNM is a subsidiary of PNM Resources. EIP is a critical, East-West link on the Public Service Company of New Mexico transmission grid. Construction of the Line was completed in 1984 and is expected to have an additional twenty years of useful life. The Company does not anticipate any material costs would be incurred should the lease tenant be replaced.

VantaCore Partners LP (“VantaCore”)

VantaCore was formed to acquire companies in the aggregate industry and currently owns a quarry and asphalt plant in Clarksville, Tennessee, sand and gravel operations located near Baton Rouge, Louisiana and a quarry in Todd County, Kentucky. Aggregates consist of crushed stone, sand and gravel used in construction and concrete. The company also controls several hundred acres of land adjacent to its Clarksville location which recently received zoning approval for a port on the Cumberland River.

High Sierra Energy, LP and High Sierra Energy, GP (“High Sierra”)

High Sierra is a Denver based private limited partnership that operates midstream businesses in the energy industry. Its four business units include: transportation, treatment, recycling and disposal of oil and gas waste-water; gathering, transportation, logistics and marketing of crude oil; transportation logistics and marketing of natural gas liquids and asphalt; and leasing of well head compression equipment. The company’s assets are located in nine of the most prolific oil and natural gas shale plays in the country and have sales in all lower 48 U.S. states and Canada.

On May 21, 2012, we announced that High Sierra had entered into a merger agreement with NGL Energy Partners, LP (“NGL”). The merger is subject to various closing conditions and is expected to close in early June 2012. We expect to receive, in the aggregate, $9.2 million in cash and approximately 1.2 million units of NGL at the closing. Assuming a value for the publicly traded NGL shares of $21.50, the total consideration received by us in connection with the merger would be approximately $35.3 million, compared to the fair value as of Feb. 29, 2012 of $29.1 million.

Mowood, LLC (“Mowood”) — Wholly Owned Subsidiary

Mowood is the holding company of Omega Pipeline, LLC (“Omega”). Omega is a natural gas local distribution company located on the Fort Leonard Wood military installation in south-central Missouri. Omega owns approximately 50 miles of pipeline, has a long term contract with the Department of Defense and serves the natural gas needs of Fort Leonard Wood in addition to marketing natural gas services to several customers in the surrounding area. We hold 100 percent of the equity interests in Mowood.

MANAGER

We are externally managed by Corridor InfraTrust Management, LLC (formerly Corridor Energy, LLC). Corridor is an asset manager specializing in financing the acquisition or development of infrastructure real property assets. Corridor assists us in identifying, acquiring and developing energy infrastructure real property asset investments that can be leased to businesses that make goods, provide services or own assets other than securities, which business we refer to herein as “operating companies” and is generally responsible for our day-to-day operations.

Corridor Team

The Corridor team includes Managing Directors Rick Green and David Schulte, Director David Haley and Principal Becky Sandring. This team provides investors and operator partners with the industry expertise of energy operations, energy portfolio management and capital markets. Biographical information about the members of the Corridor team is provided below. Corridor is located at 4200 W. 115th Street, Suite 210, Leawood, Kansas 66211. Corridor is an affiliate of TCA.

Richard C. (“Rick”) Green

Mr. Green serves as our Chairman and is a co-founder and Managing Director of Corridor. He has spent more than 30 years in the energy industry serving as a CEO for more than 20 years. During his tenure, Mr. Green demonstrated leadership and perseverance in pioneering the strategy and successful execution of a significant business expansion of Aquila Inc., formerly UtiliCorp United, to a Fortune 30 company. Aquila Inc. was an international electric and gas utility business and national energy marketing and trading business. Mr. Green has also been credited with leading a successful wind down of the merchant trading operations of Aquila Inc. to provide shareholder focus on the company’s utility market strategy during the 2002 energy market crisis. From 2006-2008, Mr. Green successfully directed the complicated separation and ultimate sale of Aquila’s multi-state utility operations. Mr. Green then founded The Calvin Group LLC, a consulting firm that leveraged the management and operational experience of the partners to catalyze the management teams of energy companies. Mr. Green is currently on the board, and was previously a chairman of, the Midwest Research Institute, and has also served on the board for the National Renewable Energy Laboratories in Golden, Colorado.

David J. Schulte, CFA, CPA

Mr. Schulte is a co-founder and Managing Director of both Corridor and TCA, where he serves on the investment committee, and is also our Chief Executive Officer. In addition, Mr. Schulte serves as Senior Vice President of Tortoise Energy Infrastructure Corporation (NYSE: TYG), Tortoise Energy Capital Corporation (NYSE: TYY), Tortoise North American Energy Corporation (NYSE: TYN), Tortoise Power and Energy Infrastructure Fund Inc. (NYSE: TPZ), Tortoise MLP Fund, Inc. (NYSE: NTG) and Tortoise Pipeline & Energy Fund, Inc. (NYSE: TPZ). From 1993-2002, Mr. Schulte was a Managing Director at Kansas City Equity Partners, L.C. (“KCEP”). While a partner at KCEP, Mr. Schulte led private financing for two growth MLP’s in the energy infrastructure sector, Inergy, L.P., where he served as a director, and MarkWest Energy Partners, L.P., where he was a board observer. Prior to joining KCEP, Mr. Schulte had over five years of experience completing acquisition and public equity financings as an investment banker at the predecessor of Oppenheimer & Co., Inc. In 2011, Mr. Schulte and his partners at TCA were awarded the Ernst & Young Entrepreneur of the Year® award for financial services companies in the Central Midwest region.

David W. Haley

Mr. Haley is a Director of Corridor and our Senior Vice President. He has over 20 years of experience in the energy industry. Prior to joining Corridor, Mr. Haley was a Vice President at the consulting firm, The

Calvin Group. From 2002-2008 he was Managing Director of EnFocus, a consulting firm focused on risk management and structuring transactions for clients in the energy and financial services industries. Mr. Haley was previously Vice President of Cross Commodity Trading for Aquila Merchant Services, where he directed a group engaged in market marking, risk management and proprietary trading of crude oil, natural gas, residual and heating oil, electricity, coal and financial transmission rights/transmission congestion credits. He was also responsible for managing the risks and optimizing a portfolio of asset investments including power plants, electric transmission, natural gas transportation and natural gas storage. Before joining Aquila, he was Vice President of Cinergy Corp. where he directed structuring, valuation analysis and transaction pricing for mergers & acquisitions and leveraged buyouts/financial restructurings of independent power projects.

Rebecca M. Sandring

Ms. Sandring is Principal of Corridor and our Treasurer. She has over 20 years of experience in the energy industry. As a Vice President with The Calvin Group, she created strategic business plans resulting in third party investments and provided financial leadership to a wind development company, which resulted in planned project cost reductions. From 1993-2008 Ms. Sandring had various roles at Aquila Inc, formerly UtiliCorp United, a regulated gas and electric utility serving a multi-state region with international operations including transmission, distribution and generation. Ms. Sandring’s roles at UtiliCorp and then Aquila Inc. were in operational finance, and included business valuations, project and corporate finance, process efficiency, implementation of complex GAAP accounting policies and internal accounting and risk system designs. As Director of Finance at Aquila, Inc. she was responsible for leading the internal finance team, which worked with external advisors regarding the strategic alternatives for Aquila, Inc. In her role as Director of Finance for the unregulated power generation division, which had over 4,000 megawatts of generation capacity, she was responsible for building the accounting, strategic planning and forecasting team and process.

Management Agreement

Management Services

Pursuant to a Management Agreement, Corridor has agreed to use its reasonable best efforts to present us suitable acquisition opportunities consistent with our investment objectives and policies and is generally responsible, subject to the supervision and review of our Board of Directors, for our day-to-day operations.

Corridor’s services to us under the Management Agreement are not exclusive, and Corridor is free to furnish the same or similar services to other entities, including businesses which may directly or indirectly compete with us, so long as Corridor’s services to us are not impaired by the provision of such services to others.

Administration Services

Pursuant to the Management Agreement, Corridor also furnishes us with office certain clerical and administrative services necessary for our operation (other than services provided by our custodian, accounting agent, administrator, dividend and interest paying agent and other service providers). Corridor is authorized to cause us to enter into agreements with third parties to provide such services. To the extent we request, Corridor will (i) oversee the performance and payment of the fees of our service providers and make such reports and recommendations to the Board of Directors concerning such matters as the parties deem desirable, (ii) respond to inquiries and otherwise assist such service providers in the preparation and filing of regulatory reports, proxy statements, and stockholder communications, and the preparation of materials and reports for the Board of Directors; (iii) establish and oversee the implementation of borrowing facilities or other forms of leverage authorized by the Board of Directors and (iv) supervise any other aspect of our administration as may be agreed upon by us and Corridor. We have agreed, pursuant to the Management Agreement, to reimburse Corridor for all out-of-pocket expenses incurred in providing the foregoing services.

Management Fee

Pursuant to the Management Agreement, we pay Corridor quarterly a base management fee equal to 0.25% (1.00% annualized) of our average monthly Managed Assets for such quarter, calculated and paid in arrears within 30 days of the end of each fiscal quarter. The term “Managed Assets” as used in the calculation of the management fee means all of our securities and real property assets (including any securities or real property assets purchased with or attributable to borrowed funds) minus accrued liabilities other than (1) deferred taxes and (2) debt entered into for the purpose of leverage. Accrued liabilities are expenses incurred in the normal course of our operations. For purposes of the definition of Managed Assets, “securities” includes our securities portfolio, valued at then current market value. For purposes of the definition of Managed Assets, “real property assets” includes our assets invested, directly or indirectly, in equity interests in or loans secured by real estate and personal property owned in connection with such real estate (including acquisition related costs and acquisition costs that may be allocated to intangibles or are unallocated), valued at the aggregate historical cost, before reserves for depreciation, amortization, impairment charges or bad debts or other similar noncash reserves. The base management fee for any partial quarter will be appropriately prorated.

We also pay Corridor quarterly an incentive fee of 10% of the increase in distributions paid over a threshold distribution equal to $0.125 per share per quarter, calculated and paid in arrears within 30 days of the end of each fiscal quarter. No incentive fee shall be paid on (i) any dividend paid after the Board of Directors has determined to liquidate us, or (ii) all or any portion of any dividend expected by the Board of Directors not to be sustainable in subsequent quarters. The incentive fee for any partial quarter will be appropriately prorated. At least half of any incentive fee paid to Corridor must be reinvested by Corridor in our common stock.

Payment of Our Expenses

We bear all expenses not specifically assumed by Corridor and incurred in our operations. We have borne the expenses related to prior offerings of our securities and we will bear the expenses related to this offering. The compensation and allocable routine overhead expenses of all investment professionals of Corridor and its staff, when and to the extent engaged in providing us management services, is provided and paid for by Corridor and not us.

Duration and Termination

The Management Agreement was initially reviewed and approved by our Board of Directors. It will remain in effect until December 31, 2012 and is renewable annually thereafter by us. The Management Agreement may be terminated by us, by vote of the Board of Directors, without penalty upon not more than 60 days’ written notice to Corridor. The Management Agreement may also be terminated by Corridor without penalty upon not less than 60 days’ written notice to us.

Tortoise Capital Advisors

Tortoise Capital Advisors, L.L.C., a registered investment adviser, provides us certain securities focused investment services necessary to evaluate, monitor and liquidate our remaining securities portfolio and also provide us with certain operational (i.e. non-investment) services. We have also entered into an Administration Agreement with TCA pursuant to which TCA acts as our administrator and performs (or oversees or arranges for the performance of) the administrative services necessary for our operation, including without limitation providing us with equipment, clerical, book keeping and recordkeeping services. For these services we pay TCA a fee equal to 0.04% of our aggregate average daily Managed Assets, with a minimum annual fee of $30,000.

The investment committee of TCA consists of H. Kevin Birzer, Zachary A. Hamel, Kenneth P. Malvey, Terry C. Matlack and David J. Schulte, all of whom are Managers of TCA. TCA is located at 11550 Ash Street, Suite 300, Leawood, Kansas 66211. TCA is a pioneer in capital markets for MLP investment companies and a leader in closed-end funds and separately managed accounts focused on MLPs in the energy sector. TCA was formed in October 2002 to provide portfolio management services to institutional and high-net worth investors seeking professional management of their MLP investments. As of December 31, 2011, TCA had approximately $7.6 billion of client assets under management. Corridor compensates TCA for the services TCA provides to us, other than the services provided to us pursuant to the Administration Agreement to which we and TCA are a party.

Consultant Arrangement

Corridor has retained Kenmont Capital Partners L.P. as a consultant. Kenmont assists Corridor in identifying potential real property asset acquisition opportunities for us. Corridor compensates Kenmont for the services it provides to us.

DIVIDEND REINVESTMENT PLAN

If a stockholder’s common stock is registered directly with us or with a brokerage firm that participates in our Automatic Dividend Reinvestment Plan (“Plan”) through the facilities of the Depository Trust Company (“DTC”) and such stockholder’s account is coded dividend reinvestment by such brokerage firm, all distributions are automatically reinvested for stockholders by the Plan Agent, Computershare Trust Company, Inc. (the “Plan Agent”), in additional common stock (unless a stockholder is ineligible or elects otherwise).

We will use primarily newly-issued common stock to implement the Plan, whether our shares are trading at a premium or at a discount to book value. However, we reserve the right to instruct the Plan Agent to purchase shares in the open-market in connection with its obligations under the Plan. The number of shares to be issued to a stockholder shall be determined by dividing the total dollar amount of the distribution payable to such stockholder by the market price per share of our common stock at the close of regular trading on the distribution payment date. Market price per share on that date shall be the closing price for such shares or, if no sale is reported for such day, at the average of their reported bid and asked prices. If distributions are reinvested in shares purchased on the open market, then the number of shares received by a stockholder shall be determined by dividing the total dollar amount of the distribution payable to such stockholder by the weighted average price per share (including brokerage commissions and other related costs) for all shares purchased by the Plan Agent on the open-market in connection with such distribution. Such open-market purchases will be made by the Plan Agent as soon as practicable, but in no event more than 30 days after the distribution payment date.

The Plan Agent maintains all stockholders’ accounts in the Plan and furnishes written confirmation of each acquisition made for the participant’s account as soon as practicable, but in no event later than 60 days after the date thereof. Shares in the account of each Plan participant will be held by the Plan Agent in non-certificated form in the Plan Agent’s name or that of its nominee, and each stockholder’s proxy will include those shares purchased or received pursuant to the Plan. The Plan Agent will forward all proxy solicitation materials to participants and vote proxies for shares held pursuant to the Plan first in accordance with the instructions of the participants then with respect to any proxies not returned by such participant, in the same proportion as the Plan Agent votes the proxies returned by the participants.

There will be no brokerage charges with respect to shares issued directly by us as a result of distributions payable either in shares or in cash. However, each participant will pay a pro rata share of brokerage commissions incurred with respect to the Plan Agent’s open-market purchases in connection with the reinvestment of distributions. If a participant elects to have the Plan Agent sell part or all of his or her common stock and remit the proceeds, such participant will be charged his or her pro rata share of brokerage commissions on the shares sold plus a $15.00 transaction fee. The automatic reinvestment of distributions will not relieve participants of any federal, state or local income tax that may be payable (or required to be withheld) on such distributions. See “U.S. Federal Income Tax Considerations.”

Experience under the Plan may indicate that changes are desirable. Accordingly, we reserve the right to amend or terminate the Plan if in the judgment of our Board of Directors such a change is warranted. The Plan may be terminated by the Plan Agent or us upon notice in writing mailed to each participant at least 60 days prior to the effective date of the termination. Upon any termination, the Plan Agent will cause a certificate or certificates to be issued for the full shares held by each participant under the Plan and cash adjustment for any fraction of a common share at the then current market value of the common stock to be delivered to him or her. If preferred, a participant may request the sale of all of the common stock held by the Plan Agent in his or her Plan account in order to terminate participation in the Plan. If such participant elects in advance of such termination to have the Plan Agent sell part or all of his or her shares, the Plan Agent is authorized to deduct from the proceeds a $15.00 fee plus the brokerage commissions incurred for the transaction. If a participant has terminated his or her participation in the Plan but continues to have common stock registered in his or her name, he or she may re-enroll in the Plan at any time by notifying the Plan Agent in writing at the address below. The terms and conditions of the Plan may be amended by the Plan Agent or us at any time, except when necessary or appropriate to comply with applicable law or the rules or policies of the SEC or any other regulatory authority, only by mailing to each participant appropriate written notice at least 30 days prior to the effective date thereof. The amendment shall be deemed to be accepted by each participant unless, prior to the effective date thereof, the Plan Agent receives notice of the termination of the participant’s account under the Plan. Any such amendment may include an appointment by the Plan Agent of a successor Plan Agent, subject to the prior written approval of the successor Plan Agent by us.

Additional information about the Plan may be obtained by writing to Computershare Trust Company, N.A, P.O. Box 43078, Providence, Rhode Island 02940-3078, by contacting them by phone at (800) 426-5523, or by visiting their website at www.computershare.com.

VALUATION OF SECURITIES PORTFOLIO

Valuation Methodology — Public Companies

The Company currently has a Fund Accounting Agreement with U.S. Bancorp Fund Services, LLC (“USBFS”) by which, among other things, USBFS will obtain securities market quotations from independent pricing services approved by TCA and ratified by our Board of Directors. USBFS generally obtains a single readily available market quotation (generally based solely on observable data as opposed to unobservable inputs and/or proprietary models) from the principal market equivalent to the last reported sale price on the exchange or over-the counter (OTC) market on which the security is principally traded. Historically, we have not adjusted any prices obtained from the independent pricing service.

If USBFS cannot obtain a market price as outlined below, or if TCA determines that the market price of a security as so obtained does not represent a fair value as of the Measurement Date (due to a significant development subsequent to the time its price is determined, through usage of a portfolio management system developed by a third-party that supplies TCA daily pricing information independent of that provided by USBFS, or otherwise), fair value for the security shall be determined pursuant to methodologies established by the Board of Directors.

(a)	Equity Securities

The fair value for equity securities shall be determined in the following order:

(1) by using readily available market quotations from the principal market

(i) if a security is traded on the Measurement Date, by using the last reported sale price1 on the exchange or over-the-counter (OTC) market on which the security is principally traded, up to the time of valuation, is used.

(ii) if there were no reported sales on the security’s principal exchange or OTC market on the Measurement Date, by using the average between the last bid price and last asked price (the “Calculated Mean”), as reported by the pricing service, shall be used.

or

(2) by obtaining direct written broker-dealer quotations if a security is not traded on an exchange or quotations are not available from an approved pricing service.

(b)	Short-Term Securities

Short-term securities, including bonds, notes, debentures and other debt securities, and money market instruments such as certificates of deposit, commercial paper, bankers’ acceptances and obligations of domestic and foreign banks, with remaining maturities of 60 days or less, for which reliable market quotations are readily available shall each be valued on an amortized cost basis at current market quotations as provided by an independent pricing service or principal market maker.

(c)	Fixed Income Securities

Fixed income securities (other than the short-term securities as described above) shall be valued by (a) using readily available market quotations based upon the last updated sale price or a market price

[1]	In the case of the Nasdaq Stock Market, Inc. (and certain other exchanges or OTC markets as approved by the Managers of TCA who comprise the Investment Committee of TCA (the “Pricing Committee”)), the closing prices reported by the exchange and OTC market (which may sometimes be referred to as the “official close,” the “official closing price” or other similar term) will be taken to be the “last reported sale price” for purposes of this section and any other instance in these Procedures in which the last reported sale price for a security or other asset is used. In these instances, although the closing price reported by the exchange or OTC market may not be the last reported sale price, TCA believes it to be representative of the value at the close of the exchange or OTC market.

from an approved pricing service generated by a pricing matrix based upon yield data for securities with similar characteristics or (b) by obtaining a direct written broker-dealer quotation from a dealer who has made a market in the security.

(d)	Options and Futures

Options (including options on futures contracts) and futures contracts shall be valued using readily available market quotations. Exchange-traded options are valued at the last reported sale price on any exchange on which they trade. If no sales are reported on any exchange on the Measurement Date, exchange-traded options shall be valued at the mean between the highest bid and lowest asked prices obtained as of the closing of the exchanges on which the option is traded. Exchange-traded domestic futures contracts are valued at the last reported sale price on the Chicago Mercantile Exchange. Exchange-traded foreign futures contracts are valued at the last reported sale price on the primary foreign exchange on which they principally trade.

Non-exchange traded options and futures are valued at the last reported sale price on the OTC market on which the option or future is principally traded. If no sales are reported on the OTC market on the Measurement Date, non-exchange traded options and futures shall be valued at the Calculated Mean based on bid and asked prices obtained from the OTC market.

For options or futures where market quotations are not readily available, their value will be determined in accordance with the methodologies established by the Board for securities of private companies as set forth in Appendix A.

(e)	Rights

(1) Exchange-traded. The value of a right that is traded upon one or more exchanges shall be determined on the basis of the procedures set forth in (a) above.

(2) All other rights. If a right is not traded on any exchange, its value will be determined in accordance with the methodologies established by the Board for securities of private companies as set forth in Appendix A.

(f)	Warrants

(1) Exchange-traded. The value of a warrant that is traded upon one or more exchanges shall be determined on the basis of the procedures set forth in (a) above.

(2) All other, warrants. If a warrant is not traded on any exchange, its value will be determined (i) by using a quotation or evaluated price, as applicable, provided by a broker-dealer; or (ii) pursuant to the methodologies established by the Board for securities of private companies as set forth in Appendix A.

(g)	Non-U.S. Securities

Quotations of non-U.S. securities in a non-U.S. currency will be valued in U.S. dollars on the basis of the foreign currency exchange rates prevailing at the time as of which such valuation is determined.

For equity securities, we will first use readily available market quotations and will obtain direct written broker-dealer quotations if a security is not traded on an exchange or quotations are not available from an approved pricing service. For fixed income securities, we will use readily available market quotations based upon the last updated sale price or market value from a pricing service or by obtaining a direct written broker-dealer quotation from a dealer who has made a market in the security. If no sales are reported on any exchange or OTC market, we will use the calculated mean based on bid and asked prices obtained from the primary exchange or OTC market.

Valuation Methodology — Private Companies

There generally is not a readily available market price for these private investments, therefore, we value substantially all of our remaining equity investments in private companies at fair value in good faith.

Generally, the process is as follows:

•

The independent valuation firm prepares the preliminary valuations and the supporting analysis. At August 31, 2011, the independent valuation firm provided valuations on five portfolio companies comprising approximately 99.8 percent of the total fair value of restricted investments;

•	The investment professionals of TCA review the preliminary valuations and supporting analyses, and consider and assess, as appropriate, any changes that may be required to the preliminary valuations;

•	The Investment Committee of TCA reviews the preliminary valuations and supporting analyses, and considers and assesses, as appropriate, any changes that may be required to the preliminary valuations;

•

The Board of Directors assesses the final valuations provided by the independent valuation firm and ultimately determines the fair value of each investment in our portfolio in good faith. Determination of fair values involves subjective judgments and estimates. We have not historically adjusted the final valuations provided by the independent valuation firm. The notes to our financial statements explain the highly judgmental nature of these valuations, and the impact any change in such valuations may have on our financial statements.

We determine fair value to be the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. We have determined the principal market, or the market in which we exit our private portfolio investments with the greatest volume and level of activity, to be the private secondary market. Typically, private companies are bought and sold based on multiples of EBITDA, cash flows, net income, revenues, or in limited cases, book value.

For private company investments, value is often realized through a liquidity event of the entire company. Therefore, the value of the investee as a whole (enterprise value) at the reporting date often provides the best evidence of the value of the investment and is the initial step for valuing our privately issued securities. For any one company, enterprise value may best be expressed as a range of fair values, from which a single estimate of fair value will be derived. In determining the enterprise value of a portfolio company, an analysis is prepared consisting of traditional valuation methodologies including market and income approaches:

•

Market approach. The market approach uses prices and other relevant information generated by market transactions involving identical or comparable assets or liabilities. For example, valuation techniques consistent with the market approach often use market multiples derived from a set of comparables.

•

Income approach. The income approach uses valuation techniques to convert future amounts (for example, cash flows or earnings) to a single present amount (discounted). The measurement is based on the value indicated by current market expectations about those future amounts.

The fair value of investments in private portfolio companies is determined based on various factors, including enterprise value, observable market transactions, such as recent offers to purchase a company, recent transactions involving the purchase or sale of the equity securities of the company, or other liquidation events. The determined equity values generally will be discounted when we have a minority position, are subject to restrictions on resale, have specific concerns about the receptivity of the capital markets to a specific company at a certain time, or other comparable factors exist.

U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a general summary of material federal income tax considerations affecting us and our security holders. This discussion does not purport to be complete or to deal with all aspects of federal income taxation that may be relevant to security holders in light of their particular circumstances or who are subject to special rules, such as banks, thrift institutions and certain other financial institutions, real estate investment trusts, regulated investment companies, insurance companies, brokers and dealers in securities or currencies, certain securities traders, tax-exempt investors, individual retirement accounts, certain tax-deferred accounts, and foreign investors. Tax matters are very complicated, and the tax consequences of an investment in and holding of our securities will depend on the particular facts of each investor’s situation. Investors are advised to consult their own tax advisors with respect to the application to their own circumstances of the general federal income taxation rules described below and with respect to other federal, state, local or foreign tax consequences to them before making an investment in our securities. Unless otherwise noted, this discussion assumes that investors are U.S. persons and hold our securities as capital assets.

A “U.S. person” generally is a beneficial owner of our securities that is, for U.S. federal income tax purposes, any one of the following:

•	a citizen or resident of the United States;

•	a corporation, partnership or other entity created in or organized under the laws of the United States or any political subdivision thereof;

•	an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust subject to the supervision of a court within the United States and the control of a United States person.

A “Non-U.S. holder” is a beneficial owner of our securities that is not a U.S. person.

If a partnership (including an entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds our securities, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. A prospective security holder that is a partnership holding our securities or a partner of such a partnership should consult his, her or its own tax adviser with respect to the purchase, ownership and disposition of our securities.

Tax matters are very complicated and the tax consequences to a U.S. person or a Non-U.S. person of an investment in our securities will depend on the facts of his, her or its particular situation. We encourage investors to consult their own tax advisers regarding the specific consequences of such an investment, including tax reporting requirements, the applicability of federal, state, local and foreign tax laws and the effect of any possible changes in the tax laws.

Husch Blackwell LLP has provided an opinion to the effect that this discussion, to the extent that it contains descriptions of applicable Federal income tax law, is correct in all material respects and fairly summarizes the Federal income tax laws referred to herein. This opinion is filed as an exhibit to the registration statement of which this prospectus is a part. This opinion, however, does not purport to address the actual tax consequences of the purchase, ownership and disposition of our securities to any particular holder. The opinion, and the information in this section, is based on the Code, current, temporary and proposed Treasury Regulations, the legislative history of the Code, current administrative interpretations and practices of the Internal Revenue Service, and court decisions. The reference to Internal Revenue Service interpretations and practices includes Internal Revenue Service practices and policies as endorsed in private letter rulings, which are not binding on the Internal Revenue Service except with respect to the taxpayer that receives the ruling. In each case, these sources are relied upon as they exist on the date of this prospectus. No assurance can be given that future legislation, regulations, administrative interpretations and court decisions will not significantly change current law, or adversely affect existing interpretations of existing law, on which the opinion and the information in this section are based. Any change of this kind could apply retroactively to transactions preceding the date of the change. Moreover, opinions of counsel merely represent counsel’s best judgment with respect to the probable outcome on the merits and are not binding on the Internal Revenue Service or the courts. Accordingly, even if there is no change in applicable law, no assurance can be provided that such opinion, or the statements made in the following discussion, will not be challenged by the Internal Revenue Service or will be sustained by a court if so challenged.

Pursuant to U.S. Treasury Department Circular 230, we are informing you that (1) this discussion is not intended to be used, was not written to be used, and cannot be used, by any taxpayer for the purpose of avoiding penalties under the U.S. federal tax laws, (2) this discussion was written by us in connection with the registration of our securities and our promotion or marketing, and (3) each taxpayer should seek advice based on his, her or its particular circumstances from an independent tax advisor.

Company Federal Income Taxation

We are treated as a corporation for federal and state income tax purposes. Thus, we are obligated to pay federal and state income tax on our taxable income. We invest our assets primarily in entities treated as partnerships for federal income tax purposes. As a partner in the partnerships, we must report our allocable share of the partnership’s taxable income in computing our taxable income regardless of whether the partnerships make any distributions. Based upon our review of the historic results of the type of entity in which we invest, we expect that the cash flow received by us with respect to our investments in partnerships will exceed the taxable income allocated to us from such investments. There is no assurance that our expectation regarding the distributions from the partnerships exceeding taxable income from the partnerships will be realized. If this expectation is not realized, there may be greater tax expense borne by us and less cash available to distribute to stockholders or to pay to creditors. In addition, we will take into account in determining our taxable income the amounts of gain or loss recognized on the sale of our investments. Currently, the maximum regular federal income tax rate for a corporation is 35 percent. We may be subject to a 20 percent federal alternative minimum tax on our alternative minimum taxable income to the extent that the alternative minimum tax exceeds our regular federal income tax.

Because we are treated as a corporation for federal income tax purposes, our financial statements reflect deferred tax assets or liabilities according to generally accepted accounting principles. This differs from many closed-end funds that are taxed as RICs under the Internal Revenue Code. Deferred income taxes reflect (i) taxes on unrealized gains/(losses), which are attributable to the temporary difference between fair market value and tax basis, (ii) the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes and (iii) the net tax benefit of accumulated net operating losses and capital losses. To the extent we have a deferred tax asset, consideration is given as to whether or not a valuation allowance is required. We periodically assess the need to establish a valuation allowance for deferred tax assets based on the criterion established by the Statement of Financial Accounting Standards, Accounting for Income Taxes (ASC 740) that it is more likely than not that some portion or all of the deferred tax asset will not be realized. Our assessment considers, among other matters, the nature, frequency and severity of current and cumulative losses, forecasts of future profitability (which are highly dependent on future partnership cash distributions), the duration of statutory carryforward periods and the associated risk that operating loss and capital loss carryforwards may expire unused. In addition, a substantial change in our ownership may limit our ability to utilize our loss carryforwards. We periodically review the recoverability of deferred tax assets based on the weight of available evidence. Accordingly, realization of a deferred tax asset is dependent on whether there will be sufficient taxable income of the appropriate character within the carryforward periods to realize a portion or all of the deferred tax benefit. We will accrue deferred federal income liability associated with that portion of partnership distributions considered to be a tax-deferred return of capital, as well as capital appreciation of our investments. Upon the sale of an partnership security, we may be liable for previously deferred taxes, if any. We will rely to some extent on information provided by the partnerships, which is not necessarily timely, to estimate deferred tax liability for purposes of financial statement reporting. From time to time we will modify our estimates or assumptions regarding our deferred tax liability as new information becomes available.

Federal Income Taxation of U.S. Holders of Common and Preferred Stock

Federal Income Tax Treatment of U.S. Holders of Common Stock. Unlike a holder of a direct interest in partnerships, a stockholder will not include its allocable share of our income, gains, losses or deductions in computing its own taxable income. Instead, since we are of the opinion that, under present law, the common stock will constitute equity, distributions with respect to such shares (other than distributions in redemption of shares subject to Section 302(b) of the Internal Revenue Code) will generally constitute dividends to the extent of our allocable current or accumulated earnings and profits, as calculated for federal income tax purposes. Generally, a corporation’s earnings and profits are computed based upon taxable income, with certain specified adjustments. As explained above, based upon the historic performance of the partnerships, we anticipate that the distributed cash from the partnerships will exceed our share of the partnerships’ income and our gain on the sale of partnership interests. In addition, earnings and profits are treated generally, for federal income tax purposes, as first being used to pay distributions on preferred stock, and then to the extent remaining, if any, to pay distributions on the common stock. Thus, we anticipate that only a portion of the distributions of DCF will be treated as dividend income to common stockholders. To the extent that distributions to a stockholder exceed our current and accumulated earnings and profits, the stockholder’s basis in shares of stock with respect to which the distribution is made will be reduced, which may increase the amount of gain realized upon the sale of such shares. If a stockholder has no further basis in its shares, the stockholder will report any excess distributions as capital gain if the stockholder holds such shares as a capital asset.

Dividends of current or accumulated earnings and profits generally will be taxable as ordinary income to holders but are expected to be treated as “qualified dividend income” that is generally subject to reduced rates of federal income taxation for noncorporate investors and are also expected to be eligible for the dividends received deduction available to corporate stockholders under Section 243 of the Internal Revenue Code. Under federal income tax law, qualified dividend income received by individual and other noncorporate stockholders is taxed at long-term capital gain rates, which as of the date of this prospectus reach a maximum of 15%. Qualified dividend income generally includes dividends from domestic corporations and dividends from non-U.S. corporations that meet certain criteria. To be treated as qualified dividend income, the stockholder must hold the shares paying otherwise qualifying dividend income more than 60 days during the 121-day period beginning 60 days before the ex-dividend date (or more than 90 days during the 181-day period beginning 90 days before the ex-dividend date in the case of certain preferred stock dividends attributable to periods exceeding 366 days). A stockholder’s holding period may be reduced for purposes of this rule if the stockholder engages in certain risk reduction transactions with respect to the common or preferred stock. The provisions of the Internal Revenue Code applicable to qualified dividend income are effective through December 31, 2012. Thereafter, higher federal income tax rates will apply unless further legislative action is taken.

Corporate holders should be aware that certain limitations apply to the availability of the dividends received deduction, including limitations on the aggregate amount of the deduction that may be claimed and limitations based on the holding period of the shares of common or preferred stock on which the dividend is paid, which holding period may be reduced if the holder engages in risk reduction transactions with respect to its shares. Corporate holders should consult their own tax advisors regarding the application of these limitations to their particular situation.

If a common stockholder participates in our Automatic Dividend Reinvestment Plan, such stockholder will be treated as receiving the amount of the distributions made by the Company, which amount generally will be either equal to the amount of the cash distribution the stockholder would have received if the stockholder had elected to receive cash or, for shares issued by the Company, the fair market value of the shares issued to the stockholder.

Federal Income Tax Treatment of U.S. Holders of Preferred Stock. Under present law, we are of the opinion that preferred stock will constitute equity, and thus distributions with respect to preferred stock (other than distributions in redemption of preferred stock subject to Section 302(b) of the Internal Revenue Code) will generally constitute dividends to the extent of our current or accumulated earnings and profits, as calculated for federal income tax purposes. Such dividends generally will be taxable as ordinary income to holders but are expected to be treated as qualified dividend income that is generally subject to reduced rates of federal income taxation for noncorporate investors and are also expected to be eligible for the dividends received deduction available to corporate stockholders under Section 243 of the Internal Revenue Code. Please see the discussion above on qualified dividend income and the dividends received deductions.

Earnings and profits are generally treated, for federal income tax purposes, as first being used to pay distributions on the preferred stock, and then to the extent remaining, if any, to pay distributions on the common stock. Distributions in excess of the Company’s earnings and profits, if any, will first reduce a stockholder’s adjusted tax basis in his or her preferred stock and, after the adjusted tax basis is reduced to zero, will constitute capital gains to a stockholder who holds such shares as a capital asset.

Sale of Shares. The sale of shares of common or preferred stock by holders will generally be a taxable transaction for federal income tax purposes. Holders of shares of stock who sell such shares will generally recognize gain or loss in an amount equal to the difference between the net proceeds of the sale and their adjusted tax basis in the shares sold. If the shares are held as a capital asset at the time of the sale, the gain or loss will generally be a capital gain or loss. Similarly, a redemption by us (including a redemption resulting from our liquidation), if any, of all the shares actually and constructively held by a stockholder generally will give rise to capital gain or loss under Section 302(b) of the Internal Revenue Code, provided that the redemption proceeds do not represent declared but unpaid dividends. Other redemptions may also give rise to capital gain or loss, but certain conditions imposed by Section 302(b) of the Internal Revenue Code must be satisfied to achieve such treatment.

Capital gain or loss will generally be long-term capital gain or loss if the shares were held for more than one year and will be short-term capital gain or loss if the disposed shares were held for one year or less. Net long-term capital gain recognized by a noncorporate U.S. holder generally will be subject to federal income tax at a lower rate (currently a maximum rate of 15%) than net short-term capital gain or ordinary income (as of the date of this prospectus a maximum rate of 35%, which rate is scheduled to increase to 39.6% for taxable years after 2012). Under current law, the maximum federal income tax rate on capital gain for noncorporate holders is scheduled to increase to 20% for taxable years after 2012. For corporate holders, capital gain is generally taxed at the same rate as ordinary income, that is, currently at a maximum rate of 35%. A holder’s ability to deduct capital losses may be limited.

Federal Income Taxation of Non-U.S. Holders of Common and Preferred Stock

Whether an investment in the shares is appropriate for a Non-U.S. stockholder will depend on that person’s particular circumstances. An investment in the shares by a Non-U.S. stockholder may have adverse tax consequences. Non-U.S. stockholders should consult their tax advisers before investing in our shares.

In general, dividend distributions paid by us to a Non-U.S. stockholder are subject to withholding of U.S. federal income tax at a rate of 30% (or lower applicable treaty rate). If the distributions are effectively connected with a U.S. trade or business of the Non-U.S. stockholder (and, if required by an applicable income tax treaty, are attributable to a permanent establishment maintained by the Non-U.S. stockholder in the United States), we will not be required to withhold federal income tax if the Non-U.S. stockholder complies with applicable certification and disclosure requirements, although the distributions will be subject to federal income tax at the rates applicable to U.S. stockholders. Any such effectively connected dividends may, under certain circumstances, be subject to an additional “branch profits tax” at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. (Special certification requirements apply to a Non-U.S. stockholder that is a foreign partnership or a foreign trust, and such entities are urged to consult their own tax advisers.)

A Non-U.S. holder generally will not be taxed on any gain recognized on a disposition of our stock (or warrants or subscription rights to acquire such stock, as applicable) unless:

•

the gain is effectively connected with the Non-U.S. holder’s conduct of a trade or business in the United States and, if required by an applicable income tax treaty, is attributable to a permanent establishment maintained by the Non-U.S. stockholder in the United States; in these cases, the gain will be taxed on a net income basis at the regular graduated rates and in the manner applicable to U.S. holders (unless an applicable income tax treaty provides otherwise) and, under certain circumstances, the “branch profits tax” described above may also apply;

•

the Non-U.S. holder is an individual who holds our stock (or warrants or subscription rights, as applicable) as a capital asset, is present in the United States for more than 182 days in the taxable year of the disposition and meets other requirements (in which case, except as otherwise provided by an applicable income tax treaty, the gain, which may be offset by U.S. source capital losses, generally will be subject to a flat 30% U.S. federal income tax, even though the Non-U.S. holder is not considered a resident alien under the Code); or

•

we are or have been a “U.S. real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition or the period that the Non-U.S. holder held our stock (or warrants or subscription rights, as applicable).

Generally, a corporation is a “U.S. real property holding corporation” if the fair market value of its “U.S. real property interests” equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests plus its other assets used or held for use in a trade or business. For this purpose, we generally will be treated as owning our proportionate share of the assets of a partnership in which we own an equity interest. The determination of whether we are a U.S. real property holding corporation at any given time will depend on the mix of our assets and their fair market values at such time, which is difficult to predict, but based upon our contemplated conversion to a REIT, it is likely that we will be a U.S. real property holding corporation.

Provided that our shares were regularly traded on an established securities market at any time during the calendar year of the disposition, the tax relating to stock in a U.S. real property holding corporation generally will only apply to:

(i) a Non-U.S. holder whose holdings, direct and indirect, of regularly traded interests (including warrants or subscription rights to acquire stock) other than an interest solely as a creditor at any time during the applicable period, constituted more than 5% of such class of interests, or

(ii) a Non-U.S. holder who owns non-regularly traded interests (including warrants or subscription rights to acquire stock) other than solely as a creditor with a fair market value greater than the fair market value of 5% of the regularly traded class of stock with the lowest fair market value, generally determined upon acquisition of such interests (Non-U.S. holders who do not satisfy (i) and (ii), a “Non-5% holder”).

Our common stock is listed on the NYSE. Although not free from doubt, our common stock should be considered to be regularly traded on an established securities market for any calendar quarter during which they are regularly quoted on the NYSE by brokers or dealers that hold themselves out to buy or sell our common stock at the quoted price.

If our shares were not considered to be regularly traded on an established securities market at any time during the applicable calendar year, then a Non-5% holder would be taxed for U.S. federal income tax purposes on any gain realized on the disposition of our shares on a net income basis as if the gain were effectively connected with the conduct of a U.S. trade or business by the Non-5% holder during the taxable year and, in such case, the person acquiring from a Non-5% holder generally would have to withhold 10% of the amount of the proceeds of the disposition. Such withholding may be reduced or eliminated pursuant to a withholding certificate issued by the Service in accordance with applicable U.S. Treasury regulations. We urge all Non-U.S. holders to consult their own tax advisers regarding the application of these rules to them.

A Non-U.S. holder who is a non-resident alien individual, and who is otherwise subject to withholding of federal income tax, may be subject to information reporting and backup withholding of federal income tax on dividends unless the Non-U.S. stockholder provides us or the dividend paying agent with an IRS Form W-8BEN (or an acceptable substitute or successor form) or otherwise meets documentary evidence requirements for establishing that it is a Non-U.S. stockholder or otherwise establishes an exemption from backup withholding.

Our shares that are owned or treated as owned by an individual who is not a U.S. citizen or resident of the United States (as specially defined for U.S. federal estate tax purposes) at the time of death will be included in the individual’s gross estate for U.S. federal estate tax purposes, unless an applicable estate tax or other treaty provides otherwise and, therefore, may be subject to U.S. federal estate tax.

Non-U.S. persons should consult their own tax advisers with respect to the United States federal income tax and withholding tax, and state, local and foreign tax consequences of an investment in the shares.

Investment by Tax-Exempt Investors and Regulated Investment Companies. Employee benefit plans, other tax-exempt organizations and regulated investment companies may want to invest in our securities. Employee benefit plans and most other organizations exempt from federal income tax, including individual retirement accounts and other retirement plans, are subject to federal income tax on unrelated business taxable income (“UBTI”). Because we are a corporation for federal income tax purposes, an owner of shares of common stock will not report on its federal income tax return any of our items of income, gain, loss and deduction. Therefore, a tax-exempt investor generally will not have UBTI attributable to its ownership or sale of our common or preferred stock unless its ownership of the stock is debt-financed. In general, stock would be debt-financed if the tax-exempt owner of stock incurs debt to acquire the stock or otherwise incurs or maintains debt that would not have been incurred or maintained if the stock had not been acquired.

For federal income tax purposes, a regulated investment company or “mutual fund,” may not have more than 25% of the value of its total assets, at the close of any quarter, invested in the securities of one or more qualified publicly traded partnerships, which will include most MLPs. Shares of our common stock are not securities of a qualified publicly traded partnership and will not be treated as such for purposes of calculating the limitation imposed upon regulated investment companies.

Backup Withholding. We may be required to withhold, for U.S. federal income tax purposes, a portion of all distributions (including redemption proceeds) payable to stockholders who fail to provide us with their correct taxpayer identification number, who fail to make required certifications or who have been notified by the Internal Revenue Service (“IRS”) that they are subject to backup withholding (or if we have been so notified). Certain corporate and other stockholders specified in the Internal Revenue Code and the regulations thereunder are exempt from backup withholding. Backup withholding is not an additional tax. Any amounts withheld may be credited against the stockholder’s U.S. federal income tax liability provided the appropriate information is furnished to the IRS in a timely manner.

Other Taxation. Foreign stockholders, including stockholders who are nonresident alien individuals, may be subject to U.S. withholding tax on certain distributions at a rate of 30% or such lower rates as may be prescribed by any applicable treaty. Our distributions also may be subject to state and local taxes.

Federal Income Taxation of Debt Securities

Federal Income Tax Treatment of Holders of Debt Securities. Under present law, we are of the opinion that the debt securities will constitute indebtedness of the Company for federal income tax purposes, which the discussion below assumes. We intend to treat all payments made with respect to the debt securities consistent with this characterization.

Taxation of Interest. Payments or accruals of interest on debt securities generally will be taxable to you as ordinary interest income at the time such interest is received (actually or constructively) or accrued, in accordance with your regular method of accounting for federal income tax purposes.

Purchase, Sale and Redemption of Debt Securities. Initially, your tax basis in debt securities acquired generally will be equal to your cost to acquire such debt securities. This basis will increase by the amounts, if any, that you include in income under the rules governing market discount, and will decrease by the amount of any amortized premium on such debt securities, as discussed below. When you sell or exchange any of your debt securities, or if any of your debt securities are redeemed, you generally will recognize gain or loss equal to the difference between the amount you realize on the transaction (less any accrued and unpaid interest, which will be subject to federal income tax as interest in the manner described above) and your tax basis in the debt securities relinquished.

Except as discussed below with respect to market discount, the gain or loss that you recognize on the sale, exchange or redemption of any of your debt securities generally will be capital gain or loss. Such gain or loss will generally be long-term capital gain or loss if the disposed debt securities were held for more than one year and will be short-term capital gain or loss if the disposed debt securities were held for one year or less. Net long-term capital gain recognized by a noncorporate U.S. holder generally will be subject to federal income tax at a lower rate (as of the date of this prospectus a maximum rate of 15%, although this rate will increase to 20% after December 31, 2012) than net short-term capital gain or ordinary income (as of the date of this prospectus a maximum rate of 35%). For corporate holders, capital gain is generally taxed for federal income tax purposes at the same rate as ordinary income, that is, as of the date of this prospectus at a maximum rate of 35%. A holder’s ability to deduct capital losses may be limited.

Amortizable Premium. If you purchase debt securities at a cost greater than their stated principal amount, plus accrued interest, you will be considered to have purchased the debt securities at a premium, and you generally may elect to amortize this premium as an offset to interest income, using a constant yield method, over the remaining term of the debt securities. If you make the election to amortize the premium, it generally will apply to all debt instruments that you hold at the beginning of the first taxable year to which the election applies, as well as any debt instruments that you subsequently acquire. In addition, you may not revoke the election without the consent of the IRS. If you elect to amortize the premium, you will be required to reduce your tax basis in the debt securities by the amount of the premium amortized during your holding period. If you do not elect to amortize premium, the amount of premium will be included in your tax basis in the debt securities. Therefore, if you do not elect to amortize the premium and you hold the debt securities to maturity, you generally will be required to treat the premium as a capital loss when the debt securities are redeemed.

Market Discount. If you purchase debt securities at a price that reflects a “market discount,” any principal payments on or any gain that you realize on the disposition of the debt securities generally will be treated as ordinary interest income to the extent of the market discount that accrued on the debt securities during the time you held such debt securities. “Market discount” is defined under the Internal Revenue Code as, in general, the excess of the stated redemption price at maturity over the purchase price of the debt security, except that if the market discount is less than 0.25% of the stated redemption price at maturity multiplied by the number of complete years to maturity, the market discount is considered to be zero. In addition, you may be required to defer the deduction of all or a portion of any interest paid on any indebtedness that you incurred or continued to purchase or carry the debt securities that were acquired at a market discount. In general, market discount will be treated as accruing ratably over the term of the debt securities, or, at your election, under a constant yield method.

You may elect to include market discount in gross income currently as it accrues (on either a ratable or constant yield basis), in lieu of treating a portion of any gain realized on a sale of the debt securities as ordinary income. If you elect to include market discount on a current basis, the interest deduction deferral rule described above will not apply and you will increase your basis in the debt security by the amount of market discount you include in gross income. If you do make such an election, it will apply to all market discount debt instruments that you acquire on or after the first day of the first taxable year to which the election applies. This election may not be revoked without the consent of the IRS.

Information Reporting and Backup Withholding. In general, information reporting requirements will apply to payments of principal, interest, and premium, if any, paid on debt securities and to the proceeds of the sale of debt securities paid to U.S. holders other than certain exempt recipients (such as certain corporations). Information reporting generally will apply to payments of interest on the debt securities to non-U.S. Holders (as defined below) and the amount of tax, if any, withheld with respect to such payments. Copies of the information returns reporting such interest payments and any withholding may also be made available to the tax authorities in the country in which the non-U.S. Holder resides under the provisions of an applicable income tax treaty. In addition, for non-U.S. Holders, information reporting will apply to the proceeds of the sale of debt securities within the United States or conducted through United States-related financial intermediaries unless the certification requirements described below have been complied with and the statement described below in “Taxation of Non-U.S. Holders” has been received (and the payor does not have actual knowledge or reason to know that the holder is a United States person) or the holder otherwise establishes an exemption.

We may be required to withhold, for U.S. federal income tax purposes, a portion of all payments (including redemption proceeds) payable to holders of debt securities who fail to provide us with their correct taxpayer identification number, who fail to make required certifications or who have been notified by the IRS that they are subject to backup withholding (or if we have been so notified). Certain corporate and other stockholders specified in the Internal Revenue Code and the regulations thereunder are exempt from backup withholding. Backup withholding is not an additional tax. Any amounts withheld may be credited against the holder’s U.S. federal income tax liability provided the appropriate information is furnished to the IRS. If you are a non-U.S. Holder, you may have to comply with certification procedures to establish your non-U.S. status in order to avoid backup withholding tax requirements. The certification procedures required to claim the exemption from withholding tax on interest income described below will satisfy these requirements.

Taxation of Non-U.S. Holders. If you are a non-resident alien individual or a foreign corporation (a “non-U.S. Holder”), the payment of interest on the debt securities generally will be considered “portfolio interest” and thus generally will be exempt from U.S. federal withholding tax. This exemption will apply to you provided that (1) interest paid on the debt securities is not effectively connected with your conduct of a trade or business in the United States, (2) you are not a bank whose receipt of interest on the debt securities is described in Section 881(c)(3)(A) of the Internal Revenue Code, (3) you do not actually or constructively own 10 percent or more of the combined voting power of all classes of the Company’s stock entitled to vote, (4) you are not a controlled foreign corporation that is related, directly or indirectly, to the Company through stock ownership, and (5) you satisfy the certification requirements described below.

To satisfy the certification requirements, either (1) the holder of any debt securities must certify, under penalties of perjury, that such holder is a non-U.S. person and must provide such owner’s name, address and taxpayer identification number, if any, on IRS Form W-8BEN, or (2) a securities clearing organization, bank or other financial institution that holds customer securities in the ordinary course of its trade or business and holds the debt securities on behalf of the holder thereof must certify, under penalties of perjury, that it has received a valid and properly executed IRS Form W-8BEN from the beneficial holder and comply with certain other requirements. Special certification rules apply for debt securities held by a foreign partnership and other intermediaries.

Interest on debt securities received by a non-U.S. Holder that is not excluded from U.S. federal withholding tax under the portfolio interest exemption as described above generally will be subject to withholding at a 30% rate, except where (1) the interest is effectively connected with the conduct of a U.S. trade or business, in which case the interest will generally be subject to U.S. income tax on a net basis as applicable to U.S. holders generally or (2) a non-U.S. Holder can claim the benefits of an applicable income tax treaty to reduce or eliminate such withholding tax. To claim the benefit of an income tax treaty or to claim an exemption from withholding because the interest is effectively connected with a U.S. trade or business, a non-U.S. Holder must timely provide the appropriate, properly executed IRS forms. These forms may be required to be periodically updated. Also, a non-U.S. Holder who is claiming the benefits of an income tax treaty may be required to obtain a U.S. taxpayer identification number and to provide certain documentary evidence issued by foreign governmental authorities to prove residence in the foreign country.

Any capital gain that a non-U.S. Holder realizes on a sale, exchange or other disposition of debt securities generally will be exempt from U.S. federal income tax, including withholding tax. This exemption generally will not apply to you if your gain is effectively connected with your conduct of a trade or business in the U.S. or you are an individual holder and are present in the U.S. for a period or periods aggregating 183 days or more in the taxable year of the disposition.

Federal Income Tax Aspects of Warrants and Subscription Rights.

If you exercise a warrant or subscription right, you will not recognize any gain or loss for U.S. federal income tax purposes (except that gain or loss will be recognized to the extent you receive cash in lieu of a fractional common share as if you had actually received the fractional share and the fractional share was immediately redeemed for cash). Your initial tax basis in the security received upon exercise will be the sum of the exercise price paid and your adjusted tax basis in the warrant or subscription right (excluding any portion of such sum allocable to a fractional share), and your holding period for the security received will begin on the day you exercise the warrant or subscription right. If you sell or exchange a warrant or subscription right, you will generally recognize gain or loss equal to the difference between the amount realized in the sale or exchange and your adjusted tax basis in the warrant or right sold or exchanged. If the warrant or subscription right expires unexercised, you will recognize a loss in an amount equal to your adjusted tax basis in the warrant or right at such time. Any such gain or loss from the sale, exchange or expiration of the warrants or rights will be capital gain or loss and will be long-term capital gain or loss if your holding period for the warrants or rights exceeds one year at the time of the sale, exchange or expiration. Non-U.S. holders of warrants and subscription rights to acquire our stock should see the discussion under “Federal Income Taxation of Non-U.S. Holders of Common and Preferred Stock” and should consult their own tax advisers with respect to the United States federal income tax and withholding tax, and state, local and foreign tax consequences of an investment in the options or subscription rights.

Additional Considerations.

Medicare Tax. For taxable years beginning after December 31, 2012, a 3.8 percent tax will generally be imposed on the net investment income of certain individuals with a modified adjusted gross income of over $200,000 ($250,000 in the case of joint filers) and on the undistributed net investment income of certain estates and trusts. For these purposes, “net investment income” will generally include interest (including interest on our debt securities), dividends (including dividends paid with respect to our stock), annuities, royalties, rent, net gain attributable to the disposition of property not held in a trade or business (including net gain from the sale, exchange or other taxable disposition of shares of our stock) and certain other income, but will be reduced by any deductions properly allocable to such income or net gain.

FATCA Withholding. Beginning with payments made after December 31, 2012, recently enacted legislation generally would impose a 30% withholding tax on dividends and interest paid with respect to our stock and debt securities and the gross proceeds from a disposition of our stock and debt securities paid to (i) a foreign financial institution (as defined in Section 1471(d)(4) of the Code) unless the foreign financial institution enters into an agreement with the U.S. Treasury Department to collect and disclose information regarding its U.S. account holders (including certain account holders that are foreign entities that have U.S. owners) and satisfies certain other requirements, and (ii) certain other non-U.S. entities unless the entity provides the payor with certain information regarding direct and indirect U.S. owners of the entity, or certifies that it has no such U.S. owners, and complies with certain other requirements. The Internal Revenue Service recently announced that such withholding requirements will be implemented pursuant to regulations and withholding obligations will not be imposed on payments made prior to January 1, 2014. You are encouraged to consult with your own tax advisor regarding the possible implications of this recently enacted legislation on your investment in our common stock.

Potential Election to Be Treated as a REIT

We may in the future choose to be treated as a REIT for federal income tax purposes and to make an election to be treated as a REIT. If we decide to make a REIT election, our potential election will not be effective prior to January 1, 2012. If we make a REIT election, we will be subject to a corporate level tax on certain built-in gains if such assets are sold during the 10 year period following conversion. Built-in gain assets are assets whose fair market value exceeds the REIT’s adjusted tax basis at the time of conversion. In addition, a REIT may not have any earnings and profits accumulated in a non-REIT year. Thus, upon conversion to a REIT, the putative REIT is generally required to distribute to its shareholders all accumulated earnings and profits, if any. Such distribution would be taxable to the shareholders as dividend income, and, as discussed above, may qualify as qualified dividend income for non-corporate shareholders and for the dividends received deduction for corporate shareholders.

The remainder of this section discusses U.S. Federal income tax consequences to the Company and to our shareholders assuming the Company elects to be a REIT.

If we qualify for taxation as a REIT, we generally will not be subject to Federal corporate income taxes on net income that we currently distribute to stockholders. This treatment substantially eliminates the “double taxation” (at the corporate and security holder levels) that generally results from investment in a corporation.

Notwithstanding a REIT election, however, we will be subject to Federal income tax in the following circumstances. First, we will be taxed at regular corporate rates on any undistributed taxable income, including undistributed net capital gains, provided, however, that properly designated undistributed capital gains will effectively avoid taxation at the shareholder level. Second, under certain circumstances, we may be subject to the “alternative minimum tax” on any items of tax preference and alternative minimum tax adjustments. Third, if we have (i) net income from the sale or other disposition of “foreclosure property” (which is, in general, property acquired by foreclosure or otherwise on default of a loan secured by the property) that is held primarily for sale to customers in the ordinary course of business or (ii) other nonqualifying income from foreclosure property, we will be subject to tax at the highest corporate rate on such income. Fourth, if we have net income from prohibited transactions (which are, in general, certain sales or other dispositions of property (other than foreclosure property) held primarily for sale to customers in the ordinary course of business), such income will be subject to a 100% tax on prohibited transactions. Fifth, if we should fail to satisfy the 75% gross income test or the 95% gross income test (as discussed below), and have nonetheless maintained our qualification as a REIT because certain other requirements have been met, we will be subject to a tax in an amount equal to the greater of either (i) the amount by which 75% of our gross income exceeds the amount qualifying under the 75% test for the taxable year or (ii) the amount by which 95% of our gross income exceeds the amount of our income qualifying under the 95% test for the taxable year, multiplied in either case by a fraction intended to reflect our profitability. Sixth, if we should fail to satisfy any of the asset tests (as discussed below) for a particular quarter and do not qualify for certain de minimis exceptions but have nonetheless maintained our qualification as a REIT because certain other requirements are met, we will be subject to a tax equal to the greater of (i) $50,000 or (ii) the amount determined by multiplying the highest corporate tax rate by the net income generated by certain disqualified assets for a specified period of time. Seventh, if we fail to satisfy REIT requirements other than the income or asset tests but nonetheless maintain our qualification because certain other requirements are met, we must pay a penalty of $50,000 for each such failure. Eighth, if we should fail to distribute during each calendar year at least the sum of (i) 85% of our REIT ordinary income for such year; (ii) 95% of our REIT capital gain net income for such year (for this purpose such term includes capital gains which we elect to retain but which we report as distributed to our stockholders. See “Annual Distribution Requirements” below); and (iii) any undistributed taxable income from prior years, we would be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed. Ninth, we would be subject to a 100% penalty tax on amounts received (or on certain expenses deducted by a taxable REIT subsidiary) if arrangements among us, our tenants and a taxable REIT subsidiary were not comparable to similar arrangements among unrelated parties.

Requirements for Qualification

The Code defines a REIT as a corporation, trust or association (i) which is managed by one or more trustees or directors; (ii) the beneficial ownership of which is evidenced by transferable shares or by transferable certificates of beneficial interest; (iii) which would be taxable as a domestic corporation but for Code Sections 856 through 859; (iv) which is neither a financial institution nor an insurance company subject to certain provisions of the Code; (v) the beneficial ownership of which is held by 100 or more persons; (vi) of which not more than 50% in value of the outstanding capital stock is owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of each taxable year after applying certain attribution rules; (vii) that makes an election to be treated as a REIT for the current taxable year or has made an election for a previous taxable year which has not been terminated or revoked and (viii) which meets certain other tests, described below, regarding the nature of its income and assets. The Code provides that conditions (i) through (iv), inclusive, must be met during the entire taxable year and that condition (v) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. Condition (vi) must be met during the last half of each taxable year. For purposes of determining stock ownership under condition (vi), a supplemental unemployment compensation benefits plan, a private foundation or a portion of a trust permanently set aside or used exclusively for charitable purposes generally is considered an individual. However, a trust that is a qualified trust under Code Section 401(a) generally is not considered an individual, and beneficiaries of a qualified trust are treated as holding shares of a REIT in proportion to their actuarial interests in the trust for purposes of condition (vi). The Company should satisfy conditions (v) and (vi) based upon existing ownership. If we fail to satisfy these stock ownership requirements, we will fail to qualify as a REIT.

Qualified REIT Subsidiaries

If a REIT owns a corporate subsidiary that is a “qualified REIT subsidiary,” the separate existence of that subsidiary generally will be disregarded for Federal income tax purposes. Generally, a qualified REIT subsidiary is a corporation, other than a taxable REIT subsidiary, all of the capital stock of which is owned by the REIT. All assets, liabilities and items of income, deduction and credit of the qualified REIT subsidiary will be treated as assets, liabilities and items of income, deduction and credit of the REIT itself. A qualified REIT subsidiary of ours will not be subject to Federal corporate income taxation, although it may be subject to state and local taxation in some states.

Taxable REIT Subsidiaries

A “taxable REIT subsidiary” is an entity taxable as a corporation in which we own stock and that elects with us to be treated as a taxable REIT subsidiary under Section 856(l) of the Code. In addition, if one of our taxable REIT subsidiaries owns, directly or indirectly, securities representing more than 35% of the vote or value of a subsidiary corporation, that subsidiary will also be treated as a taxable REIT subsidiary of ours. A taxable REIT subsidiary is subject to Federal income tax, and state and local income tax where applicable, as a regular “C” corporation.

Generally, a taxable REIT subsidiary can perform impermissible tenant services without causing us to receive impermissible tenant services income under the REIT income tests. Subject to the tests described below, a taxable REIT subsidiary may own assets that are not considered real estate assets. Therefore, we may utilize taxable REIT subsidiaries to hold certain non-REIT qualifying investments, such as certain private equity investments. However, several provisions regarding the arrangements between a REIT and its taxable REIT subsidiaries ensure that a taxable REIT subsidiary will be subject to an appropriate level of Federal income taxation. For example, a taxable REIT subsidiary is limited in its ability to deduct interest payments made to us. In addition, we will be obligated to pay a 100% penalty tax on some payments that we receive or on certain expenses deducted by the taxable REIT subsidiary if the economic arrangements among us, our tenants and the taxable REIT subsidiary are not comparable to similar arrangements among unrelated parties.

Income Tests

In order for us to maintain qualification as a REIT, certain separate percentage tests relating to the source of our gross income must be satisfied annually. First, at least 75% of our gross income (excluding gross income from prohibited transactions) for each taxable year generally must be derived directly or indirectly from investments relating to real property or mortgages on real property (including “rents from real property,” gain, and, in certain circumstances, interest) or from certain types of temporary investments. Second, at least 95% of our gross income (excluding gross income from prohibited transactions) for each taxable year must be derived from such real property investments described above, dividends, interest and gain from the sale or disposition of stock or securities or from any combination of the foregoing.

Rents received by us will qualify as “rents from real property” in satisfying the above gross income tests only if several conditions are met. First, the amount of rent generally must not be based in whole or in part on the income or profits of any person. However, amounts received or accrued generally will not be excluded from “rents from real property” solely by reason of being based on a fixed percentage or percentages of receipts or sales.

Second, rents received from a tenant will not qualify as “rents from real property” if we, or a direct or indirect owner of 10% or more of our stock, actually or constructively owns 10% or more of such tenant (a “Related Party Tenant”). We may, however, lease our properties to a taxable REIT subsidiary and rents received from that subsidiary generally will not be disqualified from being “rents from real property” by reason of our ownership interest in the subsidiary if at least 90% of the property in question is leased to unrelated tenants and the rent paid by the taxable REIT subsidiary is substantially comparable to the rent paid by the unrelated tenants for comparable space, as determined pursuant to the rules in Code section 856(d)(8).

Third, if rent attributable to personal property that is leased in connection with a lease of real property is greater than 15% of the total rent received under the lease, then the portion of rent attributable to such personal property will not qualify as “rents from real property.” This 15% test is based on relative fair market value of the real and personal property.

Generally, for rents to qualify as “rents from real property” for the purposes of the gross income tests, we are only allowed to provide services that are both “usually or customarily rendered” in connection with the rental of real property and not otherwise considered “rendered to the occupant.” Income received from any other service will be treated as “impermissible tenant service income” unless the service is provided through an independent contractor that bears the expenses of providing the services and from whom we derive no revenue or through a taxable REIT subsidiary, subject to specified limitations. The amount of impermissible tenant service income we receive is deemed to be the greater of the amount actually received by us or 150% of our direct cost of providing the service. If the impermissible tenant service income exceeds 1% of our total income from a property, then all of the income from that property will fail to qualify as rents from real property. If the total amount of impermissible tenant service income from a property does not exceed 1% of our total income from that property, the income will not cause the rent paid by tenants of that property to fail to qualify as rents from real property, but the impermissible tenant service income itself will not qualify as rents from real property.

If we fail to satisfy one or both of the 75% or 95% gross income tests for any taxable year, we may nevertheless qualify as a REIT for such year if we are entitled to relief under certain provisions of the Code. The relief provisions generally will be available if our failure to meet such tests was due to reasonable cause and not due to willful neglect, and, following the REIT’s identification of the failure to meet either of the gross income tests, a description of each item of the REIT’s gross income shall be included in a schedule for the relevant taxable year that is filed in accordance with the applicable regulations. It is not possible, however, to state whether in all circumstances we would be entitled to the benefit of these relief provisions. As discussed above, even if these relief provisions were to apply, a tax would be imposed with respect to the excess net income.

Asset Tests

At the close of each quarter of our taxable year, we must satisfy six tests relating to the nature of our assets.

1. At least 75% of the value of our total assets must be represented by “real estate assets,” cash, cash items and government securities. Our real estate assets include, for this purpose, our allocable share of real estate assets held by the partnerships in which we own an interest, and the non-corporate subsidiaries of these partnerships, as well as stock or debt instruments held for less than one year purchased with the proceeds of an offering of shares or long term debt.

2. Not more than 25% of the value of our total assets may be represented by securities, other than those in the 75% asset class.

3. Except for certain investments in REITs, qualified REIT subsidiaries, and taxable REIT subsidiaries, the value of any one issuer’s securities owned by us may not exceed 5% of the value of our total assets.

4. Except for certain investments in REITs, qualified REIT subsidiaries and taxable REIT subsidiaries, we may not own more than 10% of the total voting power of any one issuer’s outstanding securities.

5. Except for certain investments in REITs, qualified REIT subsidiaries and taxable REIT subsidiaries, we may not own more than 10% of the total value of the outstanding securities of any one issuer, other than securities that qualify for the debt safe harbors discussed below.

6. Not more than 25% of our total assets may be represented by the securities of one or more taxable REIT subsidiaries.

For purposes of these asset tests, any shares of qualified REIT subsidiaries are not taken into account, and any assets owned by the qualified REIT subsidiary are treated as owned directly by the REIT.

Securities, for purposes of the assets tests, may include debt we hold. However, the following types of arrangements generally will not be considered securities held by us for purposes of the 10% value test: (1) Straight debt securities of an issuer which meet the requirements of Code section 856(m)(2), discussed below; (2) Any loan to an individual or an estate; (3) Any Code section 467 rental agreement, other than with certain related persons; (4) Any obligation to pay rents from real property as defined in Code section 856(d)(1); (5) Any security issued by a state or any political subdivision thereof, the District of Columbia, a foreign government or any political subdivision thereof, or the Commonwealth of Puerto Rico, but only if the determination of any payment received or accrued under such security does not depend in whole or in part on the profits of any entity not described in the category or payments on any obligation issued by such an entity; (6) Any security issued by a REIT; or (7) Any other arrangement as determined by the Internal Revenue Service. Under Code section 856(m)(2), debt generally will constitute “straight debt” if the debt is a written unconditional promise to pay on demand or on a specified date a sum certain in money (1) which is not convertible, directly or indirectly, into stock and (2) the interest rate (and the interest payment dates) of which is not contingent on the profits, the borrower’s discretion or similar factors. However, a security may satisfy the definition of “straight debt” even though the time of payment of interest or principal thereunder is subject to a contingency, if: (i) such contingency does not have the effect of changing the effective yield to maturity more than the greater of 0.25% or 5% of the annual yield to maturity, or (ii) neither the aggregate issue price nor the aggregate face amount of the issuer’s debt instruments held by the REIT exceeds $1 million and not more than 12 months of unaccrued interest can be required to be prepaid thereunder. Second, a security can satisfy the definition of “straight debt” even though the time or amount of any payment thereunder is subject to a contingency upon a default or the exercise of a prepayment right by the issuer of the debt, provided that such contingency is consistent with customary commercial practice.

Certain “look-through” rules apply in determining a REIT partner’s share of partnership securities for purposes of the 10% value test. Under such rules, a REIT’s interest as a partner in a partnership is not considered a security, and the REIT is deemed to own its proportionate share of each of the assets of the partnership. The REIT’s interest in the partnership assets is the REIT’s proportionate interest in any securities issued by the partnership, other than securities qualifying for the above safe harbors. Therefore, a REIT that is a partner in a partnership must look through both its equity interest and interest in non-safe harbor debt securities issued by the partnership. Any non-safe harbor debt instrument issued by a partnership will not be considered a security to the extent of the REIT’s interest as a partner in the partnership. Also, any non-safe harbor debt instrument issued by a partnership will not be considered a security if at least 75% of the partnership’s gross income (excluding gross income from prohibited transactions) is derived from the sources described in Code section 856(c)(3), which sets forth the general REIT income test.

Certain corporate or partnership securities that otherwise that otherwise would qualify under the straight debt safe harbor will not so qualify if the REIT holding such securities, and any of its controlled taxable REIT subsidiaries, holds other securities of the issuer which are not securities qualifying for any safe harbors if such non-qualifying securities have an aggregate value greater than one percent of the issuer’s outstanding securities.

After initially meeting the asset tests after the close of any quarter, we will not lose our status as a REIT if we fail to satisfy the asset tests at the end of a later quarter solely by reason of changes in the relative values of our assets. If the failure to satisfy the tests results from an increase in the value of our assets after the acquisition of securities or other property during a quarter, the failure can be cured by a disposition of sufficient non-qualifying assets within 30 days after the close of that quarter. We would intend to maintain adequate records of the value of our assets to ensure compliance with the asset tests and to take any available actions within 30 days after the close of any quarter as may be required to cure any noncompliance with the asset tests. We cannot ensure that these steps always will be successful. If we were to fail to cure the noncompliance with the asset tests within this 30 day period, we could fail to qualify as a REIT.

A REIT will not lose its REIT status for failing to satisfy the requirements of the 5% and 10% tests if such failure is due to the ownership of assets the total value of which does not exceed the lesser of: (i) 1% of the total value of the REIT’s assets at the end of the quarter for which such measurement is done or (ii) $10 million. However, the REIT must either: (i) dispose of the assets within six months after the last day of the quarter in which the REIT identifies the failure (or such other time period prescribed by the Internal Revenue Service), or (ii) otherwise meet the requirements of those rules by the end of such time period.

In addition, if a REIT fails to meet any of the asset test requirements for a particular quarter, and the failure exceeds the above-described de minimis standard, then the REIT still will be considered to have satisfied these tests if the REIT satisfies several requirements. First, the REIT’s failure to satisfy the particular asset test must be due to reasonable cause and not due to willful neglect. Second, the REIT must file a schedule of the assets resulting in such failure with the Internal Revenue Service in accordance with the regulations and must dispose of the assets within six months after the last day of the quarter in which the REIT identified the failure (or such other time period prescribed by the Internal Revenue Service) or otherwise meet the requirements of those rules by the end of such time period. Finally, the REIT must pay a tax equal to the greater of $50,000 or the amount determined by multiplying the highest corporate tax rate by the net income generated by the assets described in the schedule for the period beginning on the first date that the failure occurs and ending on the date when the REIT disposes of such assets or the end of the first quarter when the REIT no longer fails to satisfy the particular asset test.

Also, if a REIT fails to satisfy requirements other than the income or asset tests, the REIT will not lose its qualification as a REIT provided such violations are due to reasonable cause and not due to willful neglect and the REIT pays a penalty of $50,000 for each such failure.

Annual Distribution Requirements

We, in order to qualify as a REIT, are required to distribute dividends (other than capital gain dividends) to our stockholders in an amount at least equal to (i) the sum of (a) 90% of our “REIT taxable income” (computed without regard to the dividends paid deduction and our net capital gain) and (b) 90% of the net income (after tax), if any, from foreclosure property, minus (ii) the sum of certain items of noncash income. Such distributions generally must be paid in the taxable year to which they relate. Dividends may be paid in the following year in two circumstances. First, dividends may be declared in the following year if the dividends are declared before we timely file our tax return for the year and paid within 12 months of the end of the tax year but before the first regular dividend payment made after such declaration. Second, if we declare a dividend in October, November or December of any year with a record date in one of these months and pay the dividend on or before January 31 of the following year, we will be treated as having paid the dividend on December 31 of the year in which the dividend was declared. To the extent that we do not distribute all of our net capital gain or distribute at least 90%, but less than 100%, of our “REIT taxable income,” as adjusted, we will be subject to tax on the nondistributed amount at regular capital gains and ordinary corporate tax rates. Furthermore, if we should fail to distribute during each calendar year at least the sum of (i) 85% of our REIT ordinary income for such year; (ii) 95% of our REIT capital gain income for such year; and (iii) any undistributed taxable income from prior periods, we will be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed.

We may elect to retain and pay tax on net long-term capital gains and require our stockholders to include their proportionate share of such undistributed net capital gains in their income. If we make such election, stockholders would receive a tax credit attributable to their share of the capital gains tax paid by us, and would receive an increase in the basis of their shares in us in an amount equal to the security holder’s share of the undistributed net long-term capital gain reduced by the amount of the credit. Further, any undistributed net long-term capital gains that are included in the income of our stockholders pursuant to this rule will be treated as distributed for purposes of the 4% excise tax.

We intend to continue to make timely distributions sufficient to satisfy the annual distribution requirements. It is possible, however, that we, from time to time, may not have sufficient cash or liquid assets to meet the distribution requirements due to timing differences between the actual receipt of income and actual payment of deductible expenses and the inclusion of such income and deduction of such expenses in arriving at our taxable income, or if the amount of nondeductible expenses such as principal amortization or capital expenditures exceeds the amount of noncash deductions. In the event that such timing differences occur, in order to meet the distribution requirements, we may arrange for short-term, or possibly long-term, borrowing to permit the payment of required dividends. If the amount of nondeductible expenses exceeds noncash deductions, we may refinance our indebtedness to reduce principal payments and may borrow funds for capital expenditures.

Under certain circumstances, we may be able to rectify a failure to meet the distribution requirement for a year by paying “deficiency dividends” to stockholders in a later year that may be included in our deduction for dividends paid for the earlier year. Thus, we may avoid being taxed on amounts distributed as deficiency dividends; however, we will be required to pay interest to the Internal Revenue Service based upon the amount of any deduction taken for deficiency dividends.

Failure to Qualify

If we fail to qualify for taxation as a REIT in any taxable year and no relief provisions apply, we will be subject to tax (including any applicable alternative minimum tax) on our taxable income at regular corporate rates. Distributions to stockholders in any year in which we fail to qualify will not be deductible by us, nor will such distributions be required to be made. In such event, the distributions would be subject to tax to the shareholders as described under “Federal Income Taxation of U.S. Holders of Common and Preferred Stock”. Unless entitled to relief under specific statutory provisions, we will also be disqualified from taxation as a REIT for the four taxable years following the year during which qualification was lost. It is not possible to state whether in all circumstances we would be entitled to such statutory relief.

Taxation of Stockholders

Taxation of Taxable U.S. Stockholders. As long as we qualify as a REIT, distributions made to our taxable U.S. stockholders out of current or accumulated earnings and profits (and not designated as capital gain dividends or retained capital gains) will be taken into account by them as ordinary income, and corporate stockholders will not be eligible for the dividends received deduction as to such amounts. In the case of individual shareholders for taxable years beginning on or before December 31, 2012, such distributions, if designated by the REIT in a written notice mailed not later than 60 days after the close of its taxable year, may qualify (provided holding period and certain other requirements are met) as qualified dividend income eligible to be taxed at the reduced maximum rate of generally 15% to the extent that the REIT receives qualified dividend income. Qualified dividend income is, in general, dividend income from taxable domestic corporations and qualified foreign corporations. A qualified foreign corporation generally excludes any foreign corporation which for the taxable year of the corporation in which the dividend was paid, or the preceding taxable year, is a passive foreign investment company. The total amount that can be designated as qualified dividend income by the REIT generally cannot exceed the sum of (1) the REIT’s qualified dividend income for the tax year, (2) the amount of its REIT taxable income and income taxed under the Code section 337(d) regulations, minus the tax on these items, for the prior year and (3) the amount of any earnings and profits that were distributed by the REIT for the tax year and accumulated in a tax year during which the REIT was not subject to the REIT rules.

Distributions in excess of current and accumulated earnings and profits will not be taxable to a stockholder to the extent that they do not exceed the adjusted basis of such stockholder’s common stock, but rather will reduce the adjusted basis of such shares as a return of capital. To the extent that such distributions exceed the adjusted basis of a stockholder’s common stock, they will be included in income as long-term capital gain (or short-term capital gain if the shares have been held for one year or less), assuming the shares are a capital asset in the hands of the stockholder. In addition, any dividend declared by us in October, November or December of any year payable to a stockholder of record on a specific date in any such month shall be treated as both paid by us and received by the stockholder on December 31 of such year, provided that the dividend is actually paid by us during January of the following calendar year. For purposes of determining what portion of a distribution is attributable to current or accumulated earnings and profits, earnings and profits will first be allocated to distributions made to holders of the shares of preferred stock. Stockholders may not include in their individual income tax returns any net operating losses or capital losses of ours.

In general, any gain or loss realized upon a taxable disposition of shares by a stockholder who is not a dealer in securities will be treated as a long-term capital gain or loss if the shares have been held for more than one year, otherwise as short-term capital gain or loss. However, any loss upon a sale or exchange of common stock by a stockholder who has held such shares for six months or less (after applying certain holding period rules) generally will be treated as long-term capital loss to the extent of distributions from us required to be treated by such stockholder as long-term capital gain.

Distributions that we properly designate as capital gain dividends will be taxable to stockholders as gains (to the extent that they do not exceed our actual net capital gain for the taxable year) from the sale or disposition of a capital asset held for greater than one year. If we designate any portion of a dividend as a capital gain dividend, a U.S. stockholder will receive an Internal Revenue Service Form 1099-DIV indicating the amount that will be taxable to the stockholder as capital gain. However, stockholders that are corporations may be required to treat up to 20% of certain capital gain dividends as ordinary income. A portion of capital gain dividends received by noncorporate taxpayers may be subject to tax at a 25% rate to the extent attributable to certain gains realized on the sale of real property. In addition, noncorporate taxpayers are generally taxed at a maximum rate of 15% until December 31, 2012 (and a maximum rate of 20% thereafter) on net long-term capital gain (generally, the excess of net long-term capital gain over net short-term capital loss) attributable to gains realized on the sale of property held for greater than one year.

Distributions we make and gain arising from the sale or exchange by a stockholder of shares of our stock will not be treated as passive activity income, and, as a result, stockholders generally will not be able to apply any “passive losses” against such income or gain. Distributions we make (to the extent they do not constitute a return of capital) generally will be treated as investment income for purposes of computing the investment interest limitation. Gain arising from the sale or other disposition of our stock (or distributions treated as such) will not be treated as investment income under certain circumstances.

Upon any taxable sale or other disposition of our common stock, a U.S. stockholder will recognize gain or loss for Federal income tax purposes on the disposition of our stock in an amount equal to the difference between:

•	the amount of cash and the fair market value of any property received on such disposition; and

•	the U.S. stockholder’s adjusted basis in such stock for tax purposes.

Gain or loss will be capital gain or loss if the common stock has been held by the U.S. stockholder as a capital asset. The applicable tax rate will depend on the stockholder’s holding period in the asset (generally, if an asset has been held for more than one year it will produce long-term capital gain) and the stockholder’s tax bracket. A U.S. stockholder who is an individual or an estate or trust and who has long-term capital gain or loss will be subject to a maximum capital gain rate of 15% until December 31, 2012 (and 20% thereafter under existing law). However, to the extent that the capital gain realized by a non-corporate stockholder on the sale of REIT stock corresponds to the REIT’s “unrecaptured Section 1250 gain,” such gain may be subject to tax at a rate of 25%. Stockholders are advised to consult with their own tax advisors with respect to their capital gain tax liability.

Taxation of Tax-Exempt Stockholders. Provided that a tax-exempt stockholder has not held our common stock as “debt financed property” within the meaning of the Internal Revenue Code, the dividend income from us will not be unrelated business taxable income, referred to as UBTI, to a tax-exempt stockholder. Similarly, income from the sale of common stock will not constitute UBTI unless the tax-exempt stockholder has held its stock as debt financed property within the meaning of the Internal Revenue Code or has used the common stock in a trade or business. However, for a tax-exempt stockholder that is a social club, voluntary employee benefit association, supplemental unemployment benefit trust, or qualified group legal services plan exempt from Federal income taxation under Internal Revenue Code Sections 501(c)(7), (c)(9), (c)(17) and (c)(20), respectively, or a single parent title-holding corporation exempt under Section 501(c)(2) the income of which is payable to any of the aforementioned tax-exempt organizations, income from an investment in our securities will constitute UBTI unless the organization properly sets aside or reserves such amounts for purposes specified in the Internal Revenue Code. These tax exempt stockholders should consult their own tax advisors concerning these “set aside” and reserve requirements.

A “qualified trust” (defined to be any trust described in Code Section 401(a) and exempt from tax under Code Section 501(a)) that holds more than 10% of the value of the shares of a REIT may be required, under certain circumstances, to treat a portion of distributions from the REIT as UBTI. This requirement will apply for a taxable year only if (i) the REIT satisfies the requirement that not more than 50% of the value of its shares be held by five or fewer individuals (the “five or fewer requirement”) only by relying on a special “look-through” rule under which shares held by qualified trust stockholders are treated as held by the beneficiaries of such trusts in proportion to their actuarial interests therein; and (ii) the REIT is “predominantly held” by qualified trusts. A REIT is “predominantly held” by qualified trusts if either (i) a single qualified trust holds more than 25% of the value of the REIT shares, or (ii) one or more qualified trusts, each owning more than 10% of the value of the REIT shares, hold in the aggregate more than 50% of the value of the REIT shares. If the foregoing requirements are met, the percentage of any REIT dividend treated as UBTI to a qualified trust that owns more than 10% of the value of the REIT shares is equal to the ratio of (i) the UBTI earned by the REIT (computed as if the REIT were a qualified trust and therefore subject to tax on its UBTI) to (ii) the total gross income (less certain associated expenses) of the REIT for the year in which the dividends are paid. A de minimis exception applies where the ratio set forth in the preceding sentence is less than 5% for any year.

The provisions requiring qualified trusts to treat a portion of REIT distributions as UBTI will not apply if the REIT is able to satisfy the five or fewer requirement without relying on the “look-through” rule.

Taxation of Non-U.S. Stockholders. The rules governing U.S. Federal income taxation of nonresident alien individuals, foreign corporations, foreign partnerships and other foreign stockholders (collectively, “Non-U.S. stockholders”) are complex, and no attempt will be made herein to provide more than a limited summary of such rules. The discussion does not consider any specific facts or circumstances that may apply to a particular Non-U.S. stockholder. Prospective Non-U.S. stockholders should consult with their own tax advisors to determine the impact of U.S. Federal, state and local income tax laws with regard to an investment in our common stock, including any reporting requirements.

Distributions that are not attributable to gain from sales or exchanges by us of U.S. real property interests and not designated by us as capital gain dividends or retained capital gains will be treated as dividends of ordinary income to the extent that they are made out of our current or accumulated earnings and profits. Such distributions ordinarily will be subject to a withholding tax equal to 30% of the gross amount of the distribution. If a Non-U.S. stockholder qualifies for benefits under an applicable income tax treaty, the 30% U.S. federal income tax withholding rate on dividend distributions to such stockholder may be reduced significantly. However, if income from the investment in our stock is treated as effectively connected with the Non-U.S. stockholder’s conduct of a U.S. trade or business, the Non-U.S. stockholder generally will be subject to a tax at graduated rates in the same manner as U.S. stockholders are taxed with respect to such dividends (and may also be subject to a branch profits tax of up to 30% if the stockholder is a foreign corporation). We expect to withhold U.S. income tax at the rate of 30% on the gross amount of any dividends paid to a Non-U.S. stockholder that are not designated as capital gain dividends, unless (i) a lower treaty rate applies and the Non-U.S. stockholder files an IRS Form W-8BEN evidencing eligibility for that reduced rate is filed with us or (ii) the Non-U.S. stockholder files an IRS Form W-8ECI with us claiming that the distribution is income treated as effectively connected to a U.S. trade or business.

A non-U.S. stockholder will not incur tax on a distribution in excess of our current and accumulated earnings and profits if the excess portion of the distribution does not exceed the adjusted basis of its stock. Instead, the excess portion of the distribution will reduce the adjusted basis of that stock. A non-U.S. stockholder will be subject to tax on a distribution that exceeds both our current and accumulated earnings and profits and the adjusted basis of its stock, if the non-U.S. stockholder otherwise would be subject to tax on gain from the sale or disposition of its stock, as described below. Because we generally cannot determine at the time we make a distribution whether or not the distribution will exceed our current and accumulated earnings and profits, we normally will withhold tax on the entire amount of any distribution at the same rate as we would withhold on a dividend. However, a non-U.S. stockholder may obtain a refund of amounts that we withhold if we later determine that a distribution in fact exceeded our current and accumulated earnings and profits.

Additional withholding regulations may require us to withhold 10% of any distribution that exceeds our current and accumulated earnings and profits. Consequently, although we intend to withhold at a rate of 30% on the entire amount of any distribution, to the extent that we do not do so, we will withhold at a rate of 10% on any portion of a distribution not subject to withholding at a rate of 30%.

Except as discussed below with respect to 5% or less holders or regularly traded classes of stock, for any year in which we qualify as a REIT, a non-U.S. stockholder will incur tax on distributions by us that are attributable to gain from our sale or exchange of USRPIs under special provisions of the United States federal income tax laws known as the Foreign Investment in Real Property Act, or “FIRPTA.” The term USRPIs includes interests in real property and shares in corporations at least 50% of whose assets consist of interests in U.S. real property. Under those rules, a non-U.S. stockholder is taxed on distributions by us attributable to gain from sales of USRPIs as if the gain were effectively connected with a United States trade or business of the non-U.S. stockholder. A non-U.S. stockholder thus would be taxed on such a distribution at the normal capital gain rates applicable to U.S. stockholders, subject to applicable alternative minimum tax and a special alternative minimum tax in the case of a nonresident alien individual. A non-U.S. corporate stockholder not entitled to treaty relief or exemption also may be subject to the 30% branch profits tax on such a distribution. We must withhold 35% of any distribution that we could designate as a capital gain dividend. A non-U.S. stockholder may receive a credit against its tax liability for the amount we withhold. However, FIRPTA and the 35% withholding tax will not apply to any capital gain dividend with respect to any class of our stock which is regularly traded on an established securities market located in the United States if the recipient non-U.S. stockholder did not own more than 5% of such class of stock at any time during the one year period ending on the date of distribution. Instead, any capital gain dividend will be treated as an ordinary distribution subject to the rules discussed above, which generally impose a 30% withholding tax (unless reduced by a treaty). Also, the branch profits tax will not apply to such a distribution.

A non-U.S. stockholder generally will not incur tax under FIRPTA with respect to gain on a sale of our common stock or preferred stock as long as at all times during the testing period non-U.S. persons hold, directly or indirectly, less than 50% in value of our stock. We cannot assure you that that test will be met, but, if such test is satisfied, the sale of our stock will not be subject to tax under FIRPTA, regardless of the percentage owned by such holder and whether our stock is regularly traded on an established securities market. Even if we meet this test, pursuant to “wash sale” rules under FIRPTA, a non-U.S. stockholder may incur tax under FIRPTA to the extent such stockholder disposes of stock within a certain period prior to a capital gain distribution and directly or indirectly (including through certain affiliates) reacquires stock within certain prescribed periods. However, a non-U.S. stockholder will not incur tax under FIRPTA on a disposition of the shares of our common or preferred stock if: (i) such non-U.S. stockholder owned, actually or constructively, at all times during a specified testing period, 5% or less of the total fair market value of a class of our stock that is “regularly traded” on an established securities market; (ii) such non-U.S. stockholder owned shares of a class of our stock that is not publicly traded on an established securities market if the fair market value of the shares acquired by such non-U.S. stockholder on the date of acquisition did not exceed 5% of the regularly traded class of stock with the lowest fair market value; or (iii) such non-U.S. stockholder owned shares of a class of our stock that is convertible into a class of our stock that is regularly traded if the fair market value of the shares acquired by such non-U.S. stockholder on the date of acquisition did not exceed 5% of the total fair market value of the regularly traded class of stock that such shares are convertible into. For as long as our common stock is regularly traded on an established securities market, a non-U.S. stockholder should not incur tax under FIRPTA with respect to gain on a sale of our common stock if it owns, actually or constructively, 5% or less of our common stock. If the gain on the sale of our stock were taxed under FIRPTA, a non-U.S. stockholder would be taxed on that gain in the same manner as U.S. stockholders subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals. Furthermore, a non-U.S. stockholder generally will incur tax on gain not subject to FIRPTA if:

•

the gain is effectively connected with the non-U.S. stockholder’s United States trade or business, in which case the non-U.S. stockholder will be subject to the same treatment as U.S. stockholders with respect to such gain; or

•

the non-U.S. stockholder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and has a “tax home” in the United States, in which case the non-U.S. stockholder will incur a 30% tax on his or her capital gains derived from sources within the United States.

State and Local Taxes. We and our stockholders may be subject to state or local taxation in various state or local jurisdictions, including those in which we or they transact business or reside (although U.S. stockholders who are individuals generally should not be required to file state income tax returns outside of their state of residence with respect to our operations and distributions). The state and local tax treatment of us and our stockholders may not conform to the Federal income tax consequences discussed above. Consequently, prospective stockholders should consult their own tax advisors regarding the effect of state and local tax laws on an investment in our common stock.

Applicable Treasury Regulations provide presumptions regarding the status of holders when payments to the holders cannot be reliably associated with appropriate documentation provided to the payor. Because the application of these Treasury Regulations varies depending on the stockholder’s particular circumstances, you are advised to consult your tax advisor regarding the information reporting requirements applicable to you.

The foregoing is a general and abbreviated summary of the provisions of the Code and the treasury regulations in effect as they directly govern the taxation of the Company and its security holders. These provisions are subject to change by legislative and administrative action, and any such change may be retroactive. Security holders (and prospective holders) are urged to consult their tax advisers regarding specific questions as to U.S. federal, foreign, state, local income or other taxes.

DESCRIPTION OF SECURITIES

The information contained under this heading is only a summary and is subject to the provisions contained in our Charter and Bylaws and the laws of the State of Maryland.

The following table provides information about our outstanding securities as of December 31, 2011:

Title of Class	Amount Authorized	Amount Outstanding
Common Stock	100,000,000	9,176,889

Common Stock

General. Our Charter authorizes us to issue up to 100,000,000 shares of common stock, $0.001 par value per share. The Board of Directors may, without any action by the stockholders, amend our Charter from time to time to increase or decrease the aggregate number of shares of stock or the number of shares of stock of any class or series that we have authority to issue under our Charter. Additionally, our Charter authorizes our Board of Directors, without any action by our stockholders, to classify and reclassify any unissued common stock and preferred stock into other classes or series of stock from time to time by setting or changing the terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption for each class or series. Although there is no present intention of doing so, we could issue a class or series of stock that could delay, defer or prevent a transaction or a change in control of us that might otherwise be in the stockholders’ best interests. Under Maryland law, stockholders generally are not liable for our debts or obligations.

All common stock offered pursuant to this prospectus and any related prospectus supplement will be, upon issuance, duly authorized, fully paid and nonassessable. All outstanding common stock offered pursuant to this prospectus and any related prospectus supplement will be of the same class and will have identical rights, as described below. Holders of shares of common stock are entitled to receive distributions when authorized by the Board of Directors and declared by us out of assets legally available for the payment of distributions. Holders of common stock have no preference, conversion, exchange, sinking fund, redemption or appraisal rights and have no preemptive rights to subscribe for any of our securities. All shares of common stock have equal distribution, liquidation and other rights.

Distributions. If we elect to be treated as a REIT, we will be required to make distributions, other than capital gain distributions, to our stockholders each year in the amount of at least 90% of our REIT taxable income. We have historically, and intend, to continue, subject to the discretion of our Board of Directors, to pay quarterly distributions to our stockholders. Our Board of Directors will determine the amount of each distribution. The amount of each distribution generally will be based upon our DCF. DCF is distributions received from investments and real property assets less our total expenses. Total distributions received from our investments and real property assets include the amount received by us as cash distributions from equity investments, paid-in-kind distributions, lease payments, and dividend and interest payments. Total expenses include current or anticipated operating expenses, leverage costs, principal repayments on debt and current income taxes. Total expenses do not include deferred income taxes. We do not include in DCF the value of distributions received from portfolio companies which are paid in stock as a result of credit constraints, market dislocation or other similar issues.

Because of the effect of other items, including depreciation and amortization associated with real estate investments, distributions, in whole or in part, in any period may constitute a return of capital for federal tax purposes. There is no assurance that we will continue to make regular distributions.

If a stockholder’s shares are registered directly with us or with a brokerage firm that participates in the Plan, distributions will be automatically reinvested in additional common stock under the Plan unless a stockholder elects to receive distributions in cash. If a stockholder elects to receive distributions in cash, payment will be made by check. The federal income tax treatment of distributions is the same whether they are reinvested in our shares or received in cash. See “Dividend Reinvestment Plan.”

Liquidation Rights. Common stockholders are entitled to share ratably in the assets legally available for distribution to stockholders in the event of liquidation, dissolution or winding up, after payment of or adequate provision for all known debts and liabilities, including any outstanding debt securities or other borrowings and any interest accrued thereon. These rights are subject to the preferential rights of any other class or series of our stock, including the preferred stock. The rights of common stockholders upon liquidation, dissolution or winding up will be subordinated to the rights of holders of any outstanding notes or preferred shares.

Voting Rights. Each outstanding share of common stock entitles the holder to one vote on all matters submitted to a vote of common stockholders, including the election of directors. The presence of the holders of shares of common stock entitled to cast a majority of the votes entitled to be cast shall constitute a quorum at a meeting of stockholders. Our Charter provides that, except as otherwise provided in the Bylaws, directors shall be elected by the affirmative vote of the holders of a majority of the shares of stock outstanding and entitled to vote thereon. The Bylaws provide that directors are elected by a plurality of all the votes cast at a meeting of stockholders duly called and at which a quorum is present. There is no cumulative voting in the election of directors. Consequently, at each annual meeting of stockholders, the holders of a majority of the outstanding shares of stock entitled to vote will be able to elect all of the successors of the class of directors whose terms expire at that meeting. Pursuant to our Charter and Bylaws, the Board of Directors may amend the Bylaws to alter the vote required to elect directors.

Market. Our common stock trades on the NYSE under the ticker symbol “TTO.” Common stock issued pursuant to this prospectus and related prospectus supplement is expected to trade on the NYSE.

Transfer Agent, Dividend Paying Agent and Automatic Dividend Reinvestment Plan Agent. Computershare Trust Company, N.A., P.O. Box 43078, Providence, Rhode Island 02940, serves as the transfer agent and registrar and Computershare, Inc. serves as the Plan Agent for our Dividend Reinvestment Plan and dividend paying agent for our common stock.

Preferred Stock

General. Our Charter authorizes the issuance of up to 10,000,000 shares of preferred stock, par value $0.001 per share, with preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms and conditions or redemption as determined by the Board of Directors.

Our Board of Directors may, without any action by our stockholders, amend our Charter from time to time to increase or decrease the aggregate number of shares of stock or the number of shares of stock of any class or series that we have authority to issue under our Charter. Additionally, our Charter authorizes the Board of Directors, without any action by the stockholders, to classify and reclassify any unissued preferred stock into other classes or series of stock from time to time by setting or changing the terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption for each class or series. Preferred stock will rank junior to any debt securities and senior to all common stock.

For any series of preferred stock that we may issue, our Board of Directors will determine and the prospectus supplement relating to such series will describe:

•	the designation and number of shares of such series;

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the rate and time at which, and the preferences and conditions under which, any dividends will be paid on shares of such series, as well as whether such dividends are cumulative or non-cumulative and participating or non-participating;

•	any provisions relating to convertibility or exchangeability of the shares of such series;

•	the rights and preferences, if any, of holders of shares of such series upon our liquidation, dissolution or winding up of our affairs;

•	any limitations on our ability to pay dividends or make distributions on, or acquire or redeem, other securities while shares of such series are outstanding;

•	any conditions or restrictions on our ability to issue additional shares of such series or other securities;

•	if applicable, a discussion of U.S. federal income tax considerations;

•	any other relative power, preferences and participating, optional or special rights of shares of such series, and the qualifications, limitations or restrictions thereof;

•	any optional or mandatory redemption provisions;

•	any provisions concerning conversion, amortization, sinking funds and/or retirement;

•	the transfer agent, paying agents or security registrar;

•	any voting rights of the preferred stock; and

•	any other terms of the preferred stock.

Dividends. Holders of preferred stock will be entitled to receive cash dividends, when, as and if authorized by the Board of Directors and declared by us, out of funds legally available therefor. The prospectus supplement for preferred stock will describe the dividend payment provisions for those shares. Dividends so declared and payable shall be paid to the extent permitted under Maryland law and to the extent available and in preference to and priority over any distribution declared and payable on the common stock.

Liquidation Rights. In the event of any voluntary or our involuntary liquidation, dissolution or winding up, the holders of preferred stock would be entitled to receive a preferential liquidating distribution, which is expected to equal the original purchase price per share plus accumulated and unpaid dividends, whether or not declared, before any distribution of assets is made to holders of common stock. After payment of the full amount of the liquidating distribution to which they are entitled, the holders of preferred stock will not be entitled to any further participation in any distribution of our assets. Preferred stock will rank junior to any debt securities upon liquidation, dissolution or winding up.

Voting Rights. Except as otherwise indicated in our Charter or Bylaws, or as otherwise required by applicable law or disclosed in any prospectus supplement, holders of preferred stock will generally have limited voting rights.

We anticipate we will have the right (to the extent permitted by applicable law) to purchase or otherwise acquire any preferred stock, so long as we are current in the payment of dividends on the preferred stock and on any other of our shares ranking on a parity with the preferred stock with respect to the payment of dividends or upon liquidation.

Market. Unless otherwise stated in a prospectus supplement, our preferred stock will not be listed on any national securities exchange or automated quotation system. The details on how to buy and sell preferred stock, along with other terms of such preferred stock, will be described in a related prospectus supplement. We cannot assure you that any secondary market will exist or that if a secondary market does exist, whether it will provide holders with liquidity.

Book-Entry, Delivery and Form. Unless otherwise indicated in the related prospectus supplement, preferred stock will be issued in book-entry form and will be represented by one or more share certificates in registered global form. The global certificates will be held by DTC and registered in the name of Cede & Co., as nominee of DTC. DTC will maintain the certificates in specified denominations per share through its book-entry facilities.

We may treat the persons in whose names any global certificates are registered as the owners thereof for the purpose of receiving payments and for any and all other purposes whatsoever. Therefore, so long as DTC or its nominee is the registered owner of the global certificates, DTC or such nominee will be considered the sole holder of outstanding preferred stock.

A global certificate may not be transferred except as a whole by DTC, its successors or their respective nominees, subject to the provisions restricting transfers of shares contained in the related articles supplementary.

Depositary Shares

General. We may issue depositary shares, each of which will represent a fractional interest of a share of a particular class or series of our preferred stock, as specified in the applicable prospectus supplement. Shares of a class or series of preferred stock represented by depositary shares will be deposited under a separate deposit agreement among us, the depositary named therein and the holders from time to time of the depositary receipts issued by the preferred stock depositary which will evidence the depositary shares. Subject to the terms of the applicable deposit agreement, each owner of a depositary receipt will be entitled, in proportion to the fractional interest of a share of a particular class or series of preferred stock represented by the depositary shares evidenced by that depositary receipt, to all the rights and preferences of the class or series of preferred stock represented by those depositary shares (including dividend, voting, conversion, redemption and liquidation rights).

The depositary shares will be evidenced by depositary receipts issued pursuant to the applicable deposit agreement. Immediately following the issuance and delivery of a class or series of preferred stock by us to the preferred stock depositary, we will cause the preferred stock depositary to issue, on our behalf, the depositary receipts.

The particular terms of any deposit agreement will be described in an applicable prospectus supplement, together with a description of the terms of the related depositary shares and underlying class or series of preferred stock offered thereby. Such description will include, to the extent applicable to the underlying series of preferred stock, each of the matters specified above in the section captioned “Description of Securities – Preferred Stock.”

Debt Securities

General. Under Maryland law and our Charter, we may borrow money, without prior approval of holders of common and preferred stock. We may issue debt securities, or other evidence of indebtedness (including bank borrowings or commercial paper) and may secure any such notes or borrowings by mortgaging, pledging or otherwise subjecting as security our assets to the extent permitted by any rating agency guidelines. Any borrowings will rank senior to the preferred stock and the common stock.

The following description, together with the additional information we include in any applicable prospectus supplements, summarizes the material terms and provisions of the debt securities that we may offer under this prospectus. While the terms we have summarized below will generally apply to any future debt securities we may offer under this prospectus, we will describe the particular terms of any debt securities that we may offer in more detail in the applicable prospectus supplement. The terms of any debt securities we offer under a prospectus supplement may differ from the terms we describe below.

We will issue any senior notes under the senior indenture which we will enter into with the trustee named in the senior indenture. We will issue any subordinated notes under the subordinated indenture which we will enter into with the trustee named in the subordinated indenture. We have filed forms of these documents as exhibits to the registration statement of which this prospectus is a part. We use the term “indentures” to refer to both the senior indenture and the subordinated indenture.

The indentures will be qualified under the Trust Indenture Act of 1939. We use the term “trustee” to refer to either the senior trustee or the subordinated trustee, as applicable.

The following summaries of material provisions of the senior notes, the subordinated notes and the indentures are subject to, and qualified in their entirety by reference to, all the provisions of the indenture, including any supplemental indenture, applicable to a particular series of debt securities. We urge you to read the applicable prospectus supplements related to the debt securities that we sell under this prospectus, as well as the complete indentures, including any supplemental indentures that contain the terms of the debt securities. Except as we may otherwise indicate, the terms of the senior indenture and the subordinated indenture are identical.

The indentures do not limit the aggregate principal amount of debt securities that may be issued thereunder. The debt securities may be issued from time to time in one or more series. A prospectus supplement relating to a series of debt securities will include specific terms relating to the offering including the following:

•	the form and title of the security;

•	the aggregate principal amount of the securities, and, if a series, the total amount authorized and the total amount outstanding;

•	any limit on the amount of such debt securities that may be issued;

•	whether or not we will issue the series of debt securities in global form and, if so, the terms and who the depositary will be;

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the interest rate of the securities, which may be fixed or variable, or the method for determining the rate, the date interest will begin to accrue, the dates interest will be payable and the regular record dates for interest payment dates or the method for determining such dates;

•	the maturity dates of the securities;

•	the principal amount due at maturity, and whether such debt securities will be issued with any original issue discount;

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whether and under what circumstances, if any, we will pay additional amounts on any debt securities held by a person who is not a United States person for tax purposes, and whether we can redeem the debt securities if we have to pay such additional amounts;

•	whether such debt securities will be secured or unsecured, and the terms of any secured debt;

•	the terms of the subordination applicable to any series of subordinated debt securities;

•	the place where payments on such debt securities will be payable;

•	any restrictions on the transfer, sale or other assignment of such debt securities;

•	our right, if any, to defer payment of interest on such debt securities, and the maximum length of any such deferral period;

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the date, if any, after which, the conditions upon which, and the price at which we may, at our option, redeem the series of debt securities pursuant to any optional or provisional redemption provisions, and any other applicable terms of those redemption provisions;

•	information describing any book-entry features for such series of debt securities;

•	any events of default or covenants;

•	any provisions concerning conversion, amortization, sinking funds and/or retirement;

•	any rights upon liquidation;

•	the trustees, transfer agent, paying agents or security registrar; and

•	any other terms of the securities.

One or more series of any such debt securities may be issued as discounted debt securities (bearing no interest or interest at a rate which at the time of issuance is below market rates), to be sold at a substantial discount below their stated principal amount. Material United States federal income tax consequences and other special considerations applicable to any such discounted debt securities will be described in the prospectus supplement relating thereto.

Interest. The prospectus supplement will describe the interest payment provisions relating to any debt securities. Interest on debt securities shall be payable when due as described in the related prospectus supplement. If we do not pay interest when due, it may trigger an event of default and we may be restricted from declaring dividends and making other distributions with respect to our common stock and preferred stock.

Conversion or Exchange Rights. We will set forth in the applicable prospectus supplement the terms, if any, on which a series of debt securities may be convertible into or exchangeable for our common stock or other securities, including the conversion or exchange rate, as applicable, or how it will be calculated, and the applicable conversion or exchange period. We will include provisions as to whether conversion or exchange is mandatory, at the option of the holder or at our option. We may include provisions pursuant to which the number of our securities that the holders of the series of debt securities receive upon conversion or exchange would, under the circumstances described in those provisions, be subject to adjustment, or pursuant to which those holders would, under those circumstances, receive other property upon conversion or exchange, for example in the event of our merger or consolidation with another entity.

Consolidation, Merger or Sale. The indentures in the forms initially filed as exhibits to the registration statement of which this prospectus is a part do not contain any covenant that restricts our ability to merge or consolidate, or sell, convey, transfer or otherwise dispose of all or substantially all of our assets. However, any successor of ours or acquiror of such assets must assume all of our obligations under the indentures and the debt securities.

If the debt securities are convertible into our other securities, any person with whom we consolidate or merge or to whom we sell all of our property must make provisions for the conversion of the debt securities into securities similar to the debt securities which the holders of the debt securities would have received if they had converted the debt securities before the consolidation, merger or sale.

Events of Default Under the Indentures. Unless stated otherwise in the related prospectus supplement, it is anticipated that any one of the following events will constitute an “event of default” for that series:

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default in the payment of any interest upon a series of debt securities when it becomes due and payable and the continuance of such default for 30 days and the time for payment has not been extended or deferred;

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if we fail to pay, when due and payable, the principal of, or premium on, if any, or any payment required by any sinking or analogous fund established with respect to the debt securities of any series, and the time for payment has not been extended or delayed;

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if we fail to observe or perform any other covenant contained in the debt securities or the indentures, other than a covenant solely for the benefit of another series of debt securities, and our failure continues for 90 days after we receive written notice from the trustee or holders of at least 25% in aggregate principal amount of the outstanding debt securities of the applicable securities; or

•	if specified events of bankruptcy, insolvency or reorganization occur.

If an event of default with respect to debt securities of any series occurs and is continuing, other than an event of default specified in the last bullet point above, the trustee or the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series, by notice to us in writing, and to the trustee if notice is given by such holders, may declare the unpaid principal or, premium, if any, and accrued interest, if any, due and payable immediately. If an event of default specified in the last bullet point above occurs with respect to us, the principal amount of and accrued interest, if any, of each series of debt securities then outstanding shall be due and payable without any notice or other action on the part of the trustee or any holder.

The holders of a majority in principal amount of the outstanding debt securities of an affected series may waive any default or event of default with respect to the series and its consequences, except defaults or events of default regarding payment of principal, premium, if any, or interest, unless we have cured the default or event of default in accordance with the applicable indenture.

Subject to the terms of the indentures, if an event of default under an indenture shall occur and be continuing, the trustee will be under no obligation to exercise any of its rights or powers under such indenture at the request or direction of any of the holders of the applicable series of debt securities, unless such holders have offered the trustee reasonable indemnity. The holders of a majority in principal amount of the outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee, with respect to the debt securities of that series, provided that:

•	the direction so given by the holder is not in conflict with any law or the applicable indenture; and

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subject to its duties under the Trust Indenture Act of 1939, the trustee need not take any action that might involve it in personal liability or might be unduly prejudicial to the holders not involved in the proceeding.

A holder of the debt securities of any series will only have the right to institute a proceeding under the indentures or to appoint a receiver or trustee, or to seek other remedies if:

•	the holder has given written notice to the trustee of a continuing event of default with respect to that series;

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the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series have made written request, and such holders have offered reasonable indemnity to the trustee, to institute the proceeding as trustee; and

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the trustee does not institute the proceeding, and does not receive from the holders of a majority in aggregate principal amount of the outstanding debt securities of that series other conflicting directions, within 90 days after the notice, request and offer.

These limitations do not apply to a suit instituted by a holder of debt securities if we default in the payment of the principal, premium, if any, or interest on, the debt securities.

We will periodically file statements with the trustee regarding our compliance with the covenants in the indentures.

Modification of Indentures; Waiver. We and the trustee may change an indenture without the consent of any holders with respect to specific matters, including:

•	to fix any ambiguity, omission, defect or inconsistency in the indenture;

•	to comply with the provisions described above under “Consolidation, Merger or Sale”;

•	to comply with any requirements of the SEC in connection with the qualification of any indenture under the Trust Indenture Act of 1939;

•	to evidence and provide for the acceptance of appointment by a successor trustee;

•	to provide for uncertificated debt securities;

•	to add any additional events of default;

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to provide for the issuance of and establish the form and terms and conditions of any series of debt securities as provided in an indenture, to establish the form of any certifications required to be furnished pursuant to an indenture or any series of debt securities, or to add to the rights of the holders of any series of debt securities;

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to add to, change or eliminate any of the provisions of an indenture in respect of one or more series of debt securities; provided, however, that any such addition, change or elimination not otherwise permitted without the consent of any security holders as described herein shall (i) neither (A) apply to any debt security of any series created prior to the execution of such supplemental indenture and entitled to the benefit of such provision nor (B) modify the rights of the holder of any such debt security with respect to such provision or (ii) become effective only when there is no such debt security outstanding;

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to add to our covenants such new covenants, restrictions, conditions or provisions for the protection of the holders, to make the occurrence, or the occurrence and the continuance, of a default in any such additional covenants, restrictions, conditions or provisions an event of default, or to surrender any of our rights or powers under the indenture; or

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to make any other provisions with respect to matters or questions arising under an indenture, provided that such action shall not adversely affect the interests of holders or any related coupons in any material respect.

In addition, under the indentures, the rights of holders of a series of debt securities may be changed by us and the trustee with the written consent of the holders of at least a majority in aggregate principal amount of the outstanding debt securities of each series that is affected. However, we and the trustee may make the following changes only with the consent of each holder of any outstanding debt securities affected:

•	changing the stated fixed maturity of, or any payment date of any installment of interest on, the debt securities;

•	reducing the principal amount, reducing the rate of interest on, or reducing any premium payable upon the redemption of any debt securities; or

•	reducing the percentage of debt securities, the holders of which are required to consent to any supplemental indenture.

Defeasance and Discharge. The indentures provide that we may elect, with respect to the debt securities of any series to terminate (and be deemed to have satisfied) any and all obligations in respect of such debt securities, except for certain obligations:

•	to register the transfer or exchange of debt securities;

•	to replace stolen, lost or mutilated debt securities;

•	to maintain paying agencies and hold monies for payment in trust, and;

•	if so specified with respect to the debt securities of a certain series, to pay the principal of (and premium, if any) and interest, if any, on such specified debt securities,

on the 91st day after the deposit with the trustee, in trust, of money and/or U.S. government obligations which through the payment of interest and principal thereof in accordance with their terms will provide money in an amount sufficient to pay any installment of principal (and premium, if any (and interest, if any)), on and any mandatory sinking fund payments in respect of such debt securities on the stated maturity of such payments in accordance with the terms of the Indenture and such debt securities; provided that no event of default or event which with the giving of notice or lapse of time or both would become an event of default with respect to such securities shall have occurred and be continuing on the date of such deposit or at any time during the period ending on the 91st day after such date. Such a trust may be established only if, among other things, we have delivered to the trustee an opinion of counsel (who may be counsel to us) to the effect that, based upon applicable U.S. federal income tax law or a ruling published by the U.S. Internal Revenue Service (which opinion must be based on a change in applicable U.S. federal income tax law after the date of the indenture or a ruling published by the U.S. Internal Revenue Service after the date of the indenture), such a defeasance and discharge will not be deemed, or result in, a taxable event with respect to holders of such debt securities. The designation of such provisions, U.S. federal income tax consequences and other considerations applicable thereto will be described in the prospectus supplement relating thereto. If so specified with respect to the debt securities of a series, such a trust may be established only if establishment of the trust would not cause the debt securities of any such series listed on any nationally recognized securities exchange to be de-listed as a result thereof.

Form, Exchange and Transfer. We will issue the debt securities of each series only in fully registered form without coupons and, unless we otherwise specify in the applicable prospectus supplement, in denominations of $1,000 and any integral multiple thereof. The indentures provide that we may issue debt securities of a series in temporary or permanent global form and as book-entry securities that will be deposited with, or on behalf of, The Depository Trust Company or another depositary named by us and identified in a prospectus supplement with respect to that series.

At the option of the holder, subject to the terms of the indentures and the limitations applicable to global securities described in the applicable prospectus supplement, the holder of the debt securities of any series can exchange the debt securities for other debt securities of the same series, in any authorized denomination and of like tenor and aggregate principal amount.

Subject to the terms of the indentures and the limitations applicable to global securities set forth in the applicable prospectus supplement, holders of the debt securities may present the debt securities for exchange or for registration of transfer, duly endorsed or with the form of transfer endorsed thereon duly executed if so required by us or the security registrar, at the office of the security registrar or at the office of any transfer agent designated by us for this purpose. Unless otherwise provided in the debt securities that the holder presents for transfer or exchange, we will make no service charge for any registration of transfer or exchange, but we may require payment of any taxes or other governmental charges.

We will name in the applicable prospectus supplement the security registrar, and any transfer agent in addition to the security registrar, that we initially designate for any debt securities. We may at any time designate additional transfer agents or rescind the designation of any transfer agent or approve a change in the office through which any transfer agent acts, except that we will be required to maintain a transfer agent in each place of payment for the debt securities of each series.

If we elect to redeem the debt securities of any series, we will not be required to:

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issue, register the transfer of, or exchange any debt securities of any series being redeemed in part during a period beginning at the opening of business 15 days before the day of mailing of a notice of redemption of any debt securities that may be selected for redemption and ending at the close of business on the date of the mailing; or

•	register the transfer of or exchange any debt securities so selected for redemption, in whole or in part, except the unredeemed portion of any debt securities we are redeeming in part.

Repurchases on the Open Market. The Company or any affiliate of the Company may at any time, or from time to time, repurchase any debt security in the open market or otherwise. Such debt securities may, at the option of the Company or the relevant affiliate of the Company, be held, resold or surrendered to the trustee for cancellation.

Information Concerning the Trustee. The trustee, other than during the occurrence and continuance of an event of default under an indenture, undertakes to perform only those duties as are specifically set forth in the applicable indenture. Upon an event of default under an indenture, the trustee must use the same degree of care as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to this provision, the trustee is under no obligation to exercise any of the powers given it by the indentures at the request of any holder of debt securities unless it is offered reasonable security and indemnity against the costs, expenses and liabilities that it might incur.

Payment and Paying Agents. Unless we otherwise indicate in the applicable prospectus supplement, we will make payment of the interest on any debt securities on any interest payment date to the person in whose name the debt securities, or one or more predecessor securities, are registered at the close of business on the regular record date for the interest.

We will pay principal of, and any premium and interest on, the debt securities of a particular series at the office of the paying agents designated by us, except that, unless we otherwise indicate in the applicable prospectus supplement, we may make payments of principal or interest by check which we will mail to the holder or by wire transfer to certain holders. Unless we otherwise indicate in a prospectus supplement, we will designate an office or agency of the trustee in the City of New York as our paying agent for payments with respect to debt securities of each series. We will name in the applicable prospectus supplement any other paying agents that we initially designate for the debt securities of a particular series. We will maintain a paying agent in each place of payment for the debt securities of a particular series.

All money we pay to a paying agent or the trustee for the payment of the principal of or any premium or interest on any debt securities which remains unclaimed at the end of two years after such principal, premium or interest has become due and payable (or such other shorter period set forth in any applicable escheat or abandoned or unclaimed property law) will be repaid to us, and the holder of the debt security thereafter may look only to us for payment thereof

Governing Law. The indentures and the debt securities will be governed by and construed in accordance with the laws of the State of New York, except to the extent that the Trust Indenture Act of 1939 is applicable.

Subordination of Subordinated Debt Securities. The subordinated debt securities will be subordinate and junior in priority of payment to certain of our other indebtedness to the extent described in a prospectus supplement.

Voting Rights. Debt securities have no voting rights, except to the extent required by law or as otherwise provided in the indentures.

Subscription Rights

General. We may issue subscription or other rights to our security holders or others to purchase our securities. Subscription rights may be issued independently or together with any other offered security and may or may not be transferable by the person purchasing or receiving the subscription rights. In connection with a subscription rights offering to our stockholders, we would distribute certificates evidencing the subscription rights and a prospectus supplement to our stockholders on the record date that we set for receiving subscription rights in such subscription rights offering. The applicable prospectus supplement would describe terms of the subscription rights, including the following:

•	the period of time the offering would remain open;

•	the title of such subscription rights;

•	the exercise price for such subscription rights (or method of calculation thereof);

•	the ratio of the offering;

•	the number of such subscription rights to be issued;

•	the extent to which such subscription rights are transferable;

•	if applicable, a discussion of the material U.S. federal income tax considerations applicable to the issuance or exercise of such subscription rights;

•	the date on which the right to exercise such subscription rights shall commence, and the date on which such rights shall expire (subject to any extension);

•	the extent to which such subscription rights include an over-subscription privilege with respect to unsubscribed securities and the terms of such over-subscription privilege;

•	any termination right we may have in connection with such subscription rights offering;

•	if applicable, the material terms of any standby underwriting or other purchase arrangement that we may enter into in connection with the subscription rights offering subject to applicable law; and

•	any other terms of such subscription rights, including exercise, settlement and other procedures and limitations relating to the transfer and exercise of such subscription rights.

Exercise of Subscription Rights. Each subscription right would entitle the holder of the subscription right to purchase for cash such amount of securities at such exercise price as shall in each case be set forth in, or be determinable as set forth in, the prospectus supplement relating to the subscription rights offered thereby. Subscription rights may be exercised at any time up to the close of business on the expiration date for such subscription rights set forth in the prospectus supplement. After the close of business on the expiration date, all unexercised subscription rights would become void.

Subscription rights may be exercised as set forth in the prospectus supplement relating to the subscription rights offered thereby. Upon receipt of payment and the subscription rights certificate properly completed and duly executed at the corporate trust office of the subscription rights agent or any other office indicated in the prospectus supplement we will forward, as soon as practicable, the securities purchasable upon such exercise. To the extent permissible under applicable law, we may determine to offer any unsubscribed offered securities directly to persons other than stockholders, to or through agents, underwriters or dealers or through a combination of such methods, as set forth in the applicable prospectus supplement.

Warrants

General. We may issue warrants to purchase shares of our common stock, preferred stock (or depository shares representing a fractional interest therein) and/or debt securities. Such warrants may be issued independently or together with shares of common stock and may be attached or separate from such securities. We will issue each series of warrants under a separate warrant agreement to be entered into between us and a warrant agent. The warrant agent will act solely as our agent and will not assume any obligation or relationship of agency for or with holders or beneficial owners of warrants.

A prospectus supplement will describe the particular terms of any series of warrants we may issue, including the following:

•	the title of such warrants;

•	the aggregate number of such warrants;

•	the price or prices at which such warrants will be issued;

•	the currency or currencies, including composite currencies, in which the price of such warrants may be payable;

•	if applicable, the designation and terms of the securities with which the warrants are issued and the number of warrants issued with each such security or each principal amount of such security;

•

in the case of warrants to purchase debt securities, the principal amount of debt securities purchasable upon exercise of one warrant and the price at which and the currency or currencies, including composite currencies, in which this principal amount of debt securities may be purchased upon such exercise;

•

in the case of warrants to purchase common stock or preferred stock, the number of shares of common stock or preferred stock, as the case may be, purchasable upon exercise of one warrant and the price at which and the currency or currencies, including composite currencies, in which these shares may be purchased upon such exercise;

•	the date on which the right to exercise such warrants shall commence and the date on which such right will expire;

•	whether such warrants will be issued in registered form or bearer form;

•	if applicable, the minimum or maximum amount of such warrants which may be exercised at any one time;

•	if applicable, the date on and after which such warrants and the related securities will be separately transferable;

•	information with respect to book-entry procedures, if any;

•	the terms of the securities issuable upon exercise of the warrants;

•	if applicable, a discussion of U.S. federal income tax considerations; and

•	any other terms of such warrants, including terms, procedures and limitations relating to the exchange and exercise of such warrants.

We and the warrant agent may amend or supplement the warrant agreement for a series of warrants without the consent of the holders of the warrants issued thereunder to effect changes that are not inconsistent with the provisions of the warrants and that do not materially and adversely affect the interests of the holders of the warrants.

Prior to exercising their warrants, holders of warrants will not have any of the rights of holders of the securities purchasable upon such exercise, including, in the case of warrants to purchase debt securities, the right to receive principal, premium, if any, or interest payments, on the debt securities purchasable upon exercise or to enforce covenants in the applicable indenture or, in the case of warrants to purchase common stock or preferred stock, the right to receive distributions or dividends, if any, or payments upon our liquidation, dissolution or winding up or to exercise any voting rights.

Units

We may issue securities in units, each consisting of two or more types of securities, in any combination. For example, we might issue units consisting of a combination of debt securities and warrants to purchase common stock. The holder of a unit will have the rights and obligations of a holder of each included security. If we issue units, the prospectus supplement relating to the units will contain the information described above with regard to each of the securities that is a component of the units. In addition, the prospectus supplement relating to units will describe the terms of any units we issue, including as applicable:

•	the title of any series of units;

•	the date, if any, on and after which the securities comprising such units may be transferable separately, and any other terms and conditions applicable to such transfers;

•

any material provisions relating to the issuance, payment, settlement, transfer or exchange of the units or of the securities comprising the units, including information with respect to any applicable book-entry procedures;

•	whether we will apply to have such units traded on any securities exchange or securities quotation system;

•

any material United States federal income tax consequences applicable to such units, including how, for United States federal income tax purposes, the purchase price paid for the units is to be allocated among the component securities; and

•	any other material terms and conditions relating to the units or to the securities included in each unit.

CERTAIN PROVISIONS OF OUR CHARTER AND BYLAWS AND

THE MARYLAND GENERAL CORPORATION LAW

The following description of certain provisions of our Charter and Bylaws and Maryland law is only a summary. For a complete description, please refer to the Maryland General Corporation Law and our Charter and Bylaws, a copy of which are obtainable upon request.

Our Charter and Bylaws include provisions that could delay, defer or prevent other entities or persons from acquiring control of us, causing us to engage in certain transactions or modifying our structure. These provisions, all of which are summarized below, may be regarded as “anti-takeover” provisions. Such provisions could limit the ability of stockholders to sell their shares at a premium over the then-current market prices by discouraging a third party from seeking to obtain control of us.

Number and Classification of our Board of Directors; Election of Directors

Our Charter and Bylaws provide that the number of directors may be established only by our Board of Directors pursuant to the Bylaws, but may not be less than the minimum required by the Maryland General Corporation Law, which is one. Our Bylaws provide that the number of directors may not be greater than nine. Pursuant to our Charter, our Board of Directors is divided into three classes: Class I, Class II and Class III. The term of each class of directors expires in a different successive year. Upon the expiration of their term, directors of each class are elected to serve for three-year terms and until their successors are duly elected and qualify. Each year, only one class of directors is elected by the stockholders. The classification of our Board of Directors should help to assure the continuity and stability of our strategies and policies as determined by our Board of Directors.

Our classified board provision could have the effect of making the replacement of incumbent directors more time-consuming and difficult. At least two annual meetings of our stockholders, instead of one, will generally be required to effect a change in a majority of our Board of Directors. Thus, the classification of our Board of Directors may delay, defer or prevent a change in control of the Board of Directors, even though a change in control might be in the best interests of our stockholders.

Vacancies on Board of Directors; Removal of Directors

Our Charter provides that we have elected to be subject to the provision of Subtitle 8 of Title 3 of the Maryland General Corporation Law regarding the filling of vacancies on the Board of Directors. Accordingly, except as may be provided by the Board of Directors in setting the terms of any class or series of preferred stock, any and all vacancies on the Board of Directors may be filled only by the affirmative vote of a majority of the remaining directors in office, even if the remaining directors do not constitute a quorum, and any director elected to fill a vacancy shall serve for the remainder of the full term of the directorship in which the vacancy occurred and until a successor is elected and qualifies.

The Charter provides that, subject to the rights of holders of one or more classes or series of our preferred stock, a director may be removed only for cause and only by the affirmative vote of at least two-thirds of the votes entitled to be cast in the election of our directors. This provision, when coupled with the provisions in our Charter and Bylaws regarding the filling of vacancies on the Board of Directors, precludes our stockholders from removing incumbent directors, except for cause and by a substantial affirmative vote, and filling the vacancies created by the removal with nominees of our stockholders.

Approval of Extraordinary Corporate Action; Amendment of Charter and Bylaws

Under Maryland law, a Maryland corporation generally cannot dissolve, amend its charter, merge, sell all or substantially all of its assets, engage in a statutory share exchange or engage in similar transactions outside the ordinary course of business, unless approved by the affirmative vote of stockholders entitled to cast at least two-thirds of the votes entitled to be cast on the matter. However, a Maryland corporation may provide in its charter for approval of these matters by a lesser percentage, but not less than a majority of all of the votes entitled to be cast on the matter. Our Charter generally provides for approval of Charter amendments and extraordinary transactions by the stockholders entitled to cast at least a majority of the votes entitled to be cast on the matter.

Our Charter and Bylaws provide that the Board of Directors will have the exclusive power to make, alter, amend or repeal any provision of our Bylaws.

Advance Notice of Director Nominations and New Business

Our Bylaws provide that with respect to an annual meeting of our stockholders, nominations of persons for election to our Board of Directors and the proposal of business to be considered by our stockholders may be made only (i) pursuant to our notice of the meeting, (ii) by or at the direction of our Board of Directors or (iii) by a stockholder who is entitled to vote at the meeting and who has complied with the advance notice procedures of the Bylaws. With respect to special meetings of our stockholders, only the business specified in our notice of the meeting may be brought before the meeting. Nominations of persons for election to our Board of Directors at a special meeting may be made only (i) pursuant to our notice of the meeting, (ii) by or at the direction of our Board of Directors, or (iii) by a stockholder who is entitled to vote at the meeting and who has complied with the advance notice provisions of our Bylaws, provided that our Board of Directors has determined that directors will be elected at the meeting.

Limitation of Liability of Directors and Officers; Indemnification and Advance of Expenses

Maryland law permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from (i) actual receipt of an improper benefit or profit in money, property or services or (ii) active and deliberate dishonesty established by a final judgment as being material to the cause of action. Our Charter contains such a provision which eliminates directors’ and officers’ liability to the maximum extent permitted by Maryland law.

Our Charter authorizes us, and our Bylaws obligate us, to the maximum extent permitted by Maryland law, to indemnify any present or former director or officer or any individual who, while a director or officer and at our request, serves or has served another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or other enterprise as a director, officer, partner or trustee and who is made, or threatened to be made, a party to the proceeding by reason of his or her service in any such capacity from and against any claim or liability to which that person may become subject or which that person may incur by reason of his or her service in any such capacity and to pay or reimburse their reasonable expenses in advance of final disposition of a proceeding. Our Charter and Bylaws also permit us to indemnify and advance expenses to any person who served a predecessor of ours in any of the capacities described above and any employee or agent of our Company or a predecessor of our Company.

Maryland law requires a corporation (unless its charter provides otherwise, which our Charter does not) to indemnify a director or officer who has been successful in the defense of any proceeding to which he or she is made, or threatened to be made, a party by reason of his or her service in that capacity. Maryland law permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made, or threatened to be made, a party by reason of their service in those or other capacities unless it is established that (i) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (1) was committed in bad faith or (2) was the result of active and deliberate dishonesty, (ii) the director or officer actually received an improper personal benefit in money, property or services or (iii) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, under Maryland law, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that a personal benefit was improperly received, unless in either case a court orders indemnification, and then only for expenses. In addition, Maryland law permits a corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of (i) a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation and (ii) a written undertaking by him or her or on his or her behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the standard of conduct was not met.

These provisions do not limit or eliminate our rights or the rights of any of our stockholders to seek nonmonetary relief such as an injunction or rescission in the event any of our directors or officers breaches his or her duties. These provisions will not alter the liability of our directors or officers under federal securities laws.

Control Share Acquisitions

The Maryland Control Share Acquisition Act (the “Control Share Act”), provides that a holder of control shares of a Maryland corporation acquired in a control share acquisition has no voting rights except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter. Shares owned by a person who makes a proposal to make a control share acquisition (the “acquirer”), and by officers or by directors who are employees of the corporation are excluded from shares entitled to vote on the matter. Control shares are voting shares of stock which, if aggregated with all other shares of stock owned by the acquiror or in respect of which the acquiror is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquiror to exercise voting power in electing directors within one of the following ranges of voting power:

•	one-tenth or more but less than one-third;

•	one-third or more but less than a majority; or

•	a majority or more of all voting power.

The requisite stockholder approval must be obtained each time an acquiror crosses one of the thresholds of voting power set forth above. Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. A control share acquisition means the acquisition of control shares, subject to certain exceptions.

A person who has made or proposes to make a control share acquisition may compel the Board of Directors of the corporation to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares. The right to compel the calling of a special meeting is subject to the satisfaction of certain conditions, including an undertaking to pay the expenses of the meeting. If no request for a meeting is made, the corporation may present the question at any stockholders meeting.

If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as required by the statute, then the corporation may repurchase for fair value any or all of the control shares, except those for which voting rights have previously been approved. The right to repurchase control shares is subject to certain conditions and limitations. Fair value is determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquiror or of any meeting of stockholders at which the voting rights of the shares are considered and not approved. If voting rights for control shares are approved at a stockholders meeting and the acquiror becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of appraisal rights may not be less than the highest price per share paid by the acquiror in the control share acquisition.

The Control Share Act does not apply (i) to shares acquired in a merger, consolidation or share exchange if we are a party to the transaction or (ii) to acquisitions approved or exempted by our Charter or Bylaws.

Our Bylaws contain a provision exempting from the Control Share Act any and all acquisitions by any person of our shares of stock. There can be no assurance that such provision will not be otherwise amended or eliminated at any time in the future.

Business Combinations

The Maryland Business Combination Act (the “Business Combination Act”), provides that “business combinations” between a Maryland corporation and an interested stockholder or an affiliate of an interested stockholder are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. These business combinations include a merger, consolidation, statutory share exchange or, in circumstances specified in the statute, an asset transfer or issuance or reclassification of equity securities. An interested stockholder is defined as:

•	any person who beneficially owns 10% or more of the voting power of the corporation’s shares; or

•

an affiliate or associate of the corporation who, at any time within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of the then outstanding voting stock of the corporation.

A person is not an interested stockholder under this statute if the Board of Directors approved in advance the transaction by which such stockholder otherwise would have become an interested stockholder. However, in approving a transaction, the Board of Directors may provide that its approval is subject to compliance, at or after the time of approval, with any terms and conditions determined by the board.

After the five-year prohibition, any business combination between the Maryland corporation and an interested stockholder generally must be recommended by the Board of Directors of the corporation and approved by the affirmative vote of at least:

•	80% of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation; and

•

two-thirds of the votes entitled to be cast by holders of voting stock of the corporation other than shares held by the interested stockholder with whom or with whose affiliate the business combination is to be effected or held by an affiliate or associate of the interested stockholder.

These super-majority vote requirements do not apply if the corporation’s common stockholders receive a minimum price, as defined under Maryland law, for their shares in the form of cash or other consideration in the same form as previously paid by the interested stockholder for its shares.

The statute permits various exemptions from its provisions, including business combinations that are exempted by the Board of Directors before the time that the interested stockholder becomes an interested stockholder. Our Board of Directors has adopted a resolution exempting any business combination between us and any other person from the provisions of the Business Combination Act, provided that the business combination is first approved by our Board of Directors. This resolution, however, may be altered or repealed in whole or in part at any time. If this resolution is repealed, or our Board of Directors does not otherwise approve a business combination, the statute may discourage others from trying to acquire control of us and increase the difficulty of consummating any offer.

SHARES ELIGIBLE FOR FUTURE SALE

Future sales of a substantial amount of our common stock in the public market, or the perception that such sales may occur, could adversely affect the market price of our common stock and could impair our future ability to raise capital through the sale of our equity securities.

As of November 30, 2011, we have 945,594 warrants outstanding. Each warrant entitles the holder to purchase, upon payment of the exercise price of $11.41 per warrant, one share of our common stock. All warrants expire on February 6, 2014.

SELLING SECURITY HOLDERS

An unspecified number of our securities, including the common stock issuable upon exercise of the 945,594 outstanding warrants issued to the holders thereof in connection with private placements in December 2005, January 2006 and December 2006 prior to our initial public offering, may be offered and sold for resale from time to time under this prospectus by certain of our security holders; provided, however, that no security holder will be authorized to use this prospectus for an offering of our securities without first obtaining our consent. We may consent to the use of this prospectus by certain of our security holders for a limited period of time and subject to certain limitations and conditions depending on the terms of any agreements between us and such security holders. The identity of any selling security holder, including any material relationship between us and our affiliates and such selling security holder, the percentage of our securities owned by such selling security holder prior to the offering, the number of securities to be offered by such selling security holder, the percentage of our securities to be owned (if greater than one percent) by such selling security holder following the offering, and the price and terms upon which our securities are to be sold by such selling security holder will be set forth in a prospectus supplement to this prospectus. We will not receive any of the proceeds from the common stock sold by any selling security holder.

PLAN OF DISTRIBUTION

We may sell our securities from time to time, in one or more offerings under this prospectus and any related prospectus supplement. We may sell our securities: (1) directly to one or more purchasers, including existing stockholders in a rights offering; (2) through agents; (3) through underwriters; (4) through dealers; (5) pursuant to our Dividend Reinvestment Plan; or (6) through a combination of such methods of sale. We may offer our securities separately or together, in amounts, at prices and on terms set forth in a prospectus supplement to this prospectus. In addition, from time to time, certain of our security holders may offer our securities in one or more offerings: (1) directly to one or more purchasers; (2) through agents; (3) through underwriters; or (4) through dealers. In the case of a rights offering, the applicable prospectus supplement will set forth the number of shares of our common stock issuable upon the exercise of each right and the other terms of such rights offering. The aggregate amount of securities that may be offered by us and any selling security holders is limited to $300,000,000. Each prospectus supplement relating to an offering of our securities will state the terms of the offering, including as applicable:

•	the names and addresses of any agents, underwriters or dealers;

•	any sales loads or other items constituting underwriters’ compensation;

•	any discounts, commissions, or fees allowed or paid to dealers or agents;

•

the public offering or purchase price of the offered securities and the net proceeds we will receive from the sale; provided, however that we will not receive any of the proceeds from a sale of our common stock by any selling security holder; and

•	any securities exchange on which the offered securities may be listed.

Direct Sales

We, and certain of our security holders, may sell our securities directly to, and solicit offers from, institutional investors or others who may be deemed to be underwriters as defined in the 1933 Act for any resales of the securities. In this case, no underwriters or agents would be involved. We or any selling security holder may use electronic media, including the Internet, to sell offered securities directly. The terms of any of those sales will be described in a prospectus supplement.

By Agents

We, and certain of our security holders, may offer and sell securities through agents that we or they designate. Any agent involved in the offer and sale will be named and any commissions payable by us or any selling security holder will be described in the prospectus supplement. Unless otherwise indicated in the prospectus supplement, the agents will be acting on a best efforts basis for the period of their appointment.

By Underwriters

We, and certain of our security holders, may offer and sell securities from time to time to one or more underwriters who would purchase the securities as principal for resale to the public, either on a firm commitment or best efforts basis. If we sell securities or a selling security holder offers our common stock to underwriters, we and such selling security holder will execute an underwriting agreement with them at the time of the sale and will name them in the prospectus supplement. In connection with these sales, the underwriters may be deemed to have received compensation from us or such selling security holder in the form of underwriting discounts and commissions. The underwriters also may receive commissions from purchasers of securities for whom they may act as agent. Unless otherwise stated in the prospectus supplement, the underwriters will not be obligated to purchase the securities unless the conditions set forth in the underwriting agreement are satisfied, and if the underwriters purchase any of the securities, they will be required to purchase all of the offered securities. The underwriters may sell the offered securities to or through dealers, and those dealers may receive discounts, concessions or commissions from the underwriters as well as from the purchasers for whom they may act as agent. Any public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

If a prospectus supplement so indicates, we may grant the underwriters an option to purchase additional shares of common stock at the public offering price, less the underwriting discounts and commissions, within 45 days from the date of the prospectus supplement, to cover any overallotments.

By Dealers

We, and certain of our security holders, may offer and sell securities from time to time to one or more dealers who would purchase the securities as principal. The dealers then may resell the offered securities to the public at fixed or varying prices to be determined by those dealers at the time of resale. The names of the dealers and the terms of the transaction will be set forth in the prospectus supplement.

General Information

Agents, underwriters, or dealers participating in an offering of securities may be deemed to be underwriters, and any discounts and commission received by them and any profit realized by them on resale of the offered securities for whom they act as agent, may be deemed to be underwriting discounts and commissions under the 1933 Act.

We may offer to sell securities either at a fixed price or at prices that may vary, at market prices prevailing at the time of sale, at prices related to prevailing market prices, or at negotiated prices.

Ordinarily, each series of offered securities will be a new issue of securities, and other than our common stock, will have no established trading market.

To facilitate an offering of common stock in an underwritten transaction and in accordance with industry practice, the underwriters may engage in transactions that stabilize, maintain, or otherwise affect the market price of the common stock or any other security. Those transactions may include overallotment, entering stabilizing bids, effecting syndicate covering transactions, and reclaiming selling concessions allowed to an underwriter or a dealer.

•	An overallotment in connection with an offering creates a short position in the common stock for the underwriter’s own account.

•	An underwriter may place a stabilizing bid to purchase the common stock for the purpose of pegging, fixing, or maintaining the price of the common stock.

•

Underwriters may engage in syndicate covering transactions to cover overallotments or to stabilize the price of the common stock by bidding for, and purchasing, the common stock or any other securities in the open market in order to reduce a short position created in connection with the offering.

•

The managing underwriter may impose a penalty bid on a syndicate member to reclaim a selling concession in connection with an offering when the common stock originally sold by the syndicate member is purchased in syndicate covering transactions or otherwise.

Any of these activities may stabilize or maintain the market price of the securities above independent market levels. The underwriters are not required to engage in these activities, and may end any of these activities at any time.

Any underwriters to whom the offered securities are sold for offering and sale may make a market in the offered securities, but the underwriters will not be obligated to do so and may discontinue any market-making at any time without notice. The offered securities may or may not be listed on a securities exchange. We cannot assure you that there will be a liquid trading market for the offered securities.

Under agreements entered into with us, underwriters and agents and related persons (or their affiliates) may be entitled to indemnification by us against certain civil liabilities, including liabilities under the 1933 Act, or to contribution for payments the underwriters or agents may be required to make.

The underwriters, agents, and their affiliates may engage in financial or other business transactions with us and our subsidiaries in the ordinary course of business.

The maximum commission or discount to be received by any member of the Financial Industry Regulatory Authority (“FINRA”) or independent broker-dealer will not be greater than eight percent of the initial gross proceeds from the sale of any security being sold. In connection with any rights offering to our common stockholders, we may also enter into a standby underwriting arrangement with one or more underwriters pursuant to which the underwriter(s) will purchase our common stock remaining unsubscribed for after the rights offering.

The aggregate offering price specified on the cover of this prospectus relates to the offering of the securities not yet issued as of the date of this prospectus.

A prospectus and accompanying prospectus supplement in electronic form may be made available on the websites maintained by underwriters. The underwriters may agree to allocate a number of securities for sale to their online brokerage account holders. Such allocations of securities for internet distributions will be made on the same basis as other allocations. In addition, securities may be sold by the underwriters to securities dealers who resell securities to online brokerage account holders.

Automatic Dividend Reinvestment Plan

We may issue shares of common stock pursuant to our Automatic Dividend Reinvestment Plan.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Ernst & Young, LLP (“E&Y”), Kansas City, Missouri, serves as our independent registered public accounting firm. E&Y will provide audit and audit-related services, tax return preparation and assistance to the Company.

LEGAL MATTERS

Certain legal matters in connection with the securities offered hereby, including certain tax matters, will be passed upon for us by Husch Blackwell LLP (“HB”), Kansas City, Missouri. HB may rely as to certain matters of Maryland law on the opinion of Venable LLP, Baltimore, Maryland. If certain legal matters in connection with an offering of securities are passed upon by counsel for the underwriters of such offering, such matters will be passed upon by such counsel to the underwriters will be named in a prospectus supplement.

AVAILABLE INFORMATION

We file with or submit to the SEC annual, quarterly and current periodic reports, proxy statements and other information meeting the informational requirements of the Exchange Act. This information is available free of charge by contacting us at 11550 Ash Street, Suite 300, Leawood, Kansas 66211 or by telephone at 1-866-362-9331 or on our website at www.tortoiseadvisors.com/tto.cfm. The information on our website is not incorporated by reference into this prospectus. You may also inspect and copy these reports, proxy statements and other information, as well as the registration statement of which this prospectus forms a part and the related exhibits and schedules, at the Public Reference Room of the SEC at 100 F. Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet website that contains reports, proxy and information statements and other information filed electronically by us with the SEC which are available on the SEC’s Internet website at http://www.sec.gov. Copies of these reports, proxy and information statements and other information may be obtained, after paying a duplicating fee, by electronic request at the following E-mail address: publicinfo@sec.gov, or by writing the SEC’s Public Reference Section, Washington, D.C. 20549-0102.

This prospectus does not contain all of the information in our registration statement, including amendments, exhibits, and schedules. Statements in this prospectus about the contents of any contract or other document are not necessarily complete and in each instance reference is made to the copy of the contract or other document filed as an exhibit to the registration statement, each such statement being qualified in all respects by this reference.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” the information contained in documents that we file with them. That means we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we later file with the SEC will automatically update and supersede this information.

We incorporate by reference the documents listed below and any future filings we make with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, until we sell all the securities offered by this prospectus.

•

Our Annual Report on Form 10-K, for the fiscal year ended November 30, 2011, as originally filed with the SEC on February 13, 2012 and as amended and filed with the SEC on March 1, 2012 and June 1, 2012.

•	Our Quarterly Report on Form 10-Q for the quarterly period ended February 29, 2012, as originally filed with the SEC on April 9, 2012 and as amended and filed with the SEC on May 9, 2012.

•	Our Current Report on Form 8-K as filed with the SEC on February 16, 2012.

•	Our Current Report on Form 8-K as filed with the SEC on March 13, 2012.

•	Our Current Report on Form 8-K as filed with the SEC on March 30, 2012.

•	Our Current Report on Form 8-K as filed with the SEC on April 13, 2012.

This information is available free of charge by contacting us at 11550 Ash Street, Suite 300, Leawood, Kansas 66211 or by telephone at 1-866-362-9331 or on our website at www.tortoiseadvisors.com/tto.cfm.

2,000,000 Depositary Shares

Each Representing 1/100th of a Share of

7.375% Series A Cumulative Redeemable Preferred Stock

(Liquidation Preference $25.00 per Depositary Share)

PROSPECTUS SUPPLEMENT

January 22, 2015

Wells Fargo Securities

BofA Merrill Lynch

Stifel